UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule
14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
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AMERICAN AIRLINES GROUP INC.
(Name of Registrant as Specified in its Charter)
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To Our Stockholders

April 28, 2026

It is my privilege to serve as Chairman of the Board of Directors of American Airlines Group Inc., and to work closely with our CEO Robert D. Isom, the American Airlines team and my fellow Board members. On behalf of the Board, I am pleased to invite you to attend our 2026 Annual Meeting of Stockholders on Wednesday, June 10, 2026, at 9:00 a.m. Central Time (the “Annual Meeting”). As in recent years, the meeting will be held virtually via audio webcast, ensuring all stockholders can participate equally regardless of location.

This year is especially meaningful as American celebrates its centennial. Throughout 2025 and into 2026, the company has taken important steps to strengthen its foundation for the next 100 years. We remain focused on running a safe, reliable operation, maximizing revenue opportunities and reengineering the business to deliver sustainable long-term performance. From elevating the customer experience and strengthening our network and fleet, to unlocking loyalty and driving efficiencies, we are executing on the strategy and initiatives that will drive value and shape American’s next 100 years as a premium global airline.

The Board is deeply engaged in overseeing this strategy, the associated risks, and the long-term direction of the company. We remain committed to maintaining a strong, diverse and highly qualified Board whose members demonstrate integrity, sound judgment and the expertise needed to guide American through a dynamic operating environment. We believe the 12 director nominees reflect this commitment and are well-equipped to serve the best interests of the company and its stockholders.

Engagement with our stockholders is fundamental to our decision-making processes. Throughout 2025 and 2026, we met with many of our largest investors to discuss our strategic priorities, recent financial and operating performance, Board composition, human capital management, and executive compensation. These insights, which we regularly share with the full Board, help inform our oversight of the company’s strategy and long-term value creation.

Our recent refreshment efforts reflect our continued focus on ensuring the right directors meet the evolving needs of the company. Not including myself, we have welcomed five new independent directors since 2021: Adriane M. Brown (a seasoned venture capitalist and former executive officer of Honeywell), Vicente Reynal (Chairman and CEO of Ingersoll Rand), Howard I. Ungerleider (former president and CFO of Dow), Kathryn M. Farmer (CEO of BNSF Railway) and, in connection with the retirement of Denise M. O’Leary at the upcoming Annual Meeting, the Board appointed Mary N. Dillon (former CEO of Foot Locker, Ulta Beauty and UScellular) to the Board in March. Mary brings valuable consumer, financial and strategic experience that enhances the Board’s ability to support American’s long-term objectives. Denise was an integral part of the Board for many years, helping to guide the company through mergers and other pivotal moments. On behalf of the entire Board, I would like to thank her for her many years of exceptional service to the company.

You may attend the Annual Meeting by registering at www.proxydocs.com/AAL using the control number on your Notice of Internet Availability of Proxy Materials or proxy card. You will be able to submit questions in advance and during the meeting.

The accompanying Notice of the 2026 Annual Meeting of Stockholders and Proxy Statement describe the matters to be voted on and provide detailed instructions for attending, submitting questions and voting. We are again providing an interactive proxy statement to make it easier to navigate and evaluate key information.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we encourage you to vote in advance.

Thank you for your continued trust and support.

Sincerely,

Gregory D. Smith

Chairman of the Board

The accompanying Proxy Statement is dated April 28, 2026, and is first being released to stockholders of American Airlines Group Inc. on or about April 28, 2026.

Notice of 2026 Annual Meeting of Stockholders

Date and Time Wednesday, June 10, 2026 9:00 a.m., Central Time

Virtual Meeting Access Register at www.proxydocs.com/AAL

Record Date April 13, 2026

For instructions on voting in advance of and during the virtual meeting, please see page i of the Proxy Statement, which is incorporated by reference into this notice.

Important notice of internet availability of proxy materials for the Annual Meeting:

Our Proxy Statement and 2026 Annual Report to Stockholders are available at www.proxydocs.com/AAL prior to and during the Annual Meeting.

You can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically by e-mail. If your shares are registered directly in your name with our stock registrar and transfer agent, Equiniti Trust Company, LLC, you can make this election by going to its website (equiniti.com/us) or by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in “street name,” please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

By Order of the Board of Directors of American Airlines Group Inc.,

Michelle Earley
Senior Vice President, Deputy General Counsel and Corporate Secretary

Meeting Agenda

1	A proposal to elect 12 directors to serve until the 2027 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified

2	A proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026

3	A proposal to approve, on a non-binding, advisory basis, executive compensation as disclosed in the attached Proxy Statement

4	A proposal to amend our Restated Certificate of Incorporation to limit the liability of our officers as permitted by Delaware law

5	A proposal to approve the Amended and Restated 2023 Incentive Award Plan

6	Advisory vote on stockholder proposal for stockholder right to act by written consent, if properly presented

7	Advisory vote on stockholder proposal regarding cumulative voting for Board elections, if properly presented

8	Such other business as may properly come before the 2026 Annual Meeting of Stockholders or any adjournments or postponements of the Annual Meeting

PLEASE READ THE ACCOMPANYING PROXY STATEMENT CAREFULLY.

REGARDLESS OF WHETHER YOU PLAN TO ATTEND THE MEETING, YOUR VOTE IS IMPORTANT AND WE ENCOURAGE YOU TO VOTE PROMPTLY.

Proxy Statement Summary

This summary contains highlights about our company and the upcoming Annual Meeting. This summary does not contain all of the information that you should consider in advance of the meeting and we encourage you to read the entire Proxy Statement and the Annual Report to Stockholders for the year ended December 31, 2025 that accompanies this Proxy Statement before voting.

2026 Annual Meeting of Stockholders

Date and Time Wednesday, June 10, 2026, at 9:00 a.m., Central Time

Virtual Meeting Access Register at www.proxydocs.com/AAL

Record Date April 13, 2026

Proxy Mail Date On or about April 28, 2026

How to Vote

Vote in Advance of Meeting

Over the Internet at www.proxydocs.com/AAL; or by telephone at 1-866-570-3320; or by mail — sign, date and return the proxy card or voting instruction form mailed to you.

Vote During the Meeting

Over the Internet during the Annual Meeting. Please register at www.proxydocs.com/AAL to gain access to the meeting. See page 1 — “Virtual Stockholder Meeting” for details on how to access the audio webcast and vote during the Annual Meeting.

Voting Matters and Board Recommendations

1	Election of 12 Directors
The Board recommends a vote FOR each Director nominee

2	Ratification of public accounting firm
The Board recommends a vote FOR this proposal

3	A proposal to approve, on a non-binding, advisory basis, executive compensation as disclosed in the attached Proxy Statement
The Board recommends a vote FOR this proposal

4	A proposal to approve an amendment to our Restated Certificate of Incorporation to limit the liability of our officers as permitted by Delaware law
The Board recommends a vote FOR this proposal

5	A proposal to approve the Amended and Restated 2023 Incentive Award Plan
The Board recommends a vote FOR this proposal

6	Advisory vote on stockholder proposal for stockholder right to act by written consent, if properly presented
The Board recommends a vote AGAINST this proposal

7	Advisory vote on stockholder proposal regarding cumulative voting for Board elections, if properly presented
The Board recommends a vote AGAINST this proposal

2026 PROXY STATEMENT | i

Submitting Questions at the Virtual Annual Meeting

Stockholders may submit questions in writing before and during the Annual Meeting by registering to attend the virtual meeting at www.proxydocs.com/AAL. Stockholders will need their unique control number which appears on their Notice of Internet Availability of Proxy Materials, the proxy card (printed in the gray box), and the instructions that accompany the proxy materials.

In connection with the Annual Meeting, and as time permits, we will hold a Q&A session, during which we intend to answer questions submitted in accordance with the Annual Meeting’s Rules of Conduct which are pertinent to American Airlines Group Inc. (the “Company”) and the meeting matters. Answers to any such questions that are not addressed during the meeting will be published following the meeting on the Company’s website at www.aa.com under the links “Investor Relations” — “Annual Shareholders Meeting” — “AGM – QA Written Responses.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. In order to promote fairness, efficient use of the Company’s resources and to ensure all stockholders are responded to, we will respond to up to three questions from a single stockholder. The Annual Meeting’s Rules of Conduct will be posted on www.proxydocs.com/AAL approximately two weeks prior to the Annual Meeting.

Stockholder Engagement and Governance Highlights

We welcome and value communication with our stockholders. We engage in proactive dialogue with our largest stockholders year-round to assure we have an understanding of their perspectives on a wide range of matters, which we regularly share with the Board of Directors of the Company (the “Board”). In 2025 and into 2026, we engaged with a majority of our top 30 stockholders representing approximately 59% of shares outstanding. We also held engagements with the leading proxy advisor firms. During these engagement sessions we had the opportunity to discuss our continued focus on board refreshment and oversight and other governance-related matters, as well as executive compensation, and our 2026 strategic focus areas. We also discussed the Company’s long-term strategy, recent operating and financial performance and human capital management.

Stockholders may communicate directly with our Board as set forth under “Communications with the Board and Non-Management Directors” on page 33 and can find information about our stockholder engagement feedback under “Stockholder Engagement” and “Stockholder Approval of 2024 Executive Compensation and Stockholder Engagement” on pages 30 and 65, respectively. The following corporate governance and Board practices ensure accountability and enhance effectiveness in the boardroom:

Our Governance Best Practices

✓  Independent Chairman and separate Chairman and CEO roles

✓  Annually elected directors

✓  Independent Board committees

✓  Regular Board, committee membership, and management refreshment and succession planning

✓  Independent directors meet without management present

✓  Robust oversight of strategy and risk

✓  Regular Board and committee evaluations

✓  Majority voting in director elections

✓  Stockholder right to call special meetings of stockholders

✓  Stockholder right to proxy access

✓  Stockholder engagement policy and outreach program

✓  Commitment to sustainability and social responsibility

✓  Stock ownership guidelines for directors and executive officers

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Board Leadership Structure and Board Refreshment

The Board believes that thoughtful refreshment of the members of the Board is important to ensure that the Board continues to meet the changing needs of the Company and that new perspectives are regularly considered. The Board strives to maintain an appropriate balance of tenure, turnover, backgrounds, attributes, viewpoints, skills, and experiences. The Board and the Corporate Governance and Public Responsibility (“CGPR”) Committee regularly evaluate the composition of the Board and its committees in an effort to develop a long-term succession plan for the Board and its leadership. Over the past six years, the active work of our Board and CGPR Committee has resulted in the following actions:

∎

The appointment of our Independent Chairman: The appointment of Gregory D. Smith as the Company’s Independent Chairman was effective April 30, 2023. By separating the roles of Chairman and CEO, our CEO is able to focus on executing on our strategy and operations, and our Chairman, who is an independent director, can devote his time and attention to matters of Board oversight and governance.

∎

The appointment of six new directors since 2021: Adriane M. Brown (2021), Gregory D. Smith (2022), Vicente Reynal (2022), Howard I. Ungerleider (2024), Kathryn M. Farmer (2025) and Mary N. Dillon (2026).

Following the Annual Meeting, we expect the average tenure of our director nominees to be 5.6 years, with six of our eleven independent director nominees having joined our Board in or following 2021, representing 55% of our independent director nominees.

After more than a decade of dedicated service as a director on our Board, Denise M. O’Leary will retire at the Annual Meeting. Since joining the Board, Ms. O’Leary has shared her extensive experience as an investor and public company director, along with thoughtful perspectives shaped by many years of leadership across a wide range of industries, including aviation. Her insight and judgment have been especially valuable in discussions involving corporate governance, executive compensation, human capital, risk oversight, and long-term strategy. Throughout her tenure, Ms. O’Leary has been a trusted voice and a generous contributor to the Board’s work. We are deeply grateful for Ms. O’Leary’s many years of dedicated service, thoughtful counsel, and steadfast commitment to the Company.

2026 PROXY STATEMENT | iii

2026 Director Nominees (Proposal 1)

Our director nominees have demonstrated their commitment to diligently execute their fiduciary duties on behalf of our stockholders, and we recommend that our stockholders elect each of the nominees shown in the chart below at the Annual Meeting.

Name	Age	Director Since	Principal Occupation	Independent	AC	CC	CGPRC	FC	SC

Adriane M. Brown	67	2021	Managing Partner at Flying Fish Partners; former President and Chief Operating Officer at Intellectual Ventures; former President and Chief Executive Officer of Honeywell Transportation Systems	✓			M		C

John T. Cahill	68	2013	Chairman of The Kraft Heinz Company; former Chairman and Chief Executive Officer of Kraft Foods Group; former Chief Executive Officer of The Pepsi Bottling Group	✓	M			M

Mary N. Dillon	65	2026	Former President and Chief Executive Officer of Footlocker, Inc.; former Chief Executive Officer of Ulta Beauty, Inc.	✓		M	M

Kathryn M. Farmer	56	2025	President and Chief Executive Officer of BNSF Railway	✓				M	M

Matthew J. Hart	74	2013	Former President and Chief Operating Officer of Hilton Hotels; former Chief Financial Officer of Hilton Hotels	✓	C				M

Robert D. Isom CEO and President	62	2022	Chief Executive Officer and President of American Airlines Group Inc. and American Airlines, Inc.	✖

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Name	Age	Director Since	Principal Occupation	Independent	AC	CC	CGPRC	FC	SC

Susan D. Kronick	74	2015	Former Operating Partner at Marvin Traub Associates; former Vice Chairman of Macy’s	✓			M		M

Martin H. Nesbitt	63	2015	Co-Chief Executive Officer of The Vistria Group; former President and Chief Executive Officer of TPS Parking Management	✓	M		C

Vicente Reynal	51	2022	Chairman, President, and Chief Executive Officer of Ingersoll Rand	✓		M		C

Gregory D. Smith Independent Chairman	59	2022	Co-Founder and Chief Executive Officer of G2 Equity Partners; former Executive Vice President and Chief Financial Officer of The Boeing Company	✓

Douglas M. Steenland	74	2020	Senior Advisor to The Blackstone Group; former President and Chief Executive Officer of Northwest Airlines Corporation	✓		C		M

Howard I. Ungerleider	57	2024	Operating advisor to Clayton, Dubilier & Rice; former President and Chief Financial Officer of Dow Inc.	✓	M	M

AC = Audit Committee	FC = Finance Committee
CC = Compensation Committee	M = Member
CGPRC = Corporate Governance and Public Responsibility Committee	C = Committee Chair
SC = Safety Committee

The Board unanimously recommends that the stockholders vote “FOR” each of the nominees shown in the chart above.

Ratification of Appointment of KPMG LLP (Proposal 2)

The Board has directed that KPMG’s appointment for the fiscal year ending December 31, 2026 be submitted to our stockholders for ratification at the Annual Meeting. KPMG is well qualified to act as our independent registered public accounting firm and

2026 PROXY STATEMENT | v

has a deep understanding of our operations and accounting practices. The Audit Committee considered the qualifications, performance, and independence of KPMG, the quality of its discussions with KPMG, and the fees charged by KPMG for the level and quality of services provided during 2025, and determined that the reappointment of KPMG is in the best interest of the Company and its stockholders.

The Board unanimously recommends that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG.

Advisory Approval of Executive Compensation (Proposal 3)

Our executive compensation program is designed to attract, retain, and motivate executives and align their long-term interests with those of our stockholders. The Compensation Committee of the Board of Directors is composed entirely of independent directors and is supported by an independent compensation consultant that provides advice on program structure, peer benchmarking, and best practices. The Compensation Committee oversees the design and administration of the program, which is heavily performance-based and directly linked with established goals supporting our long-term strategy. The Compensation Committee also incorporates stockholder feedback into its discussions on program design and structure.

The Board unanimously recommends that the stockholders vote “FOR” the advisory approval of executive compensation.

Approval of an Amendment to Restated Certificate of Incorporation to Limit the Liability of Our Officers as Permitted by Delaware Law (Proposal 4)

Effective August 1, 2022, Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”) was amended to enable a corporation to include in its certificate of incorporation a provision exculpating certain corporate officers from liability for breach of the fiduciary duty of care in certain circumstances.

After carefully considering the advantages and disadvantages of electing to be covered by the officer exculpation provisions of Delaware law, the Board has determined that it is in the best interests of the Company and its stockholders to amend our Restated Certificate of Incorporation to limit the liability of our officers to the fullest extent permitted by the DGCL.

The Board unanimously recommends that the stockholders vote “FOR” the approval of an amendment to the Restated Certificate of Incorporation to limit the liability of our officers as permitted by Delaware Law.

Approval of the Amended and Restated 2023 Incentive Award Plan (Proposal 5)

On March 24, 2026, the Board adopted, subject to stockholder approval, an amendment and restatement of the American Airlines Group Inc. 2023 Incentive Award Plan (the “2023 Plan,” and as amended and restated, the “Amended 2023 Plan”). The Amended 2023 Plan (i) increases the shares reserved for issuance under the plan by 16,500,000 shares of our Common Stock; and (ii) provides that shares tendered by a participant or withheld to satisfy any tax withholding obligation with respect to awards that are not options or stock appreciation rights will be again available for future grants under the 2023 Plan.

The Amended 2023 Plan retains the compensation and governance elements in the 2023 Plan to ensure the plan furthers our compensation plan objectives and supports long-term stockholder interests.

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Key Features of the Amended 2023 Plan

∎

No repricing of awards without stockholder approval. Under the Amended 2023 Plan, awards may not be repriced without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the award.

∎

No evergreen feature; stockholder approval required for share reserve increases. The Amended 2023 Plan does not provide for an annual increase in the share reserve, and may not be amended to increase the share reserve without stockholder approval.

∎	Minimum vesting requirements. Subject to limited exceptions, no awards granted under the Amended 2023 Plan may vest until the first anniversary of the date of grant.

∎

No payment of dividends on unvested awards. Under the Amended 2023 Plan, unless and until an award’s vesting conditions are satisfied, no dividends or dividend equivalents accrued on the award are paid.

∎	All awards are subject to clawback. All awards granted under the Amended 2023 Plan are subject to our clawback policy.

The Board unanimously recommends that the stockholders vote “FOR” the approval of the Amended and Restated 2023 Incentive Award Plan.

Advisory Vote on Stockholder Proposal for Stockholder Right to Act by Written Consent, if Properly Presented (Proposal 6)

A stockholder has informed the Company of the intent to present a proposal at our Annual Meeting requesting the Company adopt a stockholder right to act by written consent. The Board has considered this proposal and concluded that its adoption is unnecessary because our existing Board and governance practices collectively provide stockholders with meaningful opportunities to express their perspectives without introducing the risks associated with a written consent right. The Board therefore recommends a vote against the stockholder proposal.

For the reasons stated above and in the Board’s Statement in Opposition, which follows the stockholder proposal under Proposal 6, the Board unanimously recommends that the stockholders vote “AGAINST” the stockholder proposal for a stockholder right to act by written consent.

Advisory Vote on Stockholder Proposal Regarding Cumulative Voting for Board Elections, if Properly Presented (Proposal 7)

A stockholder has informed the Company of the intent to present a proposal at our Annual Meeting requesting the Company adopt cumulative voting for Board elections. The Board has considered this proposal and concluded that its adoption would create unnecessary risk and American’s governance practices, including director election voting standards, already promote strong stockholder rights and Board accountability. The Board therefore recommends a vote against the stockholder proposal.

For the reasons stated above and in the Board’s Statement in Opposition, which follows the stockholder proposal under Proposal 7, the Board unanimously recommends that the stockholders vote “AGAINST” the stockholder proposal regarding cumulative voting for Board elections.

2026 PROXY STATEMENT | vii

The Meeting

Purpose, Date and Time

We are furnishing this Proxy Statement to our stockholders in connection with the Board’s solicitation of proxies to be voted at the Annual Meeting and any adjournments or postponements of that meeting. When used in this Proxy Statement, the terms “we,” “us,” “our,” “the Company” or “American” refer to American Airlines Group Inc. (“AAG”) and its consolidated subsidiaries.

The Annual Meeting will be held in a virtual format via audio webcast on Wednesday, June 10, 2026, at 9:00 a.m., Central Time, for the purposes described in the accompanying Notice of Annual Meeting. Stockholders can register to attend the meeting via the Internet at www.proxydocs.com/AAL by using the control number which appears on the Notice of Internet Availability of Proxy Materials, the proxy card (printed in the gray box), and the instructions that accompany your proxy materials.

The approximate date we are first sending the Notice of Annual Meeting and accompanying proxy materials to stockholders, or sending a Notice of Internet Availability of Proxy Materials and posting the proxy materials at www.proxydocs.com/AAL, is April 28, 2026.

Record Date; Stockholders Entitled to Vote

Stockholders of record at the close of business on April 13, 2026 (the “Record Date”) are entitled to receive notice of and to vote at the Annual Meeting. On the Record Date, there were 661,385,137 shares of our Common Stock outstanding and eligible to be voted at the Annual Meeting. Each share of Common Stock entitles its owner to one vote on each matter submitted to the stockholders.

A list of the names of stockholders entitled to vote at the Annual Meeting will be available to stockholders for ten days prior to the Annual Meeting for any purpose germane to the Annual Meeting. Please contact our Corporate Secretary at Corporate.Secretary@aa.com if you wish to examine the list prior to the Annual Meeting. The stockholder list will also be available during the virtual Annual Meeting for examination by any stockholder.

Your vote is very important. You are encouraged to vote as soon as possible.

Virtual Stockholder Meeting

The virtual meeting format enables stockholders to participate fully, and equally, from any location around the world, at little to no cost. We designed the format of our Annual Meeting to ensure that our stockholders who attend our Annual Meeting will be afforded the same rights and opportunities to participate as they would at an in-person meeting and to enhance stockholder access, participation and communication through online tools. Our directors will also attend the meeting.

Access to the Audio Webcast of the Annual Meeting. The audio webcast of the Annual Meeting will begin promptly at 9:00 a.m., Central Time. Online access to the audio webcast will open approximately 30 minutes prior to the start of the Annual Meeting to allow time for you to log in and test the computer audio system. We encourage our stockholders to access the meeting prior to the start time.

Log in Instructions. Stockholders can register to attend the virtual meeting at www.proxydocs.com/AAL. Stockholders will need their control number which appears on the Notice of Internet Availability of Proxy Materials, the proxy card (printed in the gray box), and the instructions that accompany your proxy materials. In the event that you do not have a control number, please contact your broker, bank or other nominee as soon as possible and no later than June 3, 2026, so that you can be provided with a control number and gain access to the meeting. Once registered, stockholders will receive an e-mail with a unique link, and instructions on how to attend the meeting one hour prior to the start of the meeting.

Submitting Questions at the Virtual Annual Meeting. Our stockholders will be able to submit questions before and during the Annual Meeting by registering to attend the virtual meeting at www.proxydocs.com/AAL. Stockholders will need their unique

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control number which appears on their Notice of Internet Availability of Proxy Materials, the proxy card (printed in the gray box), and the instructions that accompany the proxy materials.

In connection with the Annual Meeting, we will hold a Q&A session, during which we intend to answer questions submitted in accordance with the Annual Meeting’s Rules of Conduct which are pertinent to the Company and the meeting matters. Answers to any such questions that are not addressed during the meeting will be published following the meeting on the Company’s website at www.aa.com under the links “Investor Relations”—“Annual Shareholders Meeting”—“AGM – QA Written Responses.” Questions and answers will be grouped by topic and substantially similar questions will be grouped and answered once. In order to promote fairness, efficient use of the Company’s resources and to ensure all stockholders are responded to, we will respond to up to three questions from a single stockholder.

The Annual Meeting’s Rules of Conduct will be posted on www.proxydocs.com/AAL approximately two weeks prior to the Annual Meeting.

Access to the Webcast of the Annual Meeting

The audio webcast of the virtual Annual Meeting will be available to not only our stockholders, but also our team members and other constituents. In order to attend the virtual Annual Meeting, all stockholders and other guests will need to register at www.proxydocs.com/AAL.

A replay of the meeting will be made publicly available for two weeks after the meeting at the same website.

We will have technicians ready to assist you with any technical difficulties you may have in accessing the virtual meeting. If you encounter any difficulties accessing the virtual meeting during check-in or the meeting, please call the technical support number that will be posted on the virtual meeting platform log-in page.

Quorum

The presence, in person or by proxy, of the holders of a majority in voting power of the Common Stock issued and outstanding and entitled to vote at a meeting of stockholders, is necessary to constitute a quorum at the Annual Meeting. Shares are considered present “in person” if voted by the holder of those shares or by proxy during the Annual Meeting.

Vote Required to Approve Each Proposal

With respect to Proposal 1 (Election of Directors), each director must be elected by the affirmative vote of a majority of the votes cast with respect to such director by the shares present in person or represented by proxy and entitled to vote for the election of directors. A majority of the votes cast means that the number of votes cast “FOR” a nominee exceeds the number of votes cast “AGAINST” that nominee. We presently believe that brokers do not have discretionary authority to vote on this proposal. Abstentions and broker non-votes (as defined below under “How to Vote Your Shares”) are not considered votes cast “FOR” or “AGAINST” a nominee’s election and will have no effect in determining whether a nominee has received a majority of the votes cast. In this election, an incumbent director nominee who does not receive the required number of votes for reelection is expected to tender his or her resignation to the Board in accordance with our Corporate Governance Guidelines (the “Governance Guidelines”). Within approximately 90 days after certification of the election results of the stockholder vote, our CGPR Committee (or such other committee as directed by the Board) will make a recommendation to our Board and the Board will make a determination as to whether to accept or reject the tendered resignation. Following such determination, we will publicly disclose the decision regarding any tendered resignation in a Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”).

Approval of Proposal 2 (Ratification of Appointment of Independent Registered Public Accounting Firm), Proposal 3 (Advisory Vote to Approve Executive Compensation), Proposal 5 (Approval of the Amended and Restated 2023 Incentive Award Plan), Proposal 6 (Advisory Vote on Stockholder Proposal for Stockholder Right to Act by Written Consent) and Proposal 7 (Advisory Vote on Stockholder Proposal Regarding Cumulative Voting for Board Elections) will require the affirmative vote of the holders

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of a majority of the shares represented, in person or by proxy, and entitled to vote on the matter at the Annual Meeting, provided a quorum is present. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against each proposal.

Proposal 4 (Approval of an Amendment to our Restated Certificate of Incorporation to Limit the Liability of Our Officers as Permitted by Delaware Law) will require the affirmative vote of the holders of at least a majority of all shares outstanding and entitled to vote for the election of directors as of the Record Date. Abstentions are considered in determining the number of votes required to obtain the necessary majority vote for the proposal and will have the same legal effect as voting against Proposal 4.

Broker non-votes will have no effect on the outcome of Proposals 1, 3, 5, 6 and 7 and will have the same effect as a vote “AGAINST” Proposal 4. We presently believe that brokers will have discretionary authority to vote on Proposal 2 and, as such, broker non-votes are not expected on Proposal 2.

How to Vote Your Shares

If you are a stockholder of record, you may vote your shares:

∎	over the Internet at www.proxydocs.com/AAL prior to the virtual Annual Meeting (and during the virtual Annual Meeting by registering at www.proxydocs.com/AAL); or

∎	by telephone using the toll-free number 1-866-570-3320 prior to the virtual Annual Meeting; or

∎	by filling out, signing and dating your proxy card and mailing it in the prepaid envelope.

You will need to follow the instructions when using any of these methods to make sure your shares will be voted at the Annual Meeting. We encourage you to vote in advance by telephone, over the Internet or by mail by completing your proxy card, even if you plan to attend the virtual Annual Meeting.

If your shares are held in “street name” through a broker, bank or other nominee, you may instruct your broker, bank or other nominee to vote your shares by following the instructions that the broker, bank or other nominee provides to you with the proxy materials. If you do not provide the broker, bank or other nominee with specific voting instructions, the broker, bank or other nominee that holds your shares generally may vote on “routine” proposals but cannot vote on “non-discretionary” (non-routine) proposals. We presently believe that Proposal 2 is routine and that Proposals 1, 3, 4, 5, 6 and 7 are non-discretionary.

Most brokers offer the ability for stockholders to submit voting instructions over the Internet, by telephone or by mail by completing a voting instruction card after you have read these proxy materials. If you hold shares through a broker, bank or other nominee and wish to vote your shares at the Annual Meeting, you will need your unique control number which appears on the instructions that accompany the proxy materials. In any case, voting in advance over the Internet, by telephone or by mail will not prevent you from voting at the virtual Annual Meeting.

If the broker, bank or other nominee that holds your shares in “street name” returns a proxy card without voting on a non-discretionary proposal because it did not receive voting instructions from you on that proposal, this is referred to as a “broker non-vote.” “Broker non-votes” are considered in determining whether a quorum exists at the Annual Meeting. As noted in “Vote Required to Approve Each Proposal” above, broker non-votes will have no effect on the outcome of Proposals 1, 3, 5, 6 and 7 and will have the same effect as a vote “AGAINST” Proposal 4. We presently believe that brokers will have discretionary authority to vote on Proposal 2 and, as such, broker non-votes are not expected on Proposal 2.

Revoking or Changing Your Vote

Stockholders may revoke or change their votes at any time before exercise at the Annual Meeting by the following methods (your last instruction received by us will be counted):

∎	giving notice of revocation to our Corporate Secretary, at American Airlines Group Inc., MD8B503, 1 Skyview Drive, Fort Worth, Texas 76155 (by mail or overnight delivery);

2026 PROXY STATEMENT | 3

∎	executing and delivering to our Corporate Secretary, at the address noted above, a proxy card relating to the same shares bearing a later date;

∎	voting over the Internet or by telephone prior to the time the voting facilities close; or

∎	logging onto and voting at the virtual Annual Meeting.

If your shares are held in “street name,” you must contact your broker, bank or other nominee to revoke or change your vote. The revocation or change must be made by the broker, bank or other nominee before the Annual Meeting.

Authority of Proxies

All proper votes received by us by 9:00 a.m., Central Time, on June 10, 2026, and not revoked will be voted at the Annual Meeting in accordance with the directions noted. In the absence of instructions, shares represented by a signed and dated proxy card will be voted “FOR” the election of all director nominees, “FOR” the ratification of the appointment of the independent registered public accounting firm, “FOR” the approval, on a non-binding, advisory basis, of executive compensation as disclosed in this Proxy Statement, “FOR” the approval of an amendment to our Restated Certificate of Incorporation to limit the liability of our officers as permitted by Delaware law, “FOR” the approval of the Amended and Restated 2023 Incentive Award Plan, and “AGAINST” the stockholder proposals.

If any other matters properly come before the Annual Meeting, the persons named as proxies on the proxy card will vote upon those matters according to their judgment. The Board knows of no other items of business that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement.

Solicitation of Votes

In addition to soliciting votes through the mail, we may solicit votes through our directors, officers and other team members in person and by e-mail, telephone or facsimile. We may also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of shares held of record by them. We will pay all expenses incurred in connection with the solicitation of proxies. In addition, we have retained Innisfree M&A Incorporated (the “Proxy Solicitor”) to assist in the solicitation for an anticipated fee of $25,000, plus expenses. We have also agreed to indemnify the Proxy Solicitor and its affiliates against certain claims, liabilities, losses, damages and expenses.

Inspector of Election

All votes at the Annual Meeting will be counted by Mediant, Inc., our inspector of election. The inspector of election will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Important Notice of Internet Availability of Proxy Materials for the Annual Meeting

The Notice of Annual Meeting, this Proxy Statement and our Annual Report to Stockholders for the fiscal year ended December 31, 2025 are available at www.proxydocs.com/AAL prior to and during the Annual Meeting.

Electronic Delivery of Proxy Materials

In order to eliminate the mailing of a paper notice and to speed your ability to access the proxy materials (including our Annual Report to Stockholders for the year ended December 31, 2025), we encourage you to sign up for electronic delivery of the Notice of Internet Availability of Proxy Materials using the instructions described below. Stockholders can help us reduce costs and the impact on the environment by electing to receive and access future copies of our proxy statements, annual reports and other stockholder materials electronically by e-mail. If your shares are registered directly in your name with our stock registrar and

4 | 2026 PROXY STATEMENT

transfer agent, Equiniti Trust Company, LLC, you can make this election by going to equiniti.com/us, (1) clicking on “Login” under the heading “Individuals”, (2) clicking on Shareholder Central, (3) entering the information required to gain access to your account and (4) clicking e-Consent. You may also make this election by following the instructions provided when voting over the Internet. If you hold your shares in a brokerage account or otherwise through a third party in “street name,” please refer to the information provided by your broker, bank or other nominee for instructions on how to elect to receive and view future annual meeting materials electronically.

This year, we intend both to mail our proxy materials to certain stockholders and to use the “Notice and Access” method of providing proxy materials to certain stockholders. Under the Notice and Access method, if you have not opted to receive an e-mail notification, you will receive by mail a simple “Notice of Internet Availability of Proxy Materials,” which will direct you to a website where you may access proxy materials online. You will also be told how to request proxy materials (at no charge) via mail or e-mail, as you prefer.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports, or Notices of Internet Availability of Proxy Materials, with respect to two or more stockholders sharing the same address by delivering a single proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. In accordance with these rules, only one proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, will be delivered to multiple stockholders sharing an address unless we have received contrary instructions from one or more of the stockholders. Stockholders who currently receive multiple copies of the proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, at their address and would like to request “householding” of their communications should contact their broker if they are beneficial owners or direct their request to our Corporate Secretary at the address provided on page 3 of this Proxy Statement if they are registered holders.

If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, or Notice of Internet Availability of Proxy Materials, please notify your broker. If you are a beneficial owner or, if you are a registered holder, direct your written request to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717 or call Broadridge at 1-866-540-7095.

If requested, we will also promptly deliver, upon oral or written request, a separate copy of the proxy statement and annual report, or Notice of Internet Availability of Proxy Materials to any stockholder residing at an address to which only one copy was mailed.

2026 PROXY STATEMENT | 5

PROPOSAL 1 Election of Directors

Election of Directors

Our Fifth Amended and Restated Bylaws (“Bylaws”) provide that the number of directors shall be determined by the Board, which has currently set the number at 13. The Board reserves the right to increase or decrease its size at any time. Ms. O’Leary, a current director, plans to retire from service on our Board at the end of her current term. Accordingly, upon the recommendation of the CGPR Committee, the Board approved a reduction in the number of directors constituting the full Board from 13 to 12, effective immediately prior to the Annual Meeting. Upon the recommendation of the CGPR Committee, the Board has nominated the 12 director candidates listed below under the section “Director Nominees.” All nominees are currently directors of the Company.

If elected as a director at the Annual Meeting, each of the nominees will serve a one-year term expiring at the 2027 annual meeting of stockholders and until his or her successor has been duly elected and qualified.

Each of the nominees has consented to serve as a director, if elected.

The Board unanimously recommends that the stockholders vote “FOR” the proposal to elect each director of the Company listed below under the section “Director Nominees” for a one-year term expiring at the 2027 annual meeting of stockholders and until his or her successor has been duly elected and qualified.

Director Nominees

Information regarding our director nominees, including their qualifications and principal occupations, as well as the key experience and qualifications that led the Board to conclude each nominee should serve as a director, is provided below. The categories of key skills are:

There are no family relationships among the directors and our executive officers.

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Adriane M. Brown

Independent Director Age: 67 Director since: 2021

Ms. Brown is an experienced executive with extensive background across the technology and industrial sectors, with special focus on safety management systems, safety regulations and risk management. She also brings extensive public company board experience and valuable insights into operational excellence, business development, strategy and innovation. As a venture capital investor, Ms. Brown contributes to the Board her deep expertise in capital markets, strategic investment and growth opportunities.

Career highlights

Flying Fish Partners—a technology-based venture capital firm

∎	Managing Partner (2018-Present)

Intellectual Ventures—a private equity firm

∎	President and Chief Operating Officer (2010-2017)

Honeywell (NASDAQ: HON)—a global technology and manufacturing company

∎	Senior Vice President, Energy Strategy (2009)

∎	President and Chief Executive Officer, Transportation Systems (2005-2009)

∎	Vice President and General Manager, Engine Systems and Accessories (2001-2005)

∎	Vice President and General Manager, Aircraft Wheels and Brakes (1999-2001)

Board committees

∎	Safety (Chair), Corporate Governance and Public Responsibility

Education

∎	BS, Environmental Health, Old Dominion University

∎	MS, Management, MIT

∎	PhD, Humane Letters, Old Dominion University

Other current public company directorships

∎	KKR & Co. Inc. (NYSE: KKR) (2021-Present)

∎	Axon Enterprise, Inc. (NASDAQ: AXON) (2020-Present)

∎	eBay Inc. (NASDAQ: EBAY) (2017-Present)

Past public company directorships

∎	Allergan plc (NYSE: AGN) (acquired by AbbVie in 2020) (2017-2020)

∎	Raytheon Company (NYSE: RTX) (2018-2020) (merged with United Technologies UTX in 2020) (the original ticker symbol was RTN)

∎	Harman International Industries, Inc. (independent subsidiary of Samsung Electronics since 2017) (2013-2017)

Notable affiliations

∎	Board Member, International Women’s Forum

Key skills and experience

2026 PROXY STATEMENT | 7

John T. Cahill

Independent Director Age: 68 Director since: 2013

Mr. Cahill is an accomplished executive with extensive experience in the financial and consumer goods industries. He has a successful track record of leading global companies, leveraging his expertise to identify and capitalize on opportunities for brand building, operational excellence, innovation and stockholder value growth. Mr. Cahill’s service on public company boards further enhances his ability to contribute to the Board his valuable strategic perspective on corporate governance practices, consumer trends and business development initiatives.

Career highlights

The Kraft Heinz Company (NASDAQ: KHC)—a multinational food company

∎	Chairman (January 2026-Present)

∎	Vice Chairman (2015-2025)

∎	Chairman and Chief Executive Officer of Kraft Foods Group Inc. until merger with H.J. Heinz Company (2014-2015)

Ripplewood Holdings—an American private equity firm

∎	Industrial Partner (2008-2011)

Pepsi Bottling Group, Inc.—a manufacturer and distributor of beverage products (acquired by PepsiCo in 2010)

∎	Chief Executive Officer (2001-2006)

∎	Chairman (2002-2007)

Board committees

∎	Audit, Finance

Education

∎	BA, Economics, Harvard University

∎	MBA, Harvard University

Other current public company directorships

∎	Autodesk Inc. (NASDAQ: ADSK) (2024-Present)

∎	Kraft Heinz Co. (NASDAQ: KHC) (2015-Present)

∎	Colgate-Palmolive Company (NYSE: CL) (2005-Present)

Past public company directorships

∎	The Kraft Foods Group (NASDAQ: KHC) (2012-2015)

∎	Legg Mason, Inc. (NYSE: LM) (2009-2014)

∎	The Pepsi Bottling Group, Inc. (NYSE: PBG) (acquired by PepsiCo in 2010) (1999-2007)

∎	Frontier Group Holdings, Inc. (NASDAQ: ULCC) (1984-1985)

Notable affiliations

∎	Board Member, Medical University of SC Foundation

∎	Board Member, Barry Trust

Key skills and experience

8 | 2026 PROXY STATEMENT

Mary N. Dillon

Independent Director Age: 65 Director since: 2026

Ms. Dillon, a seasoned business leader with over four decades of experience in retail and consumer industries, is known for her values-based and consumer-centric leadership approach and her ability to cultivate aligned teams. She emphasizes cultivating workplace cultures that uplift the contributions and insights of team members at all levels.

Career highlights

Foot Locker, Inc. (NYSE: FL)—a leading footwear and apparel retailer

∎	Chief Executive Officer (2022-2025)

Ulta Beauty, Inc. (NASDAQ: ULTA)—largest U.S. specialty beauty retailer

∎	Executive Chair (2021-2022)

∎	Chief Executive Officer (2013-2021)

United States Cellular Corporation—full service wireless carrier

∎	President and Chief Executive Officer (2010-2013)

Board committees

∎	Compensation, Corporate Governance and Public Responsibility

Education

∎	BS, Marketing, University of Illinois at Chicago

Other current public company directorships

∎	KKR & Co. Inc. (NYSE: KKR) (2018-Present)

Past public company directorships

∎	Foot Locker, Inc. (NYSE: FL) (2022-2025)

∎	Ulta Beauty, Inc (NASDAQ: ULTA) (2013-2022)

∎	Starbucks Corporation (NASDAQ: SBUX) (2016-2022)

∎	Target Corporation (NYSE: TGT) (2007-2013)

∎	United States Cellular Corporation (NYSE: USM) (2010-2013)

Notable affiliations

∎	Board of Trustees, Save the Children US

Key skills and experience

2026 PROXY STATEMENT | 9

Kathryn M. Farmer

Independent Director Age: 56 Director since: 2025

Ms. Farmer is a seasoned executive with over 30 years of railroading and transportation experience. She serves as President and Chief Executive Officer of BNSF Railway, responsible for overseeing the entire company and its operations. Over her career she has held a variety of positions, including in sales and marketing, finance, and network operations. Ms. Farmer has extensive leadership and operations experience, railway and transportation industry expertise, as well as capacity planning, products sales, and safety and governance experience.

Career highlights

BNSF Railway—the largest freight railroad in the United States

∎	President and Chief Executive Officer (2021-Present)

∎	Chief Operations Officer (2018-2021)

Board committees

∎	Finance, Safety

Education

∎	BBA, Texas Christian University

∎	MBA, Texas Christian University

Notable affiliations

∎	Board Member, Fort Worth Economic Development Partnership

∎	Board of Trustees, Texas Christian University

∎	Board Member, American Heart Association SouthWest Region

∎	Board Member, Association of American Railroads

Key skills and experience

10 | 2026 PROXY STATEMENT

Matthew J. Hart

Independent Director Age: 74 Director since: 2013

Mr. Hart brings extensive financial and operational leadership experience with expertise in global market expansion, operational safety, financial reporting and corporate governance. Having served on numerous public company boards and overseen large-scale international operations focused on delivering exceptional experiences in the hospitality and travel industries, Mr. Hart provides valuable insights into financial strategy, capital markets and risk management.

Career highlights

Hilton Hotels Corporation (NYSE: HLT)—a global hospitality company

∎	President and Chief Operating Officer (2004-2007)

∎	Executive Vice President and Chief Financial Officer (1996-2004)

Walt Disney Company (NYSE: DIS)—a multinational media and entertainment conglomerate

∎	Senior Vice President and Treasurer (1995-1996)

Board committees

∎	Audit (Chair), Safety

Education

∎	BA, Economics, Sociology, Vanderbilt University

∎	MBA, Columbia University

Current public company directorships

∎	AMH (formerly American Homes 4 Rent) (NYSE: AMH) (2012-Present)

∎	Air Lease Corporation (NYSE: AL) (2010-Present)

Past public company directorships

∎	B. Riley Financial, Inc. (NASDAQ: RILY) (2009-2015)

∎	US Airways Group, Inc. (NYSE: LCC) (merged with American Airlines in 2013) (2006-2013)

∎	Kilroy Realty Corporation (NYSE: KRC) (1997-2008)

∎	America West Holdings Corporation (NYSE: AWA) (merged with US Airways Group, Inc. in 2005) (2004-2005)

Notable affiliations

∎	Board Member, Heal the Bay

∎	Advisory Board Member, Intelity

Key skills and experience

2026 PROXY STATEMENT | 11

Robert D. Isom

Chief Executive Officer and President  Age: 62 Director since: 2022

Mr. Isom is a seasoned aviation industry executive, with more than two decades of leadership experience at American Airlines and its legacy company brands. His deep expertise in finance, commercial strategy and operations provides crucial insights to Board discussions on stockholder value creation initiatives.

During Mr. Isom’s tenure as CEO and President, he has implemented strategies that have strengthened the Company’s financial foundations. He has led the Company’s work to enhance its operational reliability, build a stronger global network, improve its fleet utilization, maximize the value of its industry-leading loyalty program, deliver an elevated customer experience and strengthen its balance sheet. Under Mr. Isom’s leadership, American has finalized new collective bargaining agreements with all of its major represented workgroups.

Career highlights

American Airlines Group Inc. and American Airlines, Inc. (NASDAQ: AAL)—a leading global airline

∎	Chief Executive Officer (2022-Present)

∎	President (2016-Present)

∎	Executive Vice President and Chief Operating Officer (2013-2016)

US Airways Group, Inc. and US Airways, Inc.—international airline that merged with American Airlines in 2013

∎	Executive Vice President and Chief Operating Officer (2007-2013)

Past public company directorships

∎	Pinnacle Airline Corporation (NYSE: PNCL) (became wholly owned subsidiary of Delta Air Lines in 2013) (2003-2005)

Education

∎	BS, Mechanical Engineering, BA, English, Notre Dame

∎	MBA, University of Michigan

Notable affiliations

∎	Chair, Airlines for America

∎	Chairman of the Governing Board and Member of Compensation Committee, oneworld Alliance

∎	Board of Governors Member, International Air Transport Association

∎	Member, Airlink Governor’s Council

∎	Board Member, Fort Worth Economic Development Partnership

∎	Board Member (Civic Committee), Commercial Club of Chicago

∎	Member, Charlotte Executive Leadership Council

Key skills and experience

12 | 2026 PROXY STATEMENT

Susan D. Kronick

Independent Director Age: 74 Director Since: 2015

Ms. Kronick brings deep financial, marketing and operational expertise to the Board. With over three decades of experience in the retail industry and extensive consumer-focused service, she provides deep insights on delivering customer excellence and engagement. Her board experience with leading public companies strengthens the Board’s oversight of corporate governance, brand positioning and stockholder value creation.

Career Highlights

Marvin Traub Associates—a New York based retail consulting firm

∎	Operating Partner (2012-2022)

Macy’s Inc. (NYSE: M)—a leading department stores company

∎	Vice Chairman (2003-2010)

∎	Group President, Macy’s Regional Department Stores (2001-2003)

∎	Chairman and Chief Executive Officer, Macy’s Florida (1997-2001)

Board committees

∎	Corporate Governance and Public Responsibility, Safety

Education

∎	BA, Asian Studies, Connecticut College

Current Public Company Directorships

∎	Hyatt Hotels Corporation (NYSE: H), (2009-Present)

Past Public Company Directorships

∎	The Pepsi Bottling Group, Inc. (NYSE: PBG) (acquired by PepsiCo in 2010) (1999-2010)

Notable Affiliations

∎	Board Member, Miami City Ballet

Key skills and experience

2026 PROXY STATEMENT | 13

Martin H. Nesbitt

Independent Director Age: 63 Director since: 2015

Mr. Nesbitt brings decades of innovative leadership and a successful track record of value creation-driven investments to the Board. His proven operational, financial and investment strategies, as well as his more than 16 years of global public company board experience, bolsters the Board’s oversight of American’s value-creating initiatives and growth strategy.

Career highlights

The Vistria Group, LLC—a private-equity investment firm

∎	Co-Chief Executive Officer (2013-Present)

TPS Parking Management LLC—an owner and operator of off-airport parking facilities

∎	President and Chief Executive Officer (1996-2012)

Board committees

∎	Corporate Governance and Public Responsibility (Chair), Audit

Education

∎	BA, Economics and Accounting, Albion College

∎	MBA, Finance, University of Chicago

Current public company directorships

∎	Phoenix Education Partners, Inc. (NYSE: PXED) (2025-Present)

∎	Chewy, Inc. (NYSE: CHWY) (2020-Present)

Past public company directorships

∎	CenterPoint Energy Inc (NYSE: CNP) (2018-2024)

∎	Jones Lang LaSalle Incorporated (NYSE: JLL) (2011-2021)

∎	Norfolk Southern Corporation (NYSE: NSC) (2013-2018)

∎	Pebblebrook Hotel Trust (NYSE: PEB) (2009-2010)

Notable affiliations

∎	Trustee, Chicago’s Museum of Contemporary Art

∎	Chairman, The Barack Obama Foundation

Key skills and experience

14 | 2026 PROXY STATEMENT

Vicente Reynal

Independent Director Age: 51 Director since: 2022

Mr. Reynal contributes significant global leadership and operational experience, including expertise in corporate transactions, customer service and brand loyalty strategies. He oversaw growth and profitability leading to the IPO of Gardner Denver in 2017 and its subsequent acquisition by Ingersoll Rand, delivering significant stockholder value. His deep insights into transformative growth strategies inform the Board’s discussions focused on growth initiatives and risk oversight.

Career highlights

Ingersoll Rand Inc. (NYSE: IR)—a global manufacturing technology company

∎	Chairman (2021-Present)

∎	President and Chief Executive Officer (2020-Present)

Gardner Denver Inc. (NYSE: GDI)—an industrial manufacturing company (merged with Ingersoll Rand in 2020)

∎	Chief Executive Officer and President (2017-2020)

∎	Chief Executive Officer and President, Industrials (2015-2016)

Danaher Corporation (NYSE: DHR)—a global life science and manufacturing company

∎	Group President, Dental Technologies (2014-2015)

∎	President, Ormco (2011-2013)

∎	President, Pelton & Crane, KaVo and Dental Platform Special Markets (2007-2011)

∎	Vice President, Global Operations (2004-2007)

Thermo Fisher Scientific (NYSE: TMO)—a life sciences and scientific instruments company

∎	Vice President, Global Operations and Supply Chain (2002-2004)

Allied Signal Aerospace (Honeywell Aero today)

∎	Business Unit Manager (Engine Repair and Overhaul) (1998-2002)

Board committees

∎	Finance (Chair), Compensation

Education

∎	BS, Mechanical Engineering, Georgia Institute of Technology

∎	MS, Mechanical Engineering, MIT

∎	MS, Technology & Policy, MIT

Current public company directorships

∎	Ingersoll Rand Inc. (NYSE: IR) (2020-Present)

Past public company directorships

∎	Gardner Denver Inc. (NYSE: IR) (2017-2020)

Notable affiliations

∎	Board Member, Ownership Works

∎	Board Member, American Heart Association

Key skills and experience

2026 PROXY STATEMENT | 15

Gregory D. Smith

Independent Chairman of the Board Age: 59 Director since: 2022

Mr. Smith brings three decades of global aerospace experience to the Board, having held leadership roles at prominent aviation and defense companies. He has a demonstrated track record of driving operational excellence across manufacturing, operations, supply chain and quality programs management. He also contributes to the Board his extensive expertise in financial strategy, risk management, information technology, including artificial intelligence, and regulatory affairs for complex, capital-intensive industries.

Career highlights

G2 Equity Partners—an aerospace and defense private equity firm

∎	Co-Founder and Chief Executive Officer (2024-Present)

The Boeing Company (NYSE: BA)—a global aerospace company

∎	Chief Financial Officer and Executive Vice President of Enterprise Operations (2020-2021)

∎	Chief Financial Officer (2011-2020)

∎	Interim Chief Executive Officer (2019-2020)

∎	Vice President, Finance and Corporate Controller (2010-2012)

∎	Vice President of Financial Planning and Analysis (2008-2010)

Raytheon Company (NYSE: RTX)—an aerospace and defense company

∎	Vice President, Investor Relations (2004-2008)

Current public company directorships

∎	Intel Corporation (NASDAQ: INTC) (2017-Present)

Education

∎	BS, Business, Kennedy Western University

∎	Executive Education, Harvard University

∎	Executive Education, Wharton Business School

Notable affiliations

∎	Board Member, Ignium

∎	Board Member, Lurie Children’s Hospital Foundation

∎	Board Member, Northwestern Memorial Healthcare

∎	Board Member, Sierra Nevada Space Corporation

∎	Board Member, Sugar23

∎	Board Member, Shield AI

Key skills and experience

16 | 2026 PROXY STATEMENT

Douglas M. Steenland

Independent Director Age: 74 Director since: 2020

Mr. Steenland brings extensive airline leadership experience and a deep understanding of finance, safety and regulatory affairs and global operations to the Board. His executive tenure leading an airline, combined with his recent career in asset management advisory and extensive Board experience, bolsters the Board’s oversight of strategic initiatives in the context of variable industry considerations and evolving market risks.

Career highlights

The Blackstone Group L.P. (NYSE: BX)—the world’s largest alternative asset manager

∎	Senior Advisor (2009-Present)

Northwest Airlines Corporation—formerly one of the world’s largest airlines

∎	Chief Executive Officer (2004-2008)

∎	President (2001-2004)

Verner Liipfert et al—law firm (merged with DLA Piper in 2002, now DLA Piper LLP)

∎	Senior Partner (1984-1991)

Board committees

∎	Compensation (Chair), Finance

Education

∎	BA, History, Calvin College

∎	JD, The George Washington University Law School

Current public company directorships

∎	Hilton Worldwide Holdings, Inc. (NYSE: HLT), (2009-Present), Lead Director

Past public company directorships

∎	American International Group, Inc. (NYSE: AIG) (2009-2023)

∎	London Stock Exchange Group (LSEG.L) (2021-2023)

∎	Performance Food Group (NYSE: PFGC) (2012-2019)

∎	Travelport LLC (2012-2019)

Notable affiliations

∎	Board of Trustees, Brookings Institute

∎	Board Member, IBS Software

∎	Board Member, Middle East Investment Initiative

Key skills and experience

2026 PROXY STATEMENT | 17

Howard I. Ungerleider

Independent Director Age: 57 Director since: 2024

Mr. Ungerleider brings over three decades of global business and financial leadership, including his prior service as President and Chief Financial Officer of a Fortune 100 company. He contributes to the Board’s oversight his expertise in finance and financial reporting, mergers and acquisitions, P&L management, investor relations and successful, transformative strategies, with a focus on digital innovation.

Career highlights

Clayton, Dubilier & Rice—a private equity firm

∎	Operating Advisor (2024-Present)

Dow Inc. (NYSE: DOW)—a global materials science company

∎	President and Chief Financial Officer (2019-2023)

∎	Chief Financial Officer, DowDuPont (2017-2019)

∎	Vice Chairman and Chief Financial Officer (2014-2017)

∎	Executive Vice President, Advanced Materials (2012-2014)

Board committees

∎	Audit, Compensation

Education

∎	BBA, Marketing, University of Texas at Austin

∎	MBA, University of California, Los Angeles

Current public company directorships

∎	Air Products and Chemicals, Inc. (NYSE: APD) (2025-Present)

∎	Kyndryl Holdings Inc (NYSE: KD) (2021-Present)

∎	Phillips 66 (NYSE: PSX) (2026-Present)

Notable affiliations

∎	Board Member, Shintech

∎	Board Member, Ravago

∎	Board Member, Michigan Baseball Foundation

∎	Board Member, Rollin M. Gerstacker Foundation

Key skills and experience

18 | 2026 PROXY STATEMENT

Board Composition

How We Build a Board that is Right for American Airlines

All director nominees recommended for election at the Annual Meeting are current members of the Board. The effectiveness of the Board and the recruitment of directors are overseen by the CGPR Committee. In evaluating candidates for director, the CGPR Committee considers the qualifications described below. Based on its evaluation of each of the current nominees’ qualifications and with respect to incumbent directors, his or her prior performance as a director, the CGPR Committee determined to recommend each nominee for election. The CGPR Committee received no nominations from stockholders for the Annual Meeting.

Consistent with its charter, the CGPR Committee proposes for nomination of existing directors and new candidates who have the highest personal and professional integrity, have demonstrated exceptional judgment, have proven leadership skills, as well as the requisite skills and experience necessary to advance our long-term strategic plan, are committed to our success and have the ability to work effectively with the Company’s Chief Executive Officer and other members of the Board. Also, a nominee must possess skills, experience and expertise appropriate to best serve the long-term financial interests of our stockholders.

The Governance Guidelines specify that it is the objective of the Board that it be composed of individuals who have, among other things, the skills, expertise and perspectives appropriate for the business and operation of the Company and serving the long-term interests of our stockholders. The Board currently includes a group of individuals who have demonstrated success and leadership in a variety of fields and endeavors, with a broad range of experience, opinions, perspectives, professions, skills, expertise, education, geographic representation and backgrounds. The CGPR Committee and the Board believe that the Board is, and should continue to be, comprised of persons who can contribute experience in public company board service and corporate governance and areas such as strategic planning, leadership of large, complex organizations, international and global operations, the airline, travel and transportation industries, finance, accounting, investment, risk management, customer service, marketing and consumer products, labor relations and human resources (including leadership assessment and managing a global workforce), safety, information technology, and sustainability. The CGPR Committee does not assign specific weight to a particular criteria, and no particular criterion is necessarily applicable to all prospective nominees.

The Governance Guidelines also require that any directors who also serve as the chief executive officer of a public company should not serve on more than two boards of public companies other than the Company’s Board, and other directors should not serve on more than four boards of public companies, other than the Company’s Board.

In accordance with applicable listing standards of The Nasdaq Stock Market (“Nasdaq”), the Board confirms that other than Robert D. Isom, Chief Executive Officer, all members of the Board are independent in accordance with the Nasdaq definition of independence and that the members of the Board, as a group, maintain the requisite qualifications under applicable Nasdaq listing standards for service on the Audit, Compensation and CGPR Committees.

Board Refreshment and Succession Planning

The Board believes that thoughtful refreshment of the members of the Board is important to ensure that the Board continues to meet the changing needs of the Company and that new viewpoints and perspectives are regularly considered. The Board is committed to Board refreshment, while recognizing the need for continuity and institutional insight of incumbent directors, and both the Board and CGPR Committee regularly evaluate the composition of the Board and its committees in an effort to develop a long-term succession plan for the Board and its leadership. We have a robust onboarding process for new directors to get up to speed efficiently and build relationships with key personnel at the Company. New directors meet individually with each member of the senior leadership team, our Board liaison and Corporate Secretary, participate in visits at our operations, and receive briefing materials to support their joining the Board.

The Board has delegated to the CGPR Committee, in consultation with the Chairman of the Board and the CEO, the primary responsibility for identifying, evaluating, reviewing and recommending qualified director candidates to the entire Board, and the

2026 PROXY STATEMENT | 19

primary responsibility for evaluating, reviewing and recommending the incumbent directors for nomination for reelection to the Board. To facilitate the Board’s succession planning process, the Governance Guidelines state that non-management directors may not serve for more than 15 years in that capacity unless the Board, upon the recommendation of the CGPR Committee, determines that continued service by a director would be in the best interests of the Company. The Governance Guidelines also state that the Board has adopted a mandatory retirement age for all non-employee directors so that no non-employee director will be nominated to stand for reelection to the Board after attaining age 75.

The active work of our CGPR Committee to add engaged and dynamic leaders to our Board has resulted in six of our 11 incumbent independent director nominees having joined our Board in or following 2021: Adriane M. Brown (2021), Gregory D. Smith (2022), Vicente Reynal (2022), Howard I. Ungerleider (2024), Kathryn M. Farmer (2025), and Mary N. Dillon (2026). The average tenure of our director nominees is 5.6 years. Additional biographical information on each nominee is set out above beginning on page 7.

Effective April 30, 2023, Gregory D. Smith began to serve as the Company’s Independent Chairman. By separating the roles of Chairman and CEO, our CEO is able to continue to focus on executing on our strategy and operations, and our Independent Chairman can devote time and attention to matters of Board oversight and governance.

The CGPR Committee and the Board also reviews committee assignments on at least an annual basis to help ensure that fresh viewpoints and perspectives are regularly considered on each committee while also providing the committees with continuity of operations in order to maintain the effectiveness of the committees. In 2025, Douglas Steenland became Chair of the Compensation Committee and Vicente Reynal replaced Denise M. O’Leary as a member of the Finance Committee and also became chair of the Finance Committee. Denise M. O’Leary replaced Vicente Reynal as a member of the CGPR Committee, and Kathryn M. Farmer became a member of the Finance Committee and the Safety Committee.

Stockholder Recommendations or Nominations of Director Candidates

The Board welcomes recommendations from its stockholders for director candidates that they believe meet the standards described above under “How We Build a Board that is Right for American Airlines.” We encourage stockholders with any such director candidate recommendations to contact us directly prior to going through the formal director nomination procedures described below. The CGPR Committee has a policy of considering candidates who are recommended by stockholders for membership to the Board in the same manner as candidates recommended by members of the Board.

Under our Bylaws, any stockholder wishing to nominate a director must submit in writing the candidate’s name, biographical information, business qualifications and other information required by the Bylaws, to Martin H. Nesbitt, Chair of the Corporate Governance and Public Responsibility Committee, American Airlines Group Inc., MD8B503, 1 Skyview Drive, Fort Worth, Texas 76155. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected, and must otherwise be in compliance with our Bylaws. The Bylaws require that written nominations be received by the Company no sooner than 120 days and no later than 90 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. For the 2027 annual meeting of stockholders, notice must be delivered no sooner than February 10, 2027 and no later than March 12, 2027. All qualified submissions will be reviewed by the CGPR Committee at the next appropriate meeting.

In addition, our Bylaws permit certain of our stockholders who have beneficially owned 3% or more of our outstanding Common Stock continuously for at least three years to submit nominations to be included in the Company’s proxy materials for up to 20% of the total number of directors then serving. Notice of proxy access director nominations for the 2027 annual meeting of stockholders must be delivered to our Corporate Secretary at our principal executive offices no earlier than November 28, 2026 and no later than the close of business on December 28, 2026. The notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that eligible stockholder or stockholders intend to present at the 2027 annual meeting of stockholders and must otherwise be in compliance with our Bylaws.

Any notice of director nomination other than through proxy access must include the additional information required by Rule 14a-19(b) under the Exchange Act and otherwise comply with our Bylaws. In connection with the 2027 annual meeting of stockholders, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

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Information About the Board of Directors and Corporate Governance

Governance Overview

Maintaining leading governance practices is and has been a long-standing priority, and we regularly assess and refine our corporate governance policies and procedures to take into account evolving best practices.

Our Board has adopted the Governance Guidelines to facilitate our mission and to establish general principles and policies by which the Board manages its affairs. The Governance Guidelines are reviewed periodically by the CGPR Committee and are posted on our website at www.aa.com under the links “Investor Relations”—“Corporate Governance.”

Board Leadership and Structure — Separate Chairman and CEO Roles

Pursuant to our Bylaws, the Board is responsible for filling the positions of Chairman and Chief Executive Officer, with the persons they deem qualified, as well as for removing and replacing such persons as and when the Board may deem necessary or appropriate. The Board periodically reviews AAG’s leadership structure and may modify the structure as it deems appropriate, given the specific circumstances then facing the Company.

In February 2023, we announced the appointment of Gregory D. Smith as the Company’s Independent Chairman effective April 30, 2023. By separating the roles of Chairman and CEO, our CEO is able to focus on executing on our strategy and operations, and our Board Chairman, who is an independent director, can devote his time and attention to matters of Board oversight and governance.

Board Meetings

The Board conducts its business through meetings of the full Board and committees of the Board. The Board regularly meets in executive session with only independent directors of the Board present. Each director is expected to attend all meetings of the Board and of each committee of which the Director is a member and the Company’s annual meeting of stockholders, except where unusual circumstances arise. During 2025, the Board held eight meetings, four of which included executive sessions comprised of only independent directors. In 2025, each incumbent director attended at least 75% of the aggregate number of meetings of the Board and of the committees on which he or she served.

Committees

The Board has five standing, principal committees: the Audit Committee, the Compensation Committee, the CGPR Committee, the Finance Committee and the Safety Committee. The primary responsibilities, membership and meeting information for the committees of our Board during 2025 are summarized below. Copies of the charters of the Audit Committee, Compensation Committee, CGPR Committee and Safety Committee are available on our website at www.aa.com under the links “Investor Relations”—“Corporate Governance.”

Director Independence

The Governance Guidelines contain standards for determining director independence that meet or exceed the applicable rules of the SEC and Nasdaq listing standards. The Governance Guidelines define an “independent” director as one who:

∎

is not an executive officer or employee of the Company or any other individual having a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director;

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∎	is not, and has not at any time during the past three years been, employed by the Company;

∎

has not accepted, and does not have any spouse, parent, child or sibling, whether by blood, marriage or adoption, any person residing in such individual’s home, or any relative supported financially (each, a “Family Member”) who has accepted, any compensation from the Company in excess of $120,000 during any period of 12 consecutive months within the three years preceding the determination of independence, other than (A) compensation for Board or committee service, (B) compensation paid to a Family Member who is an employee (other than an executive officer) of the Company, or (C) benefits under a tax-qualified retirement plan or non-discretionary compensation;

∎	is not a Family Member of an individual who is, or at any time during the past three years was, employed by the Company as an executive officer;

∎

is not, and does not have a Family Member who is, a partner in, or a controlling stockholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient’s consolidated gross revenues for that year, or $200,000, whichever is more, other than (A) payments arising solely from investments in the Company’s securities and (B) payments under non-discretionary charitable contribution matching programs;

∎

is not, and does not have a Family Member who is, employed as an executive officer of another entity where at any time during the past three years any of the executive officers of the Company served on the compensation committee of such other entity;

∎

is not, and does not have a Family Member who is, a current partner of the Company’s outside auditor, and was not, and does not have a Family Member who was, a partner or employee of the Company’s outside auditor who worked on the Company’s audit at any time during any of the past three years; and

∎	satisfies any additional requirements for independence promulgated from time to time by Nasdaq.

The Governance Guidelines also provide that the Board will consider all other relevant facts and circumstances, including issues that may arise as a result of any director compensation (whether direct or indirect), any charitable contributions we make to organizations with which a director is affiliated and any consulting arrangement between the Company and a director. The CGPR Committee reports annually to the full Board on these matters.

Pursuant to the Governance Guidelines, the CGPR Committee and the Board undertake an annual review of director independence. Based on the CGPR Committee’s review in March 2026, the Board affirmatively determined that all of our directors and nominees are independent under the standards provided in the Governance Guidelines and under applicable Nasdaq listing standards, except for Mr. Isom, who serves as our Chief Executive Officer and President.

The following types and categories of transactions, relationships and arrangements were considered by our Board in making its independence determinations in 2026. Excluded were ordinary course air transportation by corporations or other organizations where the director’s interest solely arises from such person’s position as a director or advisor to such other corporation or organization. All of the reviewed transactions and arrangements were entered into in the ordinary course of business and none of the business transactions, donations or grants involved an amount that exceeded the greater of 5% of the recipient entity’s revenues or $200,000.

Ms. Kronick, Mr. Steenland and Mr. Ungerleider served during 2025 or continue to serve as a member on the board of directors or an advisory board of companies or entities that engage, or whose affiliates engage, in ordinary course commercial transactions with AAG involving goods or services other than air transportation. Additionally, Mr. Reynal’s brother is an executive of a company that engages in ordinary course commercial transactions with AAG involving goods or services other than air transportation. The Board has concluded that these transactions and arrangements do not impair the directors’ exercise of independent judgment in carrying out their responsibilities as directors.

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Board Composition and Tenure

Our Board believes that a variety of backgrounds, experiences and perspectives helps to maintain an effective board. The CGPR Committee seeks to recommend individuals to the Board with, among other things, varied skills, experience, expertise and perspective appropriate for the business and operation of the Company. We recognize the benefits of different backgrounds, experiences and perspectives in the boardroom, including better reflecting our wide-ranging customer and team member base and the healthy debate that stems from different viewpoints that may result from varied backgrounds.

We believe that fresh perspectives and new ideas are critical to a forward-looking and strategic Board. At the same time, given the extremely complex nature of our business, it is equally important to benefit from the valuable experience and institutional knowledge that longer-serving directors bring to the boardroom. The Board strongly believes that the current mix of director nominees provides the Company with an appropriate balance of knowledge, experience and capability, allowing us to leverage deep Company experience and knowledge in addition to new viewpoints and innovative ideas among newer directors. Out of our 12 director nominees, two have served on our Board for 12 or more years and eight have been on our Board for five years or less.

DIRECTOR NOMINEE COMPOSITION

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Director Nominee Skills and Experience

The chart below depicts the current skills, qualifications and expertise represented on our Board, but is not exhaustive of each nominee’s contributions to the Board.

Director Nominee Skills and Experience

Airline / Travel / Transportation Experience as a business leader or regulator in the aviation or an adjacent or related industry.

Financial / Accounting Expertise in evaluating financial statements, overseeing capital structure or financial strategy.

Risk Management Experience in risk management and oversight, including assessment, identification and mitigation of risk.

Senior Leadership Service in senior leadership positions, including CEO experience or other senior executive positions.

Investment Experience in strategic, venture capital investments and related transactions.

Safety Expertise in safety matters from an operational or regulatory perspective.

International Leadership Experience at a global company or overseeing international corporate strategy, operations and development.

Consumer / Customer Service Expertise in consumer marketing, sales or brand management.

Information Technology Experience in technology, e-commerce, cybersecurity or data analytics to assist with oversight of cyber and technology risk.

Sustainability Experience in sustainability and corporate social responsibility risks, goals, opportunities, policy and strategy.

Human Capital / Union Relations Expertise in human capital management, human resources, talent acquisition and retention, and labor relations.

Board Self-Evaluation

Our Board recognizes that a robust and constructive evaluation process is an important part of corporate governance and Board effectiveness and is committed to an annual evaluation process and recognizes that this process promotes continuous improvement. Each year, the CGPR Committee, together with our Independent Chairman, oversees an evaluation process of the performance and functioning of the Board, including its committees. The evaluations help inform the CGPR Committee’s discussion regarding Board succession planning, committee assignments and refreshment and complement the CGPR Committee’s evaluation of the size and composition of the Board as well as the functioning of its committees.

The annual self-assessment evaluates the performance of the Board and its committees in accordance with a procedure established by the CGPR Committee. In 2025, the full Board and each Board committee completed anonymous written questionnaires that requested subjective comment in key areas and solicited input for areas of development. The results were compiled and reviewed by the Board and each committee. In addition, our Independent Chairman spoke individually with

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each Board member to discuss any issues or concerns which may not have been reflected in their written responses. The evaluation results, including concerns discussed with our Independent Chairman, were reviewed in detail by our Independent Chairman and CGPR Committee Chair, who led a discussion with the full Board highlighting both areas of strength and opportunities for improvement.

Over the past few years, this evaluation process has contributed to various refinements in the way the Board and each committee operates, including taking measures to provide that Board and committee agendas are appropriately focused on strategic priorities, a more robust and transparent annual board calendar, more communication with senior management between regularly scheduled Board meetings, and an increasing focus on continuous Board and committee refreshment and leadership succession planning.

Audit Committee

Members in 2025:

Matthew J. Hart (Chair)

John T. Cahill

Martin H. Nesbitt

Howard I. Ungerleider

Meetings in 2025: 8

The Board has determined that each member is independent under SEC and Nasdaq rules and the Governance Guidelines. Each member is an “audit committee financial expert” under applicable SEC rules and has the financial management expertise required by Nasdaq listing standards.

Primary Responsibilities

∎

Oversee the Company’s internal accounting function; report to the Board with respect to other auditing and accounting matters

∎

Appoint or replace the independent auditor; oversee the work of the independent auditor for the purpose of preparing or issuing an audit report or related work, including determining the scope of annual audits and fees to be paid

∎

Oversee the Company’s risk management policies that relate to the financial control environment, financial reporting and disclosure controls

∎

Establish and maintain procedures for compliance with significant applicable legal, ethical and regulatory requirements and for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters

∎

Review and approve all significant conflicts of interest and related party transactions in accordance with Company policies

∎

Review cybersecurity, artificial intelligence, data privacy and other risks relevant to the Company’s computerized information system controls and security

∎

Pre-approve audit and permitted non-audit services provided by the independent auditor

Compensation Committee

Members in 2025:

Douglas M. Steenland (Chair)*

Denise M. O’Leary

Vicente Reynal

Howard I. Ungerleider

Meetings in 2025: 9

The Board has determined that each member is independent under Nasdaq rules and the Governance Guidelines and is a “non-employee director” as defined by Rule 16b-3 under the Exchange Act.

* Began role as the Chair in 2025.

Primary Responsibilities

∎

Review and approve the Company’s overall compensation strategy and policies, including performance goals for executive officers

∎

Review the relationship between the Company’s compensation strategy and risk management policies

∎

Together with the Board, oversee leadership succession planning

∎

Evaluate the performance of the Company’s Chief Executive Officer and approve his compensation and other terms of employment

∎

Evaluate the performance of and determine the compensation and other terms of employment of the other executive officers and other members of senior management

∎

Administer the Company’s incentive and stock plans, including establishing guidelines, interpreting plan documents, selecting participants, approving grants and awards and making other decisions regarding the operation of such plans

∎

Review the compensation of the non-employee members of the Board and make recommendations regarding changes to the full Board

∎

Retain outside advisors; directly retain and oversee its independent compensation consultant

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Corporate Governance and Public Responsibility Committee

Members in 2025:

Martin H. Nesbitt (Chair)

Adriane M. Brown

Susan D. Kronick

Denise M. O’Leary*
Vicente Reynal**

Meetings in 2025: 5

The Board has determined that each member is independent under Nasdaq rules and the Governance Guidelines.

*  Beginning June 11, 2025

** Until June 11, 2025

Primary Responsibilities

∎

Oversee all aspects of the Company’s corporate governance functions, including the procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact corporate governance

∎

Conduct an annual review of director independence and the performance of the Board, including the committees

∎

Identify individuals qualified to become members of the Board and recommend director nominees

∎

Periodically review and evaluate, with the Company’s management, the Company’s governance-related risks and risk management practices

∎

Review and assess the Governance Guidelines and recommend any changes deemed appropriate to the Board

∎

Oversee the stockholder engagement process and significant stockholder relations issues, including consideration of stockholder proposals

∎

Oversee the Company’s sustainability efforts

∎

Oversee the Company’s lobbying activities, major advocacy priorities, principal trade association memberships and political contributions, if any, and periodically review reports on the Company’s corporate political contributions and the processes and guidelines of the American Airlines Political Action Committee

Finance Committee

Members in 2025:

Vicente Reynal (Chair)*

John T. Cahill

Kathryn M. Farmer

Denise M. O’Leary**

Douglas M. Steenland

Meetings in 2025: 5

The Board has determined that each member is independent under Nasdaq rules and the Governance Guidelines.

*  Joined Finance Committee and began role as the Chair in 2025.

** Until June 11, 2025

Primary Responsibilities

∎

Oversee the Company’s financial affairs and capital spending

∎

Recommend to the Board financial policies and courses of action that will effectively accommodate the Company’s goals and operating strategies

∎

Review, approve and/or recommend to the Board, the Company’s annual budget and financing plans and other matters related to the Company’s financial and strategic planning

∎

Oversee the Company’s financial risk management practices

Safety Committee

Members in 2025:

Adriane M. Brown (Chair)

Kathryn M. Farmer

Matthew J. Hart

Susan D. Kronick

Meetings in 2025: 4

The Board has determined that each member is independent under Nasdaq rules and the Governance Guidelines.

Primary Responsibilities

∎

Oversee the Company’s policies, programs and practices with respect to operational safety and compliance, and matters affecting the safety of the Company’s customers and team members including security and public health

∎

Oversee the Company’s procedures for compliance with significant applicable legal, ethical and regulatory requirements related to safety

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Compensation Committee Process for Executive Compensation

The Compensation Committee charter gives the Compensation Committee the authority and responsibility to review and approve our overall compensation strategy and policies, including performance goals for executive officers. The Compensation Committee is responsible for reviewing and approving the compensation and other terms of employment of the Chief Executive Officer and for evaluating his performance. The Compensation Committee also evaluates, after receiving input from the Chief Executive Officer, the compensation and other terms of employment of the other executive officers, including in the case of internal promotions and new hires of executive officers. The Compensation Committee administers our incentive compensation, stock, bonus and other similar plans and programs; approves awards under those plans; reviews and, based upon the recommendation of the Chief Executive Officer, approves the adoption of, amendment to, or termination of executive compensation and benefit plans; and determines the general design and terms of, and may delegate authority to executive officers to administer, significant non-executive compensation and benefits plans. The Compensation Committee has delegated to an Equity Incentive Committee, consisting of the Chief Executive Officer, the authority to make equity grants to employees who are not executive officers within guidelines established by the Board or the Compensation Committee.

The Compensation Committee generally receives information from the Chief Executive Officer, the Chief People Officer, the Managing Director — Global Compensation, Mobility, and People Support, and compensation consultants engaged by the Compensation Committee in connection with its determinations regarding executive compensation. The Compensation Committee has sole authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel.

Since July 2019, the Compensation Committee has engaged Korn Ferry as its compensation consultant to assist in determining executive compensation and reviewing and analyzing proposed compensation programs for executive officers. After review and consultation with Korn Ferry, the Compensation Committee determined that Korn Ferry is independent and there is no conflict of interest resulting from retaining Korn Ferry pursuant to applicable SEC and Nasdaq rules.

In 2025, in addition to the executive compensation services Korn Ferry performed for or at the request of the Compensation Committee, Korn Ferry provided limited executive search services to the Company with aggregate fees of approximately $221,000, which was approved by the Compensation Committee. The aggregate fees for the executive compensation consulting services to the Compensation Committee during 2025 were approximately $343,500.

Board Role in Risk Oversight

The Board is responsible for the oversight of the Company’s ongoing assessment and management of material risks impacting our business. The Board oversees the Company’s enterprise-wide approach to risk management, which is designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and to enhance stockholder value. A fundamental part of risk management is not only understanding the risks we face and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate. Management is responsible for establishing our business strategy, identifying and assessing the related risks and establishing appropriate risk management practices. The Board, either directly or through one or more of its committees, reviews our business strategy and management’s assessment of the related risks and discusses with management the appropriate level of risk. The Board relies on each Board committee to oversee management of specific risks related to that committee’s function. The CGPR Committee and the Audit Committee, with management’s assistance, have developed and coordinated the Board’s current risk oversight program. The Board has not established a separate risk committee because the Board believes that the most significant risks we face are most properly directly overseen by the full Board or, in certain cases, the appropriate standing committee.

The Board oversees and reviews the management of our most significant strategic, financial and operational risks: the day-to-day operation of the airline and the interruption of airline service, revenue production, our information technology systems, and business risks related to labor issues and costs.

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Oversight Responsibilities by Committee

The Audit Committee oversees our risk management policies that relate to the financial control environment, financial reporting and disclosure controls, data privacy, artificial intelligence, cybersecurity risks and other information technology risks, enterprise risk management, and our procedures for compliance with significant applicable legal, ethical and regulatory requirements that impact our financial statements. The Audit Committee meets regularly with our internal auditors, independent auditors, Chief Executive Officer, Chief Financial Officer, Corporate Controller, Chief Legal Officer, Corporate Secretary, Chief Ethics and Compliance Officer, Chief Digital and Information Officer, Chief Information Security Officer, Chief Privacy Officer and the Company’s external advisors. The Audit Committee receives regular risk and internal controls assessment reports from the independent auditors and internal auditors. The Audit Committee also establishes and maintains procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and the confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters.

The CGPR Committee oversees our governance-related risks and risk management policies, programs and practices with respect to the Company’s sustainability strategy, including environmental risks and other public and corporate social responsibility issues that reflect the Company’s values and character and impact the Company’s reputation among its stakeholders.

The Compensation Committee oversees compensation risk management by participating in the creation of, and approving, compensation structures that create incentives that encourage an appropriate level of risk-taking behavior consistent with our business strategy, as is further described in the section entitled “Risk Assessment with Respect to Compensation Practices” below. The Compensation Committee also works with the Chief Executive Officer and the Chief People Officer to oversee risks associated with the retention of our most senior executives.

The Finance Committee oversees financial risk by working with senior management to evaluate elements of credit risk, advising on financial strategy, capital structure and liquidity needs and reviewing our financial risk management policies and practices. Our Chief Executive Officer, Chief Financial Officer and other senior financial executives meet regularly with the Finance Committee to discuss and advise on elements of these risks.

The Safety Committee oversees our risk management policies, programs and practices with respect to operational safety and compliance, matters affecting the safety of our customers and team members, including security and public health and the Company’s safety culture. The Safety Committee meets regularly with the Chief Operating Officer, the Vice President of Safety Systems, Efficiency and Compliance, and other responsible officers to discuss and advise on developing safety risks and standards.

Risk Assessment with Respect to Compensation Practices

Management and the Compensation Committee, with the support of the Compensation Committee’s compensation consultant, have reviewed the compensation policies and practices for our team members as they relate to our risk management and, based upon these reviews, we believe that any risks arising from such policies and practices are not reasonably likely to have a material adverse effect on us in the future.

Our basis for this conclusion includes that our compensation programs are designed to include the following features:

∎	Formulaic annual and long-term incentive plan awards with maximum pay-out caps or guidelines instead of discretionary pay-out decisions.

∎	Equity incentive awards are subject to performance- or time-based vesting periods that are intended to incentivize long-term rather than short-term results.

∎

Our incentive compensation plans include a set of pre-established goals and metrics that focus on areas of priority for the Company and may include financial, profitability, efficiency, operational reliability, culture, total stockholder return (“TSR”) and/or the achievement of individual goals. The 2025 short-term incentive program (“STIP”) required achievement of the

28 | 2026 PROXY STATEMENT

adjusted pre-tax income goal to unlock the profitability and efficiency section of the plan. It also required attainment of the threshold for safety education completion to unlock the operational reliability portion of the plan. Thereafter, profitability and efficiency accounted for 70% of the plan’s weighting, while operational reliability accounted for 25% of the plan’s weighting and culture accounted for 5% of the plan’s weighting. The 2025 long-term incentive program (“LTIP”) included relative earnings excluding the impact of net special items before net interest and other nonoperating expenses, taxes, depreciation, amortization and aircraft rent (“EBITDAR”) margin gap improvement versus our industry peers, total debt, earnings per share (“EPS”) improvement and net promoter score goals. Additionally, the LTIP plan includes an absolute stock price performance modifier that can enhance the LTIP payout upon achievement of certain stock prices. The goals established in our executive compensation programs are not subject to adjustment without Compensation Committee approval.

∎	All of our performance-based compensation programs are based on overall corporate performance, rather than the performance of any business unit or group.

∎

For a discussion of the principles underlying our compensation policies for our executive officers who are named in the “Executive Compensation — Summary Compensation Table,” see the section entitled “Compensation Discussion and Analysis” beginning on page 61.

Oversight of Corporate Responsibility and Related Matters

We strive to operate a sustainable business that has the ability to serve our stakeholders over the long-term. We have long recognized the importance of environmental and social issues and have developed an integrated and transparent approach to oversight, management, measurement, assurance and reporting of these issues.

We periodically conduct sustainability-focused materiality assessment processes (which at times use varying approaches to materiality, including approaches that differ from, or are more expansive than, the definition under U.S. federal securities laws) that serve as the foundation of our analysis of areas of risk and opportunity. And, through ongoing engagement across our Company and with a broad range of investors and other external stakeholders, we validate and, as needed, refine our assessment based on the input we receive and changes in our operating environment. We also continually monitor trends, standards and practices relevant to our industry, and look to widely-adopted external reporting frameworks as key indicators of stakeholder perspectives on the most significant environmental, social and governance risks for our company.

In 2025, these activities affirmed our focus on the following priority issues:

∎	Safety

∎	Human capital

∎	Customer experience and operational performance

∎	Sustainability and fuel efficiency

Driving progress across all these issues is a key objective for us. We recognize that the business landscape is evolving rapidly and that we must be ready to address new areas if and when they emerge. Over time we have worked to develop a more integrated approach to our management of key risks and opportunities. We will continue to seek stakeholder input while also closely monitoring emerging practices and trends.

Safety. Our commitment to safety, security and continuous improvement is at the foundation of our operations. Our Chief Executive Officer retains ultimate responsibility and authority for American’s safety culture and performance, while the Board’s Safety Committee has formal oversight responsibilities for safety. The Board receives regular updates on key safety performance metrics and programs throughout the year.

Human capital. Our Compensation Committee has oversight responsibility for our human capital issues, including team member compensation, benefits, engagement, talent development and Company culture. Our Board receives updates on these topics quarterly, and our full Board reviews union relations regularly in its meetings.

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Customer experience and operational performance. We fly to more than 350 destinations in the United States and internationally, and we are committed to providing our customers with a world-class travel experience and operational reliability. We continued to rigorously measure and track our operational performance and customer satisfaction in 2025, efforts that led to further improvements in our operations and the services we provide. Our full Board reviews customer satisfaction and operational performance regularly in its meetings.

Sustainability and fuel efficiency. The CGPR Committee has primary responsibility for oversight of the Company’s sustainability strategy (including risks and opportunities of a changing climate), objectives, efforts, progress and achievements. Our Chief Executive Officer is responsible for oversight of our sustainability strategy at the management level.

We aim to provide regular and transparent information about our strategies and performance on the sustainability issues that are most important to our company and our stakeholders. We have produced an annual report on these topics since 2007, and we intend to continue providing our stakeholders with information on our sustainability performance annually. We align our reporting with the recommendations of the Task Force on Climate-related Financial Disclosures, among others, and we monitor evolving disclosure standards for best practices. Our most recent such report is available at www.aa.com/sustainabilityreport and is not incorporated by reference into this Proxy Statement.

Stockholder Engagement

Our stockholder engagement program is designed to share relevant updates with our investors and to better understand their perspectives on key challenges at the Company and in the broader airline industry and capital markets. These conversations play a critical role in informing our corporate governance practices, executive compensation program, and sustainability initiatives and reporting, among other topics. In 2025 and into 2026, we engaged with a majority of our top 30 stockholders representing approximately 59% of shares outstanding. Our Corporate Affairs and Chief Legal Officer led the majority of our off-season engagements with involvement of leaders from our Legal, Investor Relations, Compensation, Sustainability, Privacy and Data Collection teams, and other members of management as appropriate. Gregory D. Smith, our Independent Chairman, also participated in select engagements.

Detailed stockholder feedback received during our 2025 engagement program was shared directly with the Board’s CGPR and Compensation Committees, which helped inform American’s decision-making processes and disclosures. Additionally, we shared the most impactful takeaways from these engagements with the full Board to supplement the reports from those committee chairs. We plan to continue discussions with stockholders during the 2026 proxy season.

Engagement Feedback

Our recent discussions with stockholders covered a range of topics related to Board composition and refreshment and oversight, other governance-related matters, as well as our 2026 strategic focus areas. We also discussed the Company’s long-term strategy, recent operating and financial performance, executive compensation, and human capital management. Please see “Compensation Discussion and Analysis — Stockholder Approval of 2024 Executive Compensation and Stockholder Engagement” on page 65, for a discussion of engagements related to our executive compensation program.

Governance and Leadership Feedback: Stockholders recognized that American implemented a comprehensive leadership team transition during the pandemic in an extremely challenging operating environment. Investors were interested to learn about our approach to Board and executive succession planning. We also discussed how we are using Board refreshment to ensure that we have the right combination of skills, perspectives and experiences to effectively oversee American’s strategy and drive long-term stockholder value creation. Specifically, we highlighted the addition of six new independent directors since 2021 — Mary N. Dillon (2026), Kathryn M. Farmer (2025), Howard I. Ungerleider (2024), Vicente Reynal (2022), Gregory D. Smith (2022), and Adriane M. Brown (2021). We also discussed our Board’s ongoing work to continue to identify potential director candidates with the appropriate skills, perspectives and experiences for our Company.

Sustainability Feedback: Stockholders were interested in discussing aspects of our strategy that relate to sustainability and our team members. An area of particular interest was our support of, and investments in, the technological and industry potential

30 | 2026 PROXY STATEMENT

for scaling the production of sustainable aviation fuel. We also received positive feedback from stockholders regarding the quality and transparency of our annual environmental and other non- financial disclosures.

Codes of Ethics

Our employees, including our principal executive officer, principal financial officer, principal accounting officer, and our directors are governed by one of two codes of ethics of the Company (collectively, the “Codes of Ethics”). The Codes of Ethics have been approved by our Board and require our employees and directors to conduct Company business in the highest legal and ethical manner. The Codes of Ethics meet the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K and the requirements of a code of business conduct and ethics under applicable Nasdaq listing standards. The full texts of the Codes of Ethics and further details regarding the scope of each of the Codes of Ethics are available on our website at www.aa.com under the links “Investor Relations”— “Corporate Governance.” We will also provide a copy of the Codes of Ethics to stockholders, free of charge, upon request to our Corporate Secretary. Any amendments to or waivers from the Codes of Ethics will be posted at this location on our website as required by applicable SEC and Nasdaq rules.

Public Policy Engagement and Political Participation

Engagement in the political, legislative and regulatory process is important to the success of the Company. Compliance and oversight of our public policy and political engagement is provided by our Executive Vice President and Chief Government Affairs Officer, who reports to the Chief Executive Officer. At the Board level, the CGPR Committee is responsible for reviewing and assessing the Company’s public policy and political activities.

We do not use corporate funds to contribute to candidates, political party committees or political action committees, including Super PACs and political committees organized under Section 527 of the Code to promote the election or defeat of candidates for office. We also do not use corporate funds to make independent political expenditures or electioneering communications. If the Company makes payments to other tax-exempt organizations, such as 501(c)(4)s, that the recipient may use for political purposes, we will publicly disclose those payments on our corporate website. On rare occasions, we may use corporate funds to support or oppose state and local ballot initiatives if we believe an initiative would materially affect our business or the transportation infrastructure in the communities we serve. If we make any such contribution, we will disclose the amount and recipient on our corporate website.

As part of our public policy engagement, we are members of several trade and industry associations, and we disclose on our corporate website a full list of the Company’s trade association memberships for which our fees exceed $25,000. We also disclose the non-deductible portion of the dues we pay our major trade associations.

For further information, please see our Statement on Public Policy Engagement and Political Participation, available on our website at www.aa.com under the links “About us”—“Corporate Governance.” Such statements are not incorporated by reference into this Proxy Statement.

Prohibition on Hedging and Pledging

Our Amended and Restated Insider Trading Compliance Policy prohibits our directors, officers, team members, temporary workers, contractors and consultants from hedging the economic risk of owning Company securities. This prohibition includes options trading on any of the stock exchanges or futures exchanges, as well as customized derivative or hedging transactions with third parties, such as zero-cost collars and forward sale contracts with respect to Company securities. In addition, our policy prohibits pledging Company securities to secure margin or other loans.

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Insider Trading Policy
Our Amended and Restated Insider Trading Compliance Policy governs the purchase, sale and/or other dispositions of our securities by directors, officers and employees that is reasonably designed to promote compliance with insider trading laws, rules and regulations and Nasdaq listing standards.
Annual Meeting Attendance
Our Governance Guidelines provide that each of our directors is expected to attend our Annual Meeting of stockholders, except where
unusual circumstances arise. All of the directors who were on our Board at the time attended our 2025 annual meeting of stockholders.
Director Continuing Education
Non-employee
directors are encouraged to attend seminars, conferences and other director education programs periodically. We reimburse the directors for the costs associated with these seminars and conferences, including related travel expenses. Management also conducts a comprehensive orientation process for new directors. In addition, directors receive continuing education through educational sessions at meetings and mailings between meetings.

32
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2026 PROXY STATEMENT

Communications with the Board and Non-Management Directors

The Board has approved procedures to facilitate communications between the directors and employees, stockholders and other interested third parties. Pursuant to these procedures, a person who desires to contact the Board, a standing committee of the Board or a director may do so in writing to the following address:

American Airlines Group Inc.

The Board of Directors

MD8B503

1 Skyview Drive,

Fort Worth, Texas 76155

We will review the communications with the directors, a standing committee of the Board or an officer, in each case depending on the facts and circumstances outlined in the communication. The CGPR Committee also reviews with senior management the nature of the communications and our responses to them. Any communication relating to a stockholder nominee for a position on the Board or a stockholder proposal for business to be considered at any annual meeting of stockholders or included in any proxy statement will be sent to the Chair of the CGPR Committee. Our Independent Chairman has been designated as the primary director representative for consultation and direct communication with our stockholders.

2026 PROXY STATEMENT | 33

PROPOSAL 2 Ratification of Appointment of Independent Registered Public Accounting Firm

Ratification of Independent Registered Public Accounting Firm

Our Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. Our Audit Committee annually reviews the independent registered public accounting firm’s qualifications, performance, fees and independence. Following its review, our Audit Committee has selected KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

KPMG has served as our independent registered public accounting firm since 2014. The Audit Committee believes it is important for the independent registered public accounting firm to maintain its objectivity and independence. In accordance with SEC rules and KPMG policies, the firm’s lead engagement partner rotates every five years. The Audit Committee and its Chair are directly involved in the selection of KPMG’s new lead engagement partner. Furthermore, in order to assure continuing auditor independence, the Audit Committee periodically considers whether there should be a regular rotation of the independent registered public accounting firm.

The Board has directed that KPMG’s appointment for the fiscal year ending December 31, 2026 be submitted to our stockholders for ratification at the Annual Meeting. The Audit Committee and the Board believe that the continued retention of KPMG to serve as the Company’s independent external auditor is in the best interests of the Company and its stockholders. If the stockholders do not ratify the appointment of KPMG, the Audit Committee will reconsider the appointment.

A representative of KPMG is expected to be present at the Annual Meeting. The representative will have an opportunity to make a statement if he or she desires to do so, and the representative is also expected to be available to respond to appropriate questions from stockholders.

The Audit Committee and the Board unanimously recommend that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG as our independent registered public accounting firm for the fiscal year ending December 31, 2026.

Independent Registered Public Accounting Firm Fees

The following table presents fees billed for professional services rendered by KPMG, AAG’s independent registered public accounting firm for the audit of the financial statements of AAG and its subsidiaries as of and for the fiscal years ended December 31, 2025 and 2024, as well as fees billed in this period for other services rendered by KPMG.

	Fiscal Year 2025 ($)	Fiscal Year 2024 ($)

Audit Fees	4,800,000	4,650,000

Audit-Related Fees	2,047,000	1,313,000

Tax Fees	—	—

All Other Fees	—	—

Total	6,847,000	5,963,000

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“Audit Fees” are for professional services rendered for the audits of the annual financial statements included in our Annual Report on Form 10-K (including fees for the audits of internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002, as amended) and quarterly reviews of the financial statements included in our quarterly reports on Form 10-Q.

“Audit-Related Fees” are for professional services rendered in connection with securities offerings and other SEC filings, significant auditing work on transactions and consultations concerning financial accounting and reporting standards and attestation services.

There were no fees that fall into the classification of “Tax Fees” for the fiscal years ended December 31, 2025 and 2024.

There were no fees that fall into the classification of “All Other Fees” for the fiscal years ended December 31, 2025 and 2024.

Policy on Audit Committee Pre-Approval

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee pre-approves all audit and permissible non-audit services provided by our independent registered public accounting firm, including audit services, audit-related services, tax services and other services. The Audit Committee has delegated pre-approval authority to its Chair. Under this delegation, the Chair must report any pre-approval decision he or she makes to the Audit Committee at its next meeting following such approval.

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PROPOSAL 3 Advisory Vote to Approve Executive Compensation (Say-on-Pay)

Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), allows our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the SEC, commonly known as a “say-on-pay” vote. The Board has adopted a policy providing for an annual say-on-pay advisory vote. Unless the Board modifies its policy on the frequency of future say-on-pay advisory votes, we will bring these proposals to our stockholders annually and the next say-on-pay advisory vote will be held at the 2027 annual meeting of stockholders.

Our Compensation Committee and the Board believe that our compensation practices align our executive compensation structure with stockholders’ interests and current market practices. Our compensation strategy is designed to provide a total compensation package that will attract and retain high-caliber executives and align their objectives, incentives and contributions with our corporate objectives and stockholder interests, as well as to be flexible and complementary to meet our compensation objectives. At the 2025 annual meeting of stockholders, our stockholders overwhelmingly approved the compensation of our named executive officers (with an approval representing over 96% of the shares represented in person or by proxy at the meeting and entitled to vote). For a description of our stockholder engagement, see the section entitled “Compensation Discussion and Analysis—Stockholder Approval of 2024 Executive Compensation and Stockholder Engagement” beginning on page 65.

Our 2025 executive compensation program is designed to implement our strategy

Our executive compensation program is heavily performance-based and directly linked with our established goals of safety, delivering record operational results, focusing on our profitability and efficiency, closing our margin gap with our largest competitors and highlighting our customer experience commitments.

The 2025 performance-based STIP was designed to align management with our goals of safety, profitability, efficiency and operational reliability while building on our momentum on team member engagement.

Our 2025 LTIP incorporated both performance- and time-vesting components, with half of the target value consisting of the performance-vesting component. The performance-vesting component is tied to attainment of relative EBITDAR margin gap improvement versus our industry peers, which accounts for 50% of the plan’s weighting and continues our focus on our margin gap in comparison to the other network carriers. Our total debt goal, EPS improvement and net promoter score, together account for the remaining 50% of the plan’s weighting. Our 2025 LTIP further aligns our executive officers’ incentives with the interests of our stockholders with the inclusion of an absolute stock price performance modifier that may increase the overall plan payout based on certain stock price performance improvements. The performance-vesting component of the 2025 LTIP will be earned, if at all, following the completion of a three-year performance period.

2025 compensation decisions and outcomes reflected our pay for performance philosophy

∎

No increases have been made to our Chief Executive Officer’s target annual direct compensation level since 2023. Mr. Isom’s base salary, STIP target and LTIP target have continued to remain at the same level as in 2023. Mr. Isom’s 2025 target annual direct compensation remained significantly below the last reported value for the CEO of United (2025) and the CEO of Delta (2025), our two closest peers. The target annual direct compensation provided to our other named executive officers is competitive with or below that of the other large network airlines. In addition, 91% of our Chief Executive Officer’s and, on average, 86% of our other

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named executive officers’ 2025 target annual direct compensation was comprised of at-risk compensation. As a result, the compensation ultimately realized by our Chief Executive Officer and other named executive officers will be significantly determined by our financial performance and the performance of our stock, and is therefore closely aligned with the interests of our stockholders.

∎

Only approximately 51% of target bonuses earned; Mr. Isom chose not to receive an STI award. For fiscal year 2025, we did not attain the adjusted pre-tax income performance threshold and as a result the profitability and efficiency section of the STIP did not pay out. Based on our actual attainment levels of the operational reliability and team member engagement goals of the STIP, each named executive officer, other than Mr. Isom, received a 2025 STI award equal to 50.97% of target. Mr. Isom chose not to receive an STI award for 2025.

∎

Performance-vesting RSUs tracking at or below target. For 2025, we continued the structure of our LTIP, which for our named executive officers incorporates both performance- and time-vesting RSU components, with the performance-vesting component weighted 50% by value to further align management and stockholder interests. As described above, similar to our historical LTIP grants, the performance-vesting component of the 2025 LTIP will be earned, if at all, following the completion of a three-year performance period. Beginning with 2025 grants, the time-vesting component of the 2025 LTIP vests in three equal tranches over three years, instead of over two years. As of the end of 2025, the 2024 and 2025 annual LTIP grants to our named executive officers were tracking at or below target (at 0% with respect to the 2024 LTIP grant, which was subsequently cancelled).

A Continued Commitment to Effective Compensation Governance Practices. Compensation packages for our executive officers are (i) established by our Compensation Committee that consists solely of independent directors, (ii) consistent with market and industry practice, and (iii) reasonable in light of our corporate and each individual executive’s performance.

Clawback Provisions. The Company’s clawback policy requires the recoupment of incentive compensation determined to be erroneously awarded to executive officers in the event of an accounting restatement but also continues to provide the Compensation Committee with broad discretion as to what actions may be taken based on the circumstances, including recovery of compensation paid under the Company’s STIP, LTIP and other equity incentive awards.

Robust Stock Ownership Guidelines. We maintain stock ownership guidelines that further align our executives’ long-term interests with those of our stockholders.

Mitigating Compensation Risk. We mitigate compensation risk by providing a compensation package that focuses on both short- and long-term goals and requires a substantial stock ownership commitment, which encourages our executives to focus on the Company’s success both during the immediate fiscal year and for the future.

For more information about our compensation practices and philosophy, see the section entitled “Compensation Discussion and Analysis” beginning on page 61.

We are asking our stockholders to indicate their support for our named executive officer compensation as described in this Proxy Statement pursuant to the compensation disclosure rules of the SEC. This vote gives stockholders the opportunity to express their views on the named executive officers’ compensation. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our executive officers and our philosophy, policies and practices described in this Proxy Statement. Accordingly, we are asking our stockholders to vote “FOR” the following advisory resolution at the Annual Meeting:

“RESOLVED, that AAG’s stockholders approve, on a non-binding, advisory basis, the compensation of AAG’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC in the Compensation Discussion and Analysis section, the compensation tables, narrative discussion and any related material disclosed in this Proxy Statement for the Annual Meeting.”

The say-on-pay vote is advisory, and therefore not binding on us, our Compensation Committee or the Board. However, the Board and Compensation Committee value the opinions of our stockholders and will consider the outcome of this advisory vote when making future decisions about executive compensation.

The Board unanimously recommends that the stockholders vote “FOR” the advisory approval of executive compensation.

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PROPOSAL 4 Approve an Amendment to our Restated Certificate of Incorporation to Limit the Liability of our Officers as Permitted by Delaware Law

As part of its continuing review of corporate governance standards and practices, the Board unanimously approved and declared advisable, subject to stockholder approval, an amendment (the “Amendment”) to the Company’s Restated Certificate of Incorporation to update the current exculpation and liability provisions in Article VI of our Restated Certificate of Incorporation to elect to be covered by the officer exculpation provisions of Delaware law. A copy of the Amendment is attached to this Proxy Statement as Appendix A.

Effective August 1, 2022, Section 102(b)(7) of the DGCL was amended (the “Amended 102(b)(7)”) to enable a corporation to include in its certificate of incorporation a provision exculpating certain corporate officers from liability for breach of the fiduciary duty of care in certain circumstances. Previously, Section 102(b)(7) of the DGCL provided for the ability to exculpate directors only and our Restated Certificate of Incorporation currently limits the monetary liability of our directors in certain circumstances consistent with Section 102(b)(7) of the DGCL. Amended 102(b)(7) allows for the exculpation of certain officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Further, Amended 102(b)(7) does not permit a corporation to exculpate covered officers from liability for breach of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. Under Amended 102(b)(7), the officers who may be exculpated include a person who (i) is the president, chief executive officer, chief operating officer, chief financial officer, chief legal officer, controller, treasurer or chief accounting officer of the corporation at any time during the course of conduct alleged in the action or proceeding to be wrongful, (ii) is or was identified in the corporation’s public filings with the SEC because such person is or was one of the most highly compensated executive officers of the corporation, or (iii) has consented to services of process in Delaware by written agreement (the “Covered Officers”).

Effect of the Amendment

The proposed Amendment would allow for the exculpation of our officers to the fullest extent permitted by the DGCL. As described above, this currently means that the proposed Amendment would allow for the exculpation of Covered Officers only in connection with direct claims brought by stockholders, including class actions, but would not eliminate such officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Further, the Amendment would not limit the liability of Covered Officers for any breach of the duty of loyalty to the corporation or its stockholders, any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, or any transaction from which a Covered Officer derived an improper personal benefit.

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Rationale for Adoption of the Amendment

Our Board believes that adopting the Amendment would better position the Company to attract top officer candidates and retain our current officers. The Amendment would also more closely align the protections available to our officers with those already available to our directors. We believe that failing to adopt the Amendment could impact our recruitment and retention of exceptional officer candidates who conclude that the potential exposure to liabilities, costs of defense, and other risks of proceedings exceeds the benefits of serving as an officer of the Company.

In addition, adopting the Amendment would enable the officers to exercise their business judgment in furtherance of the interests of the stockholders without the potential for distraction posed by the risk of personal liability. The nature of the role of officers often requires them to make decisions on crucial matters. Frequently, officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits, or proceedings seeking to impose liability based on hindsight, especially in the current litigious environment and regardless of merit. Limiting our current and prospective officers’ concern about personal risk would empower officers to best exercise their business judgment in furtherance of stockholder interests and better position the Company to retain our current officers and attract top officer candidates. Enhancing our ability to retain and attract experienced officers is in the best interests of the Company and its stockholders and we should seek to assure such persons that exculpation under certain circumstances is available.

If our stockholders approve the Amendment, our Board has authorized our officers to file the Amendment with the Delaware Secretary of State, which we anticipate doing as soon as practicable following stockholder approval of the Amendment at the Annual Meeting, and the Amendment would become effective upon acceptance by the Delaware Secretary of State.

If our stockholders do not approve the Amendment, the Company’s current exculpation provisions relating to directors will remain in place, and the Amendment will not be filed with the Delaware Secretary of State. However, even if our stockholders approve the Amendment, our Board retains discretion under Delaware law to determine when to file the Amendment with the Delaware Secretary of State and to abandon the Amendment notwithstanding prior stockholder approval of the Amendment.

The Board unanimously recommends that the stockholders vote “FOR” the amendment to our Restated Certificate of Incorporation to limit the liability of our officers as permitted by Delaware law.

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PROPOSAL 5 Approval of the Amended and Restated 2023 Incentive Award Plan

On March 24, 2026, the Board adopted, subject to stockholder approval, an amendment and restatement of the American Airlines Group Inc. 2023 Incentive Award Plan (the “2023 Plan,” and as amended and restated, the “Amended 2023 Plan”). The Amended 2023 Plan (i) increases the shares reserved for issuance under the Amended 2023 Plan by 16,500,000 shares of our Common Stock; and (ii) provides that shares tendered by a participant or withheld to satisfy any tax withholding obligation with respect to awards that are not options or stock appreciation rights (“SARs”) will be again available for future grants under the Amended 2023 Plan.

Employees of the Company and its subsidiaries, as well as members of our Board, continue to be eligible to receive awards under the Amended 2023 Plan. The Amended 2023 Plan continues to provide for the grant of stock options, including incentive stock options (“ISOs”) and nonqualified stock options (“NSOs”), SARs, restricted stock, restricted stock units (“RSUs”), performance bonus awards, performance stock units, other stock or cash-based awards, and dividend equivalents to eligible individuals.

The Amended 2023 Plan retains the compensation and governance best practices in the 2023 Plan to ensure the plan continues to further our compensation plan objectives and supports long-term stockholder interests. Approval of the Amended 2023 Plan will constitute approval pursuant to the stockholder approval requirements of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), relating to ISOs.

Key Features of the Amended 2023 Plan

∎

No repricing of awards without stockholder approval. Under the Amended 2023 Plan, awards may not be repriced without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the award.

∎

No evergreen feature; stockholder approval required for share reserve increases. The Amended 2023 Plan does not provide for an annual increase in the share reserve, and may not be amended to increase the share reserve without stockholder approval.

∎	Minimum vesting requirements. Subject to limited exceptions, no awards granted under the Amended 2023 Plan may vest until the first anniversary of the date of grant.

∎

No payment of dividends on unvested awards. Under the Amended 2023 Plan, unless and until an award’s vesting conditions are satisfied, no dividends or dividend equivalents accrued on the award are paid.

∎	All awards are subject to clawback. All awards granted under the Amended 2023 Plan are subject to our clawback policy.

Background on Share Request

In its determination to approve the Amended 2023 Plan, our Board reviewed with Korn Ferry, the Compensation Committee’s compensation consultant, an analysis of our historical share usage, certain burn rate metrics and the anticipated costs of the Amended 2023 Plan. Specifically, our Board considered the following:

∎	In determining the reasonableness of the Amended 2023 Plan share reserve, our Board considered our historic burn rate, described below under “Key Equity Metrics.”

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∎

We expect the share authorization under the Amended 2023 Plan to provide us with enough shares for awards for approximately two to three years, assuming we continue to grant awards consistent with our current practices and historical usage. We cannot predict our future equity grant practices, the future price of our shares or future hiring activity with any degree of certainty at this time, and the share reserve under the Amended 2023 Plan could last for a shorter or longer period of time.

∎

An institutional shareholder advisory firm’s analysis, which is based on generally accepted evaluation methodologies, concluded that the number of shares under the Amended 2023 Plan is well within generally accepted standards as measured by an analysis of the plan cost relative to industry standards.

In light of the factors described above, and that the ability to continue to grant equity compensation is vital to our ability to continue to attract and retain employees in the competitive labor markets in which we compete, our Board has determined that the size of the share reserve under the Amended 2023 Plan is reasonable and appropriate at this time.

Key Equity Metrics

On March 24, 2026, the date the Amended 2023 Plan was adopted by the Board, the Company had an aggregate of 661,385,137 shares of Common Stock outstanding and a total of approximately 1,695,960 shares of Common Stock available for issuance and available for future grants under the 2023 Plan. The 2023 Plan replaced the Company’s prior plan, the 2013 Incentive Award Plan (the “2013 Plan”), and no further awards have been granted under the 2013 Plan; however, the terms and conditions of the 2013 Plan continue to govern any previously outstanding awards granted thereunder.

As of March 24, 2026, there were approximately an aggregate of 15,123,739 stock-settled RSUs outstanding under the 2023 Plan and the 2013 Plan, 3,833,463 of which were subject solely to time-based vesting conditions, and 11,290,276 of which were subject to performance-based vesting conditions (with performance-based awards counted assuming “max” performance). This excludes RSUs that will be settled in cash.

The following table provides information regarding the grant of stock-settled equity awards over the past three completed fiscal years and which we considered in setting the number of shares available for issuance under the Amended 2023 Plan.

Fiscal Year	Time-Based Vesting RSUs Granted	Performance- Based Vesting RSUs Granted(1)	Actual Performance- Based Vesting RSUs Earned(2)	Total Granted(3)	Weighted Average # of Shares	Burn Rate(4)

2023	5,314,672	1,785,218	271,224	5,585,896	653,611,709	0.85%

2024	1,398,939	1,181,286	—	1,398,939	656,995,568	0.21%

2025	2,486,792	1,814,412	330,708	2,817,500	659,964,362	0.43%

Average Three-Year Burn Rate (2023-2025)						0.50%

(1)	Reflects target number of performance-vesting RSUs granted in applicable fiscal year.

(2)	Reflects the performance-vesting RSUs for which the performance criteria were certified as attained and earned during such fiscal year.

(3)	Total number of shares granted in a particular fiscal year includes all time-based vesting RSUs granted and performance-based vesting RSUs that were earned during such fiscal year.

(4)

The “Burn Rate” measures how quickly we use shares and is calculated by dividing (a) the number of shares subject to stock-settled equity awards granted during the applicable fiscal year (excluding performance-based vesting RSUs granted in the applicable fiscal year, but including performance-based vesting RSUs that are earned during the applicable year) by (b) the weighted average number of shares of our Common Stock outstanding during the applicable fiscal year.

Summary of Amended 2023 Plan

A summary of the principal provisions of the Amended 2023 Plan is set forth below. The summary is qualified by reference to the full text of the Amended 2023 Plan which is attached as Appendix B to this Proxy Statement.

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Administration

The Compensation Committee (or, with respect to awards to non-employee directors, our Board) (together, the “administrator”) is charged with the general administration of the Amended 2023 Plan. The Amended 2023 Plan provides that, subject to certain limitations, our Board and the Compensation Committee may from time to time delegate its authority to grant awards to a committee consisting of one or more members of our Board or the Compensation Committee or one or more of our officers. Subject to the terms and conditions of the Amended 2023 Plan, the administrator will have the authority to select the persons to whom awards are to be made; to determine the type of awards to be granted, the number of shares to be subject to awards and the terms and conditions of awards; to determine when awards can be settled in cash, shares, or other property or whether an award may be cancelled, forfeited or surrendered; to accelerate vesting or lapse restrictions; and to make all other determinations and to take all other actions necessary or advisable for the administration of the Amended 2023 Plan. The administrator will also be authorized to adopt, amend or repeal rules relating to the administration of the Amended 2023 Plan.

Eligibility

Persons eligible to participate in the Amended 2023 Plan include all members of the Board (currently comprised of 12 non-employee directors) and approximately 139,000 employees of the Company and its subsidiaries, in each case, as determined by the administrator of the Amended 2023 Plan. Only employees may be granted ISOs under the Amended 2023 Plan. Consultants are not eligible to receive equity awards under the Company’s existing grant guidelines.

Shares Available and Limitations on Awards

If our stockholders approve the Amended 2023 Plan, the number of shares reserved for issuance under the Amended 2023 Plan will be increased by 16,500,000 shares to an aggregate of 29,189,379 shares of our Common Stock. This is equal to the 17,200,000 shares originally reserved for issuance under the 2023 Plan, minus 4,510,621 shares that were granted under the 2013 Plan after March 22, 2023 and prior to May 10, 2023 (the effective date of the 2023 Plan), plus 16,500,000 shares being requested under this proposal. The maximum number of shares that may be issued under the Amended 2023 Plan upon the exercise of ISOs is 29,189,379.

In addition, if all or any part of an award under the Amended 2023 Plan or, after March 22, 2023, the 2013 Plan (a “Prior Plan Award”) expires, lapses or is terminated, converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged or settled for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, in any case, in a manner that results in us acquiring the underlying shares at a price not greater than the price paid by the participant for such shares or not issuing the underlying shares, such unused shares subject to the award at such time will be available for future grants under the Amended 2023 Plan. Further, the Amended 2023 Plan provides that shares tendered by a participant or withheld to satisfy any tax withholding obligation with respect to an award other than options or SARs under the 2023 Plan or the 2013 Plan will be again available for future grants under the Amended 2023 Plan.

In addition, the following items will not be counted against the shares available for issuance under the Amended 2023 Plan: (i) the payment of dividend equivalents in cash in conjunction with any outstanding awards; (ii) any awards that are settled in cash rather than by issuance of shares and (iii) shares issued in assumption of, or in substitution for, any outstanding awards of any entity acquired in any form of combination by us or any of our subsidiaries, except shares acquired upon the exercise of ISOs will count against the maximum number of shares that may be issued under the Amended 2023 Plan pursuant to the exercise of ISOs.

The following types of shares will not be added back to the shares available for issuance under the Amended 2023 Plan: (i) shares tendered by a participant or withheld by us in payment of the exercise price of an option; (ii) shares tendered by a participant or withheld to satisfy any tax withholding obligation with respect to an option or SAR; (iii) shares subject to a SAR that are not issued in connection with the stock settlement of the SAR on exercise; and (iv) shares purchased on the open market with the cash proceeds from the exercise of options.

42 | 2026 PROXY STATEMENT

No awards granted under the Amended 2023 Plan may vest earlier than one year measured from the date of grant, or, with respect to any such award subject to performance-based vesting, based on an applicable performance period that is shorter than one year, provided that an award may provide for the accelerated vesting, exercisability and/or payment (as applicable) of an award upon a participant’s termination of service or in connection with a change in control of the Company. However, up to an aggregate of 5% of the number of shares reserved for issuance under the Amended 2023 Plan may be granted without regard to the foregoing minimum vesting requirement. For purposes of awards to non-employee directors, a vesting period shall be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholders, so long as the period between such meetings is not less than 50 weeks.

In addition, under the Amended 2023 Plan, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 718) of all equity-based awards and the maximum amount that may become payable pursuant to all cash-based awards that may be granted to a director as compensation for services as a non-employee director during any calendar year may not exceed $1,500,000.

As of March 24, 2026, the closing price of a share of our Common Stock on Nasdaq was $10.71.

Awards

The Amended 2023 Plan provides that the administrator may grant or issue stock options, SARs, restricted stock, RSUs, performance bonus awards, performance stock units, other stock or cash-based awards, dividend equivalents or any combination thereof. Each award will be set forth in a separate agreement with the person receiving the award and will indicate the type, terms and conditions of the award.

∎

Nonqualified Stock Options will provide for the right to purchase shares of our Common Stock at a specified price which may not be less than fair market value on the date of grant, and usually will become exercisable (at the discretion of the administrator) in one or more installments after the grant date, subject to the participant’s continued employment or service with us and/or subject to the satisfaction of corporate performance targets and individual performance targets established by the administrator. NSOs may be granted for any term specified by the administrator that does not exceed ten years.

∎

Incentive Stock Options will be designed in a manner intended to comply with the provisions of Section 422 of the Code and will be subject to specified restrictions contained in the Code. Among such restrictions, ISOs must have an exercise price of not less than the fair market value of a share of common stock on the date of grant, may only be granted to employees, and must not be exercisable after a period of ten years measured from the date of grant. In the case of an ISO granted to an individual who owns (or is deemed to own) at least 10% of the total combined voting power of all classes of our capital stock, the Amended 2023 Plan provides that the exercise price must be at least 110% of the fair market value of a share of our Common Stock on the date of grant and the ISO must not be exercisable after a period of five years measured from the date of grant.

∎

Restricted Stock may be granted to any eligible individual and made subject to such restrictions as may be determined by the administrator. Restricted stock typically may be forfeited for no consideration or repurchased by us at the original purchase price if the conditions or restrictions on vesting are not met. In general, restricted stock may not be sold or otherwise transferred until restrictions are removed or expire. Holders of restricted stock, unlike recipients of options, will have voting rights and will have the right to receive dividends, if any, prior to the time when the restrictions lapse; however, dividends will not be paid until the restrictions are removed and the vesting conditions are met.

∎

Restricted Stock Units may be awarded to any eligible individual, typically without payment of consideration, but subject to vesting conditions based on continued employment or service or on performance criteria established by the administrator. Like restricted stock, RSUs may not be sold, or otherwise transferred or hypothecated, until vesting conditions are removed or expire. Unlike restricted stock, stock underlying RSUs will not be issued until the RSUs have vested, and recipients of RSUs generally will have no voting or dividend rights prior to the time when vesting conditions are satisfied.

∎

Stock Appreciation Rights may be granted in connection with stock options or other awards, or separately. SARs granted in connection with stock options or other awards typically will provide for payments to the holder based upon increases in the

2026 PROXY STATEMENT | 43

price of our Common Stock over a set exercise price. The exercise price of any SAR granted under the Amended 2023 Plan must be at least 100% of the fair market value of a share of our Common Stock on the date of grant. SARs under the Amended 2023 Plan will be settled in cash or shares of our Common Stock, or in a combination of both, at the election of the administrator.

∎

Performance Bonus Awards and Performance Stock Units are denominated in cash or share/unit equivalents, respectively, and may be linked to one or more performance or other criteria as determined by the administrator.

∎

Other Stock or Cash Based Awards are awards of cash, fully vested shares of our Common Stock and other awards valued wholly or partially by referring to, or otherwise based on, shares of our Common Stock. Other stock or cash based awards may be granted to participants and may also be available as a payment form in the settlement of other awards, as standalone payments and as payment in lieu of base salary, bonus, fees or other cash compensation otherwise payable to any individual who is eligible to receive awards. The administrator will determine the terms and conditions of other stock or cash based awards, which may include vesting conditions based on continued service, performance and/or other conditions.

∎

Dividend Equivalents represent the right to receive the equivalent value of dividends paid on shares of our Common Stock and may be granted alone or in tandem with awards other than stock options or SARs. Dividend equivalents are converted to cash or shares by such formula and such time as determined by the administrator. In addition, dividend equivalents with respect to an award subject to vesting will either (i) to the extent permitted by applicable law, not be paid or credited or (ii) be accumulated and subject to vesting to the same extent as the related award.

Any award may be granted as a performance award, meaning that the award will be subject to vesting and/or payment based on the attainment of specified performance goals.

Prohibition on Repricing

Except in connection with a corporate transaction involving the Company, the terms of outstanding awards may not be amended without the approval of our stockholders to (i) reduce the exercise price per share of outstanding options or SARs or (ii) cancel outstanding options or SARs in exchange for cash or other awards when the exercise price of such option or SAR exceeds the fair market value of the underlying shares.

Awards Subject to Clawback

All awards (including any proceeds, gains or other economic benefit actually or constructively received by a participant) granted under the Amended 2023 Plan will be subject to our clawback policy.

Adjustment Upon Certain Events

The administrator has broad discretion to take action under the Amended 2023 Plan, as well as to make adjustments to the terms and conditions of existing and future awards, to prevent the dilution or enlargement of intended benefits and facilitate necessary or desirable changes in the event of certain transactions and events affecting our Common Stock, such as stock dividends, stock splits, mergers, acquisitions, consolidations, change in control events, and other corporate transactions. Notwithstanding the foregoing, in the event of a change in control, the administrator may take any action with respect to outstanding awards as it deems appropriate, consistent with applicable provisions of the Code and applicable federal or state securities laws. In addition, in the event of certain non-reciprocal transactions with our stockholders known as “equity restructurings,” the administrator will make equitable adjustments to the Amended 2023 Plan and outstanding awards.

Foreign Participants, Transferability and Participant Payments

The administrator may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures to address differences in laws, rules, regulations or customs of such foreign jurisdictions.

44 | 2026 PROXY STATEMENT

Except as the administrator may determine or provide in an award agreement, awards under the Amended 2023 Plan are generally non-transferrable, except by will or the laws of descent and distribution, or, subject to the administrator’s consent, pursuant to a domestic relations order, and are generally exercisable only by the participant. With regard to tax withholding obligations arising in connection with awards under the Amended 2023 Plan, and exercise price obligations arising in connection with the exercise of stock options under the Amended 2023 Plan, the administrator may, in its discretion, accept cash, wire transfer or check, shares of our Common Stock that meet specified conditions, a promissory note, a “market sell order,” such other consideration as the administrator deems suitable, or any combination of the foregoing.

Plan Amendment and Termination

The administrator may amend, suspend or terminate the Amended 2023 Plan at any time. However, we must generally obtain stockholder approval to the extent required by applicable law, rule or regulation (including any applicable stock exchange rule), and generally no amendment may materially and adversely affect any outstanding award without the affected participant’s consent.

No ISOs may be granted pursuant to the Amended 2023 Plan after the tenth anniversary of the effective date of the Amended 2023 Plan. Any award that is outstanding on the termination date of the Amended 2023 Plan will remain in force according to the terms of the Amended 2023 Plan and the applicable award agreement.

Material U.S. Federal Income Tax Consequences

The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the Amended 2023 Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Some kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.

∎

Nonqualified Stock Options. If a participant is granted an NSO under the Amended 2023 Plan, the participant should not have taxable income on the grant of the option. Generally, the participant should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The participant’s basis in the Common Stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of our Common Stock on the date the participant exercises such option. Any subsequent gain or loss will be taxable as a long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

∎

Incentive Stock Options. A participant should not recognize taxable income upon grant or exercise of an ISO. However, the excess of the fair market value of the shares of our Common Stock received upon exercise over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the fair market value of the shares at the time of exercise over the exercise price (or if less, the amount realized in the disposition over the exercise price), with any remaining gain or loss being treated as capital gain or capital loss. We or our subsidiaries or affiliates generally are not entitled to a federal income tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

∎

Other Awards. The current federal income tax consequences of other awards authorized under the Amended 2023 Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as NSOs;

2026 PROXY STATEMENT | 45

nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid, if any, only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant through a Code Section 83(b) election, in which case ordinary income is recognized on the date of grant in an amount equal to the excess of the fair market value of the shares on the date of grant over the price paid, if any); restricted stock units, dividend equivalents and other stock or cash based awards are generally subject to tax at the time of payment. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the participant recognizes ordinary income.

∎

Limitation on the Employer’s Compensation Deduction. Section 162(m) of the Code limits the deduction certain employers may take for otherwise deductible compensation payable to certain executive officers of the employer to the extent the compensation paid to such an officer for the year exceeds $1 million.

∎

Section 409A of the Code. Certain types of awards under the Amended 2023 Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% penalty tax (and, potentially, certain interest, penalties and additional state taxes). To the extent applicable, the Amended 2023 Plan and awards granted under the Amended 2023 Plan are generally intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code.

New Plan Benefits

Other than with respect to annual grants of RSUs to our non-employee directors that will be made on the date of the Annual Meeting (reflected in the table below), all future awards under the Amended 2023 Plan (assuming it is approved by stockholders) are subject to the discretion of the administrator and are not currently determinable, and therefore it is not possible to determine the benefits that will be received in the future by other participants in the Amended 2023 Plan.

Name and Position	Dollar Value ($)		Number of Shares (#)

Named Executive Officers

Robert D. Isom, Chief Executive Officer, President and Director	—		—

Stephen L. Johnson, Vice Chair and Chief Strategy Officer	—		—

David G. Seymour, Executive Vice President and Chief Operating Officer	—		—

Devon E. May, Executive Vice President and Chief Financial Officer	—		—

Anthony J. Richmond, Executive Vice President, Corporate Affairs and Chief Legal Officer	—		—

All current executive officers as a group	—		—

All current directors who are not executive officers as a group	1,850,000	(1)	(2)

All employees who are not executive officers as a group	—		—

(1)

Each non-employee director serving on our Board will be awarded RSUs on the date of our Annual Meeting having a value on the date of grant equal to $150,000 (based on the per share closing price of our Common Stock on the date of the Annual Meeting). In addition, the Board has approved for Mr. Smith’s service as Independent Chairman an additional annual RSU grant with a grant date fair value of $200,000.

(2)

The aggregate number of RSUs to be granted to non-employee directors is not included in the table above because the number of shares subject to their awards will depend on the per share closing price of our Common Stock on the date of the Annual Meeting.

46 | 2026 PROXY STATEMENT

Existing Plan Benefits.

The following table sets forth the number of shares subject to all stock settled equity awards granted through March 24, 2026 under the 2023 Plan.

Name and Position	Number of Restricted Stock Units (#)(1)

Named Executive Officers

Robert D. Isom, Chief Executive Officer, President and Director	3,697,921

Stephen L. Johnson, Vice Chair and Chief Strategy Officer	1,573,620

David G. Seymour, Executive Vice President and Chief Operating Officer	1,125,072

Devon E. May, Executive Vice President and Chief Financial Officer	1,044,360

Anthony J. Richmond, Executive Vice President, Corporate Affairs and Chief Legal Officer	1,074,140

All current executive officers as a group	8,515,113

Current Director Nominees

Adriane M. Brown	36,930

John T. Cahill	36,930

Mary N. Dillon	3,031

Kathryn M. Farmer	13,562

Matthew J. Hart	36,930

Susan D. Kronick	36,930

Martin H. Nesbitt	36,930

Vicente Reynal	36,930

Gregory D. Smith	86,171

Douglas M. Steenland	36,930

Howard I. Ungerleider	25,401

Each associate of any such directors, executive officers or nominees	—

Each other person who has received or is to receive 5% of such options or rights	—

All current directors who are not executive officers as a group	423,605

All employees who are not executive officers as a group	5,013,541

(1)

Includes the target number of shares subject to outstanding performance-vesting restricted stock units, otherwise based on actual units earned based on attainment of the performance-vesting conditions.

To be approved, this proposal must receive a “For” vote from the holders of a majority of the shares of our Common Stock which are present or represented by proxy and entitled to vote on the proposal. Abstentions will have the same effect as an “Against” vote for purposes of determining whether this matter has been approved. Broker non-votes will not be counted for any purpose in determining whether this matter has been approved.

The Board unanimously recommends that the stockholders vote “FOR” the approval of the Amended and Restated 2023 Incentive Award Plan.

2026 PROXY STATEMENT | 47

PROPOSAL 6 Advisory Vote on Stockholder Proposal for Stockholder Right to Act by Written Consent

John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, has informed the Company that he intends to present the proposal set forth below at our Annual Meeting. The number of the Company’s securities that the stockholder owns will be provided to stockholders promptly upon request. If the stockholder (or its “qualified representative”) is present at the Annual Meeting and properly submits the proposal for a vote, then the stockholder proposal will be voted upon at the Annual Meeting. In accordance with federal securities laws, the stockholder proposal is presented under Proposal 6 as submitted by the stockholder and is quoted verbatim. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.

For the reasons stated in the Board’s Statement of Opposition, which follows the stockholder proposal, the Board unanimously recommends stockholders vote “AGAINST” the stockholder proposal.

Proposal 6

Proposal 6 - Shareholder Right to Act by Written Consent

Shareholders request that the board of directors take the necessary steps to permit written consent by the shareholders entitled to cast the minimum number of votes that would be necessary to authorize an action at a meeting at which all shareholders entitled to vote thereon were present and voting (without any unnecessary restriction based on length of stock ownership or the method by which shareholders hold their shares).

This includes shareholder ability to initiate any appropriate topic for written consent. This includes that any associated request for a record date shall have the lowest allowable figure. This includes that written consent not include a solicitation clause mandating a certain percent of shares be solicited unless legally required..

Shareholders acting by written consent and calling for a special shareholder meeting are 2 means that shareholders of a company can use to put forth a proposal on a timely basis without waiting for the annual shareholder meeting.

Unfortunately American Airlines Group (AAL) requires shares owning 20% of AAL stock outstanding to initiate the calling of a special shareholder meeting by shareholders.

There has never been a company response to a special shareholder meeting proposal that gave one example of a special shareholder meeting ever actually being held at a company that required 20% of shares outstanding to initiate. And companies that receive special shareholder meeting proposals hire law firms that have annual revenue of more than $1 Billion.

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Thus the challenging 20% AAL requirement seems too high and seems to make the current so-called social meeting right useless at the 20% figure. To help make up for this AAL shareholders need a right to act by written consent.

A shareholder right to act by written consent could incentivize AAL directors to be more vigilant and more alert to face future headwinds like those that emerged in 2025:

AAL carries a significant debt load (net debt around $29 billion) and has a negative return on equity, making it the most leveraged U.S. legacy carrier and highly sensitive to economic downturns. This high leverage exposes it to risks from rising interest rates and refinancing challenges.

A “significant weakness” in domestic travel demand, particularly for main cabin and discretionary travelers, forced AAL to pull its initial 2025 guidance and adjust capacity.

American Airlines continues to struggle to consistently report profits similar to rivals Delta and United, falling behind in attracting luxury customers.

AAL faced increased operational disruptions, such as cancellations and delays, up 36% year-over-year, partly due to severe weather. AAL also reported issues with oversupplied short-haul Latin America markets which negatively impacted revenues.

AAL’s prior strategy of pushing for direct bookings and altering contracts with corporate travel agencies failed to meet expectations and alienated some corporate customers.

AAL reported adjusted losses in both Q1 and Q3 of 2025, falling short of previous year’s profits and highlighting ongoing profitability struggles.

Please vote yes:

Shareholder Right to Act by Written Consent Proposal 6

The Board’s Statement in Opposition

The Board has considered this proposal and concluded that the proposal is not in the best interest of our stockholders. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the following reasons.

The Company’s existing governance structure provides stockholders with meaningful rights and opportunities to share their perspectives.

We maintain strong corporate governance practices that allow stockholders to express their perspectives and share feedback throughout the year. For instance, our stockholders have the right to call a special meeting at the request of holders of 20% of the Company’s outstanding common stock. This threshold strikes an appropriate balance between enabling stockholders to raise significant matters outside of the annual meeting cycle and protecting against the misuse of corporate resources by small groups of stockholders pursuing narrow interests. Stockholders also have the opportunity to share their perspectives with the Board and management through our year-round engagement program. Feedback gathered during stockholder engagement discussions is shared with the Board and plays a critical role in informing our corporate governance practices, executive compensation program, and sustainability initiatives and reporting, among other topics. In addition, all directors are elected annually, allowing stockholders to express their views on Board composition each year, and the Company maintains a majority voting standard for uncontested director elections which supports Board accountability. We also maintain a proxy access right, by which stockholders may nominate directors.

Implementing a right to act by written consent could disenfranchise our stockholders.

Permitting stockholders to act by written consent could allow a narrow group to take significant corporate actions without providing all stockholders with notice and an opportunity to vote. Unlike actions taken at a special or annual meeting, where all stockholders receive advance notice, can review proxy materials, and have time to consider the issues, stockholder action by written consent can be done without prior notice to, and without a vote of, other stockholders beyond those directly solicited.

2026 PROXY STATEMENT | 49

Further, the Board does not have the opportunity to provide its views to stockholders with respect to proposed action by written consent. As a result, it can be difficult for solicited stockholders to make an informed decision on these matters.

Our existing Board and governance practices collectively provide stockholders with meaningful opportunities to express their perspectives without introducing the risks associated with a written consent right. Accordingly, we believe the proposal’s request is unnecessary and not in the best interests of our stockholders.

For these reasons, the Board unanimously recommends stockholders vote “AGAINST” the stockholder proposal requesting a stockholder right to act by written consent.

50 | 2026 PROXY STATEMENT

PROPOSAL 7 Advisory Vote on Stockholder Proposal Regarding Cumulative Voting for Board Elections

The National Legal and Policy Center, 107 Park Washington Court, Falls Church, VA 22046, has informed the Company that it intends to present the proposal set forth below at our Annual Meeting. The number of the Company’s securities that the stockholder owns will be provided to stockholders promptly upon request. If the stockholder (or its “qualified representative”) is present at the Annual Meeting and properly submits the proposal for a vote, then the stockholder proposal will be voted upon at the Annual Meeting. In accordance with federal securities laws, the stockholder proposal is presented under Proposal 7 as submitted by the stockholder and is quoted verbatim. The Company disclaims all responsibility for the content of the proposal and the supporting statement, including other sources referenced in the supporting statement.

For the reasons stated in the Board’s Statement of Opposition, which follows the stockholder proposal, the Board unanimously recommends stockholders vote “AGAINST” the stockholder proposal.

Proposal 7

Adopt Cumulative Voting

RESOLVED:

The stockholders of American Airlines Group Inc. (the “Company”) request that the Board of Directors take all necessary steps, in compliance with applicable law, to adopt cumulative voting for the election of directors. This includes adopting a resolution to amend the Company’s Restated Certificate of Incorporation and/or Bylaws to expressly provide that, for the election of directors, each shareholder shall be entitled to cast as many votes as equal the number of shares held by such shareholder multiplied by the number of directors to be elected, and that such shareholder may cast all such votes for a single nominee or distribute them among two or more nominees as they see fit.

Supporting Statement:

Cumulative voting is a critical shareholder right that serves as a safeguard for board accountability. Under the current “majority” or “plurality” voting system, a shareholder group holding 51% of the shares can elect 100% of the Board of Directors, leaving the remaining 49% of shareholders without a single representative in the boardroom.

Cumulative voting allows minority shareholders to allocate their votes more flexibly. By grouping their votes for a single nominee, minority investors—who may include employees, small individual investors, or pension funds—can elect a director who brings a diverse, independent perspective to the Board.

2026 PROXY STATEMENT | 51

Benefits of Cumulative Voting:

∎	Encourages Board Diversity: It allows for the election of directors with specialized expertise or viewpoints that may differ from the prevailing management consensus.

∎	Enhances Accountability: A director elected by minority shareholders can act as an independent watchdog, ensuring that difficult questions are asked during Board deliberations.

∎

Supported by Governance Experts: Many corporate governance advocates believe that cumulative voting is an essential tool for ensuring that the Board is truly representative of all shareholder interests, not just the majority.[1] [2]

We believe that American Airlines Group Inc. would benefit from a voting structure that encourages broader shareholder representation.

Therefore, please vote FOR this proposal.

The Board’s Statement in Opposition

The Board has considered this proposal and concluded that the proposal is not in the best interest of our stockholders. Accordingly, the Board unanimously recommends a vote AGAINST this proposal for the following reasons.

Our current voting structure best serves the interest of our stockholders.

American’s voting standard for annual director elections is in the best interest of all stockholders, and consistent with the practice followed by the vast majority of S&P 500 companies. The Company’s governance documents establish that in uncontested elections, American’s directors are elected by receiving an affirmative majority of votes cast, and in contested elections when there are more director nominees than seats available, directors are elected by a plurality of votes cast. Additionally, if a director in an uncontested election does not receive a majority of votes cast, the director is required to submit a letter of resignation for consideration by our Board’s Corporate Governance and Public Responsibility Committee. These practices hold each director individually accountable and ensure that those who fail to earn broad stockholder support are not elected to our Board.

Cumulative voting could undermine Board effectiveness and representation of all stockholder interests.

We believe that effective corporate governance is contingent upon a Board that represents the interests of all stockholders. Cumulative voting creates a risk that directors could be elected to represent narrow or special interests, rather than the interest of the Company and its stockholders as a whole, by enabling a stockholder or group of stockholders representing a small minority of the votes cast to gain Board representation disproportionate to their economic stake in the Company. This could potentially divert Board attention and impede its ability to cohesively work together to oversee the Company’s strategic priorities.

The Company’s existing governance practices further support stockholder rights and Board accountability.

Our Board has adopted numerous governance mechanisms that protect stockholder interests and promote accountability without the risks associated with cumulative voting. In addition to the aforementioned practices, these include proxy access rights that enable stockholders to nominate director candidates, a right for stockholders to call special meetings and robust stockholder engagement practices where stockholders can directly express their perspectives. Our Corporate Governance and Public Responsibility Committee maintains strong oversight of evolving Board and governance practices, including ensuring that current provisions and practices support stockholder rights. Additionally, our Corporate Governance and Public Responsibility Committee regularly evaluates Board composition to ensure that there is an appropriate balance of tenure, turnover, backgrounds, attributes, viewpoints and experiences. These measures ensure that all stockholders have a meaningful voice in director elections and that the Board remains responsive to stockholder concerns.

[1]	https://scholarship.law.columbia.edu/cgi/viewcontent.cgi?params=/context/faculty_scholarship/article/1071/&path_info=Gordon_Institutions_as_Relational_Investors.pdf
[2]	https://archive.fairvote.org/?page=2524

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This proposal’s request is not in the best interest of our stockholders as it would create unnecessary risk and American’s governance practices, including director election voting standards, already promote strong stockholder rights and Board accountability.

For these reasons, the Board unanimously recommends stockholders vote “AGAINST” the stockholder proposal regarding cumulative voting for Board elections.

2026 PROXY STATEMENT | 53

Security Ownership of Certain Beneficial Owners and Management

The following table provides information regarding the beneficial ownership of our Common Stock as of April 13, 2026, by (1) each of our directors and nominees for director, (2) each of the individuals named in the section entitled “Executive Compensation—Summary Compensation Table” beginning on page 80 and (3) all of our directors and executive officers as a group, based in each case on information furnished to us by these persons. We believe that each of the named individuals and each director and executive officer included in the group has sole voting and investment power with regard to the shares shown, except that certain individuals may share voting and investment power with their spouses and except as otherwise noted.

	AAG Common Stock Beneficially Owned(1)
Name of Beneficial Owner and Relationship to Company	Amount and Nature of Beneficial Ownership		Percent of Class

Robert D. Isom Chief Executive Officer, President and Director	1,578,171	(2)	*

Stephen L. Johnson Vice Chair and Chief Strategy Officer	1,114,049	(3)	*

David G. Seymour Chief Operating Officer	468,498	(4)	*

Devon E. May Chief Financial Officer	382,192	(5)	*

Anthony J. Richmond Corporate Affairs and Chief Legal Officer	138,751	(6)	*

Adriane M. Brown Director	54,881	(7)	*

John T. Cahill Director	213,288	(8)	*

Mary N. Dillon Director	3,031	(9)	*

Kathryn M. Farmer Director	13,562	(10)	*

Matthew J. Hart Director	102,894	(11)	*

Susan D. Kronick Director	79,053	(12)	*

Martin H. Nesbitt Director	79,053	(13)	*

Denise M. O’Leary** Director	154,342	(14)	*

Vicente Reynal Director	45,478	(15)	*

Gregory D. Smith Independent Chairman	98,858	(16)	*

Douglas M. Steenland Director	56,206	(17)	*

Howard I. Ungerleider Director	25,401	(18)	*

All directors, nominees and current executive officers as a group (17 persons)	4,607,708	(19)		*

*	Represents less than 1% of the outstanding shares of our Common Stock.

54 | 2026 PROXY STATEMENT

**	Denise M. O’Leary is retiring from the Board at the Annual Meeting.

(1)

Beneficial ownership as reported in the table has been determined in accordance with SEC rules and regulations and includes restricted stock units (“RSUs”) that vest within 60 days of April 13, 2026. Pursuant to SEC rules and regulations, all shares not currently outstanding that are subject to RSUs that vest within 60 days of April 13, 2026, are deemed to be outstanding for the purpose of computing “Percent of Class” held by the holder of the class but are not deemed to be outstanding for the purpose of computing the “Percent of Class” held by any other stockholder.

(2)	Includes 1,578,171 shares held directly. Excludes 2,216,108 unvested RSUs that will not vest within 60 days of April 13, 2026.

(3)	Includes 1,114,049 shares held directly. Excludes 974,308 unvested RSUs that will not vest within 60 days of April 13, 2026.

(4)

Includes 364,650 shares held directly and 103,848 shares underlying unvested RSUs that vest within 60 days of April 13, 2026. Excludes 667,199 unvested RSUs that will not vest within 60 days of April 13, 2026.

(5)

Includes 296,499 shares held directly and 85,693 shares underlying unvested RSUs that vest within 60 days of April 13, 2026. Excludes 636,552 unvested RSUs that will not vest within 60 days of April 13, 2026.

(6)	Includes 138,751 shares underlying unvested RSUs that vest within 60 days of April 13, 2026. Excludes 935,389 unvested RSUs that will not vest within 60 days of April 13, 2026.

(7)	Includes 41,319 shares held directly and 13,562 shares underlying unvested RSUs that vest within 60 days of April 13, 2026.

(8)

Includes 174,174 shares held indirectly for the benefit of the John Tobin Cahill Revocable Trust, 25,552 shares held indirectly for the benefit of the Ladson Court Trust V and 13,562 shares underlying unvested RSUs that vest within 60 days of April 13, 2026.

(9)	Includes 3,031 shares underlying unvested RSUs that vest within 60 days of April 13, 2026.

(10)	Includes 13,562 shares underlying unvested RSUs that vest within 60 days of April 13, 2026.

(11)	Includes 89,332 shares held directly and 13,562 shares underlying unvested RSUs that vest within 60 days of April 13, 2026.

(12)	Includes 65,491 shares held directly and 13,562 shares underlying unvested RSUs that vest within 60 days of April 13, 2026.

(13)	Includes 65,491 shares held directly and 13,562 shares underlying unvested RSUs that vest within 60 days of April 13, 2026.

(14)	Includes 140,780 shares held directly and 13,562 shares underlying unvested RSUs that vest within 60 days of April 13, 2026.

(15)	Includes 31,916 shares held directly and 13,562 shares underlying unvested RSUs that vest within 60 days of April 13, 2026.

(16)	Includes 67,073 shares held directly, 140 shares held indirectly for the benefit of Mr. Smith’s Family Trusts and 31,645 shares underlying unvested RSUs that vest within 60 days of April 13, 2026.

(17)	Includes 42,644 shares held directly and 13,562 shares underlying unvested RSUs that vest within 60 days of April 13, 2026.

(18)	Includes 11,839 shares held directly and 13,562 shares underlying unvested RSUs that vest within 60 days of April 13, 2026.

(19)

Includes 3,909,254 shares held directly, 174,174 shares held indirectly for the benefit of the John Tobin Cahill Revocable Trust, 25,552 shares held indirectly for the benefit of the Ladson Court Trust V, 140 shares held indirectly for the benefit of Mr. Smith’s Family Trusts and 498,588 shares underlying unvested RSUs that vest within 60 days of April 13, 2026, held by our current executive officers, directors and nominees as a group. Excludes 5,429,556 shares underlying unvested RSUs held by our current executive officers, directors and nominees as a group that will not vest within 60 days of April 13, 2026.

The following table sets forth information regarding the beneficial ownership of our Common Stock as of April 13, 2026 for each person known to us to be the beneficial owner of more than 5% of our outstanding Common Stock.

	Common Stock Beneficially Owned
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class

BlackRock, Inc. 55 East 52nd Street New York, NY 10055	54,575,149	(a)	8.25%

PRIMECAP Management Company 177 E. Colorado Blvd., 11th Floor Pasadena, CA 91105	49,641,939	(b)	7.51%

(a)

The amount shown and the following information are derived solely from the Schedule 13G/A filed by BlackRock, Inc. on November 8, 2024. BlackRock, Inc. has sole dispositive power with respect to all of such shares, sole voting power with respect to 53,482,377 of such shares and shared voting power with respect to no shares.

(b)

The amount shown and the following information are derived solely from the Schedule 13G/A filed by PRIMECAP Management Company on November 13, 2025. PRIMECAP Management Company has sole dispositive power with respect to all of such shares, sole voting power with respect to 49,234,154 of such shares and shared voting power with respect to no shares.

2026 PROXY STATEMENT | 55

Director Compensation

The table below provides information regarding compensation we paid to our non-employee directors in 2025. The compensation elements are described in the narrative following the table. Robert D. Isom, our Chief Executive Officer, President and a director, is not included in the table because he is a “named executive officer” for 2025 and his compensation is disclosed in the “Executive Compensation—Summary Compensation Table” beginning on page 80 of this Proxy Statement.

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	All Other Compensation ($)(c)	Total ($)

Adriane M. Brown	150,000	150,000	10,238	310,238

John T. Cahill	130,000	150,000	18,866	298,866

Michael J. Embler(d)	65,000	—	162,118	227,118

Kathryn M. Farmer	72,143	150,000	5,294	227,437

Matthew J. Hart	155,000	150,000	23,300	328,300

Susan D. Kronick	130,000	150,000	27,340	307,340

Martin H. Nesbitt	150,000	150,000	40,674	340,674

Denise M. O’Leary	140,000	150,000	18,992	308,992

Vicente Reynal	140,000	150,000	21,848	311,848

Gregory D. Smith	100,000	350,000	34,240	484,240

Douglas M. Steenland	150,000	150,000	16,706	316,706

Howard I. Ungerleider	152,255	150,000	8,558	310,813

(a)

The amounts represent the aggregate dollar amount of all fees the directors earned or were paid in 2025 for service as a director, including annual retainer, committee, committee chair and chairman fees.

(b)

The amounts represent the aggregate grant date fair value, as calculated in accordance with Accounting Standards Codification (“ASC”) Topic 718, of (i) 13,562 RSUs granted to each non-employee director, other than Mr. Embler, on June 11, 2025, with a grant date fair value of $150,000, which will vest on June 10, 2026, subject to the continued service of the director through the vesting date, and (ii) 18,083 additional RSUs granted to Mr. Smith on June 11, 2025, with a grant date fair value of $200,000, for his service as Independent Chairman, which will vest on June 10, 2026, subject to the continued service of the director through the vesting date. The grant date fair value, as calculated in accordance with ASC Topic 718, of time-based RSUs is equal to the number of shares underlying the RSUs, multiplied by the closing price of our Common Stock on the date of grant. As of December 31, 2025, each of our then continuing non-employee directors, other than Mr. Smith, held 13,562 RSUs. As of December 31, 2025, Mr. Smith held 31,645 RSUs. No non-employee directors held any other outstanding equity awards.

(c)

The amounts include (i) the value of flight privileges received in 2025, (ii) for Mr. Embler the value of lifetime flight privileges available to him and his immediate family upon his retirement from Board service, and (iii) tax reimbursements that we paid to our directors in 2025 for flight privileges provided to them in 2025. Amounts also include the portion of the premiums paid by us on behalf of Mr. Hart and Ms. O’Leary for a life insurance policy under the America West Directors’ Charitable Contribution Program, which is described more fully below in the section entitled “Legacy Director Compensation Programs.” Each of these amounts are set forth in the table below. Flight privileges are valued based on the imputed taxable income to the director, which valuation is greater than the incremental cost to the Company.

56 | 2026 PROXY STATEMENT

Name	Flight Privileges ($)		Tax Gross-Up on Flight Privileges ($)	Insurance Premiums ($)

Adriane M. Brown	5,119		5,119

John T. Cahill	9,433		9,433

Michael J. Embler(d)	153,539	(e)	8,579

Kathryn M. Farmer	2,647		2,647

Matthew J. Hart	5,619		5,619	12,062

Susan D. Kronick	13,670		13,670

Martin H. Nesbitt	20,337		20,337

Denise M. O’Leary	7,513		7,513	3,966

Vicente Reynal	10,924		10,924

Gregory D. Smith	17,120		17,120

Douglas M. Steenland	8,353		8,353

Howard I. Ungerleider	4,279		4,279

(d)	Mr. Embler did not stand for reelection at the 2025 annual meeting of stockholders.

(e)

For Mr. Embler, includes $8,579 for the value of flight privileges received in 2025, and $144,960 for the value of lifetime flight privileges available to him and his immediate family upon his retirement from Board service. The service of Mr. Embler on our Board exceeded seven years as of the date of his retirement from our Board. As a result, he was entitled to lifetime flight privileges. The value of the lifetime flight privileges reflects the present value of future travel calculated using a discount rate of 5.3% and Pri-2012 Employee Table, with white collar adjustments, increased by 3.0% at all ages, and then projected generationally from 2012 with Scale MP-2021, and assumes the annual level of usage is the same as the director’s actual usage for 2025 with a valuation based on imputed income and a 1% annual increase in the cost of travel.

Director Compensation

The Compensation Committee periodically reviews the overall compensation of our directors in consultation with the Board and, from time to time, the assistance of the Compensation Committee’s compensation consultant. The Compensation Committee has authority to retain and terminate any outside advisors, such as compensation consultants and legal counsel, and to determine their compensation.

Annual Retainers and Grants of RSUs. For 2025, the compensation for our non-employee directors included the following cash-based annual retainers:

∎	an annual retainer of $100,000 for service on the Board;

∎	an annual retainer of $15,000 for service on each of the Audit, Compensation, CGPR, Finance or Safety Committees; and

∎

an annual retainer of $25,000 for service as the Chair of the Audit Committee and an annual retainer of $20,000 for service as the Chair of each of the Compensation, CGPR, Finance or Safety Committees.

On the date of the 2025 annual meeting of stockholders, each continuing non-employee director received a number of RSUs equal to $150,000 divided by the closing price of our Common Stock on the date of the annual meeting. Each of the RSU awards granted to our non-employee directors will vest fully on the earlier of the first anniversary of the date of grant or the date of the next annual meeting of stockholders, subject to the continued service of the non-employee director through the vesting date.

In February 2023, we announced the election of Gregory D. Smith as the Company’s Independent Chairman effective April 30, 2023. The Board has approved for Mr. Smith’s service as Independent Chairman an additional annual RSU grant with a grant date fair value of $200,000.

2026 PROXY STATEMENT | 57

Other Compensation. As is customary in the airline industry, we provide our directors with flight benefits. During the period of time they serve on the Board, non-employee directors are entitled to complimentary personal air travel for the non-employee director and his or her eligible immediate family members on American and American Eagle, 12 round-trip or 24 one-way passes for complimentary air travel for the non-employee director’s family and friends each year, as well as American Airlines Admirals Club® membership, and AAdvantage® ConciergeKeySM program status. Non-employee directors receive a tax gross-up for imputed taxable income related to these flight benefits. In addition, these travel benefits (except for the tax gross-up) will be provided (i) for a non-employee director’s lifetime if he or she has served as a director for seven or more years or (ii) for five years if he or she has served for less than seven but more than two years. Non-employee directors will also be reimbursed for all reasonable out-of-pocket expenses incurred in connection with attendance at meetings upon submission of receipts.

In addition, the Company purchases tickets to certain sporting and other events in advance for business purposes. On occasion, unused tickets purchased are made available for personal use by our directors or other team members. These tickets typically result in no incremental cost to the Company.

Legacy Director Compensation Programs

Following the closing of the merger with US Airways, the America West Directors’ Charitable Contribution Program (the “Charitable Contribution Program”), a legacy director compensation program, continues to be in effect. America West established the Charitable Contribution Program under which all directors of America West were invited to participate. This program was discontinued for new directors following the merger between America West and US Airways in 2005. During 2025, the directors who were participants in the Charitable Contribution Program were Mr. Hart and Ms. O’Leary. The charitable contributions will be substantially funded by life insurance proceeds from policies maintained by us on the lives of the participants. Under the terms of the Charitable Contribution Program, America West was allowed to place joint life insurance on two directors. The life insurance policies currently in place under the Charitable Contribution Program are structured as joint policies on the lives of two directors and the insurance benefits are payable at the death of the last survivor. Individual directors derive no direct financial benefit from the Charitable Contribution Program because all insurance proceeds are to be paid by us, and all tax deductions for the charitable contributions accrue solely to us.

Stock Ownership Guidelines

Our non-employee directors are required to hold a number of shares of stock equal to the lesser of either (i) five times the director’s annual cash retainer or (ii) 15,000 shares of our Common Stock. Ownership is determined based on the combined value of the following director holdings: (a) shares owned outright or by immediate family members residing in the same household or in a trust for the benefit of the director or an immediate family member; (b) Common Stock, stock units or other stock equivalents obtained through the exercise of stock appreciation rights (“SARs”)/stock options or vesting of equity awards; (c) unvested equity awards granted under any equity and deferral plans; and (d) other stock or stock equivalent awards determined by the CGPR Committee. Newly appointed non-employee directors have five years from the date the individual became a director to comply with the stock ownership guidelines. Under the stock ownership guidelines, until a non-employee director has reached the minimum ownership guideline, such director may not sell or otherwise dispose of the shares of Common Stock acquired upon the exercise, vesting or settlement of any equity awards except to the extent such sales do not cumulatively exceed 50% of such shares. Each of our directors with a compliance date before the date of this Proxy Statement owns shares that exceed the minimum stock ownership guidelines.

58 | 2026 PROXY STATEMENT

Certain Relationships and Related Party Transactions

Since January 1, 2025, the Company has not participated in, nor is there currently planned, any transaction or series of similar transactions with any of the Company’s directors, nominees, executive officers, holders of more than 5% of Common Stock or any member of such person’s immediate family that is required to be reported under Regulation S-K Item 404(a) of the rules of the SEC.

We have entered into indemnity agreements with our executive officers and directors that provide, among other things, that we will indemnify each such officer or director, under the circumstances and to the extent provided for in the indemnity agreements, for expenses, damages, judgments, fines and settlements he or she may be required to pay in actions or proceedings in which he or she is or may be made a party by reason of his or her position as a director, officer or other agent of the Company.

Policies and Procedures for Review and Approval of Related Person Transactions

We believe that business decisions and actions taken by our officers, directors and other team members should be based on the best interests of the Company and must not be motivated by personal considerations or relationships. We attempt to analyze all transactions in which we participate and in which a related person may have a direct or indirect material interest, both due to the potential for a conflict of interest and to determine whether disclosure of the transaction is required under applicable SEC rules and regulations. Related persons include any of our directors or executive officers, certain of our stockholders and immediate family members of any of the above persons. The Audit Committee is responsible for reviewing and approving all significant conflicts of interest and related party transactions in accordance with our company policies.

A conflict of interest occurs when an individual’s private interest interferes, or appears to interfere, in any way with the interests of the Company. Our Codes of Ethics require our employees, including our Chief Executive Officer, Chief Financial Officer, Corporate Controller, who is our principal accounting officer, and our directors who may have a potential or apparent conflict of interest to fully disclose all the relevant facts to either the Chair of the Audit Committee or the Chief Ethics and Compliance Officer, as applicable. Once the Chair of the Audit Committee or the Chief Ethics and Compliance Officer receives notice of a conflict of interest, they will report the relevant facts to our internal auditors. The internal auditors will then consult with the Audit Committee and a determination will be made as to whether the activity is permissible. The full texts of our Codes of Ethics are available on our website at www.aa.com under the links “About Us”—“Corporate Governance.”

2026 PROXY STATEMENT | 59

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended December 31, 2025 (the “Audited Financial Statements”).

The Audit Committee has discussed with KPMG, our independent registered public accounting firm, the matters required to be discussed with the Audit Committee under the applicable requirements of the Public Company Accounting Oversight Board and the Securities and Exchange Commission.

The Audit Committee has received the written disclosures and the letter from KPMG regarding its independence as required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit Committee concerning independence, has discussed with KPMG its independence and has considered the compatibility of the non-audit services provided by KPMG with respect to maintenance of that independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board of Directors has approved, that the Audited Financial Statements be included in our Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the SEC.

Respectfully submitted,

Audit Committee

Matthew J. Hart (Chair)

John T. Cahill

Martin H. Nesbitt

Howard I. Ungerleider

This report of the Audit Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act.

60 | 2026 PROXY STATEMENT

Compensation Discussion and Analysis

Overview

This section discusses our performance and the principles underlying our compensation policies for our “named executive officers,” who for 2025 were:

∎	Robert D. Isom, our Chief Executive Officer, President and Director;

∎	Stephen L. Johnson, our Vice Chair and Chief Strategy Officer;

∎	David G. Seymour, our Executive Vice President and Chief Operating Officer;

∎	Devon E. May, our Executive Vice President and Chief Financial Officer; and

∎	Anthony J. Richmond, our Executive Vice President, Corporate Affairs and Chief Legal Officer(1).

(1)	Mr. Richmond commenced employment with the Company in May 2025.

To successfully lead American through the critical post-pandemic chapter, our leadership team established a targeted list of primary goals to improve the reliability, profitability, and accountability of our operations to create long-term stockholder value. We achieved key objectives supporting the accomplishment of our primary goals, including:

Reliability

∎	Operated more than 2.2 million flights with an average load factor of 83.6%.

∎	Continued targeted investments in the operation and technology to drive further improvements in operating reliability and resiliency.

∎	Multi-year agreements with our largest workgroups provide labor cost certainty through 2027.

Profitability

∎	Produced record full-year revenue of $54.6 billion, full-year net income of $111 million and, excluding special items, full-year net income of $237 million.(1)

∎

In preparation for American’s exclusive 10-year co-branded credit card partnership with Citi, effective in 2026, transitioned the in-flight acquisition channels to Citi and launched a new mid-tier Citi® AAdvantage® GlobeTM MasterCard® expanding our card offerings to meet travelers at every level.

∎	Took delivery of 40 new generation aircraft, providing more fuel-efficient fleet options that have resulted in a 6.7% increase in mainline fuel efficiency since 2019.

Accountability

∎	Committed to further deleveraging, targeting a reduction in total debt(2) to less than $35 billion by year-end 2027, which is now expected to be achieved a year early in 2026.

∎	Ended 2025 with $9.2 billion in total available liquidity.(3)

∎

Our Reengineering the Business (RtB) program has continued to enhance operational efficiency through best-in-class workforce management, efficient asset utilization, and procurement excellence, supported by investments in technology and process improvements, and through 2025 has delivered approximately $750 million in cumulative operating savings and over $650 million in working-capital benefits since 2023.

(1)	See Appendix C for a reconciliation of net income excluding net special items (non-GAAP measure).

2026 PROXY STATEMENT | 61

(2)	Total debt includes debt, finance and operating lease liabilities and pension obligations.

(3)	Total available liquidity includes unrestricted cash and short-term investments, and undrawn capacity under our credit and other facilities.

Our 2025 executive compensation program is designed to implement our strategy

Our executive compensation program is heavily performance-based and directly linked with our established goals of safety, delivering record operational results, focusing on our profitability and efficiency, closing our margin gap with our largest competitors and highlighting our customer experience commitments.

Our 2025 performance-based STIP was designed to align management with our goals of safety, profitability and efficiency and operational reliability while building on our momentum on team member engagement. Under our 2025 STIP, profitability and efficiency accounted for 70% of the plan’s weighting and included a profitability gate to unlock that section. Reliability accounted for 25% of the plan’s weighting and included a safety education completion gate to unlock that section, and culture accounted for 5% of the plan’s weighting.

Our 2025 LTIP for our named executive officers incorporated both performance- and time-vesting components, with half of the target value consisting of the performance-vesting component. The performance-vesting component is tied to attainment of relative EBITDAR margin gap improvement versus our industry peers, which accounts for 50% of the plan’s weighting and continues our focus on our margin gap in comparison to the other network carriers. Our total debt goal, EPS improvement and net promoter score, together account for the remaining 50% of the performance-vesting component of the plan’s weighting. These goals together measure and focus on profitability and efficiency as well as our long-term customer strategy. Our 2025 LTIP further aligns our named executive officers’ incentives with the interests of our stockholders with the inclusion of an absolute stock price performance modifier that may increase the overall plan payout based on certain stock price performance improvements. The performance-vesting component of the 2025 LTIP will be earned, if at all, following the completion of a three-year performance period. The time-vesting component of the 2025 LTIP vests as to 33.33% of the shares on each of the first, second and third anniversaries of the grant date, subject to continued service through each applicable vesting date.

62 | 2026 PROXY STATEMENT

2025 compensation decisions and outcomes reflected our pay for performance philosophy

No increases have been made to our Chief Executive Officer’s target annual direct compensation level since 2023. Mr. Isom’s base salary, STIP target and LTIP target have continued to remain at the same level as in 2023. Mr. Isom’s 2025 target annual direct compensation remained significantly below the last reported value for the CEO of United (2025) and the CEO of Delta (2025), our two closest peers. The target annual direct compensation provided to our other named executive officers is competitive with or below that of the other large network airlines. In addition, 91% of our Chief Executive Officer’s and, on average, 86% of our other named executive officers’ 2025 target annual direct compensation was comprised of at-risk compensation. As a result, the compensation ultimately realized by our Chief Executive Officer and other named executive officers will be significantly determined by our financial performance and the performance of our stock, and is therefore closely aligned with the interests of our stockholders.

Only approximately 51% of target bonuses earned; Mr. Isom chose not to receive an STI award. For fiscal year 2025, we did not attain the threshold adjusted pre-tax income level and as a result, the profitability and efficiency section of the STIP did not pay out. Based on our actual attainment levels of the operational reliability and team member engagement goals of the STIP, each named executive officer, other than Mr. Isom, received a 2025 STI award equal to 50.97% of target.

Performance-vesting RSUs tracking at or below target. For 2025, we continued the structure of our LTIP, which for our named executive officers incorporates both performance- and time-vesting RSU components, with the performance-vesting component weighted 50% by value to further align management and stockholder interests. As described above, similar to our historical LTIP grants, the performance-vesting component of the 2025 LTIP will be earned, if at all, following the completion of a three-year performance period.

The table below sets forth how the annual 2023, 2024 and 2025 performance-vesting RSUs tracked as of the end of 2025.

Performance-Vesting RSU Pay Outcomes as of 12/31/25

2023 Annual Grant (vesting in 2026)	Payout at Target

2024 Annual Grant (vesting in 2027)	Tracking at Below Threshold (0%); Cancelled in February 2026(1)

2025 Annual Grant (vesting in 2028)	Tracking at Below Target

(1)

In light of the projected 0% payout on our 2024 performance-vesting RSUs, all outstanding 2024 performance-vesting RSUs have been cancelled. This action releases shares back into the 2023 Plan, allowing us to deploy them more efficiently to support our 2026 annual LTIP targets and manage our share pool responsibly.

2025 Compensation Objectives and Programs

Pay-for-Performance Philosophy

The philosophy underlying our overall executive compensation program is to provide attractive, flexible and market-based compensation that is both tied to our performance and aligned with the interests of our stockholders. We intend for our compensation programs to motivate the management team to enhance stockholder value over time without creating unnecessary or excessive risk-taking that would have an adverse effect on stockholder value and potentially detract from our ability to reach long-term sustainable levels of income and profitability.

2026 PROXY STATEMENT | 63

Our 2025 executive compensation programs emphasized variable compensation in the form of short-term cash incentives and long-term equity incentives. The following table provides our 2025 annual target direct compensation for each named executive officer.

Named Executive Officer	Base Salary ($)	STIP Target (%)	STIP Target ($)	LTIP Target ($)(1)	Total Target Direct Compensation ($)

Robert D. Isom	1,300,000	200%	2,600,000	11,250,000	15,150,000

Stephen L. Johnson	850,000	150%	1,275,000	6,375,000	8,500,000

David G. Seymour	815,000	125%	1,018,750	3,500,000	5,333,750

Devon E. May	815,000	125%	1,018,750	3,350,000	5,183,750

Anthony J. Richmond	815,000	125%	1,018,750	3,350,000	5,183,750

(1)

Amounts reflect the annual LTIP target values which are converted into a target number of RSUs based on the closing price on the grant date and may differ from the grant date fair values, as calculated in accordance with ASC Topic 718, set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table. In addition, amounts do not reflect one-time new hire or retention grants.

The graphics below show the mix of each element of the 2025 annual target direct compensation package for Mr. Isom and the average for our other named executive officers.

CEO

Target Direct Compensation

91%
at-risk
9% Base Salary
17% STIP Target
74% LTIP Target

Named Executive Officer

Target Direct Compensation (other than CEO)

86%
at-risk
14% Base Salary
18% STIP Target
68% LTIP Target

64 | 2026 PROXY STATEMENT

Commitment to Effective Compensation Governance

We are committed to effective compensation governance and have adopted compensation policies and practices in furtherance of our commitment, including the following:

What We Do	What We Do NOT Do

✓  91% of CEO’s 2025 Annual Target Compensation is At-Risk and 74% is in the form of Long-term Equity Incentives that foster alignment with stockholders.

✓  Link Pay to Performance with performance goals tied to improving the reliability, profitability and accountability of our operations to create long-term stockholder value.

✓  Performance-Based Long-Term Equity Incentives form 50% of our named executive officers’ Equity Incentives and have a Three-year Performance Period to promote long-term focus.

✓  Independent Compensation Consultant that is directly engaged by the Compensation Committee to advise on executive and director compensation matters.

✓  Robust Stock Ownership Guidelines that align our executive officers’ long-term interests with those of our stockholders.

✓  Annual Compensation Risk Assessment to identify any elements of our compensation program design or oversight processes that carry elevated levels of adverse risk.

✓  Minimum Vesting Requirements. Subject to limited exceptions, no awards granted under our equity plan may vest until the first anniversary of the date of grant.

✓  Clawback Policy that mandates recoupment of erroneously awarded incentive compensation to executive officers on accounting restatement consistent with SEC and Nasdaq requirements and goes beyond by providing the Compensation Committee with discretion to recover additional compensation paid under the Company’s STIP, LTIP and other equity incentive awards based on circumstances.

✓  Extensive Stockholder Engagement to solicit investor feedback on our compensation program.

   No Guaranteed Bonuses. Our executive officers’ bonuses are 100% performance-based.

   No Active Executive Retirement Plans. We do not maintain any active executive-only or supplemental retirement plans.

   No Hedging or Pledging of our Stock. We prohibit our executive officers from engaging in hedging transactions or using our stock as collateral for loans.

   No Excise Tax Gross-Ups. We do not provide gross ups on excise taxes in connection with a change in control.

   No Excessive Perquisites. Perquisites and other personal benefits are in line with industry standards.

   No Payouts of Dividends on Unvested Awards. Unless and until an award’s vesting conditions are satisfied, no dividends or dividend equivalents accrued on the award are paid.

   No Repricing of Awards Without Stockholder Approval. Under our equity plan, awards may not be repriced without stockholder approval if the effect would be to reduce the exercise price for the shares underlying the award.

Stockholder Approval of 2024 Executive Compensation and Stockholder Engagement

At the 2025 annual meeting of stockholders, our stockholders overwhelmingly approved the compensation of our named executive officers with over 96% support. This approval represented a strong shift from our lower approval on say-on-pay in 2024 and was consistent with our strong historical approvals on say-on-pay. Over the prior decade, our stockholders approved the compensation of our named executive officers with an approval of over 94% on average.

2026 PROXY STATEMENT | 65

In late 2025 and into 2026, we continued to engage with our stockholders, meeting with a majority of our top 30 stockholders representing approximately 59% of shares outstanding. Gregory D. Smith, our Independent Chairman, participated in select engagements. During these off-season engagements, stockholders generally expressed support for our executive compensation programs.

Beginning with 2025 grants, in response to stockholder feedback, the Compensation Committee revised the time-vesting component of the 2025 LTIP such that awards vest as to 33.33% of the shares on each of the first, second and third anniversaries of the grant date, subject to continued service through each applicable vesting date. Mr. Isom’s target annual direct compensation level for 2025, including base salary, STIP target or LTIP target, remained at approximately $15.2 million, the same level as in 2023 and 2024, and remained significantly below the last reported value for the CEO of United (2025) and the CEO of Delta (2025), our two closest peers.

Determination of Executive Compensation

Role of the Compensation Committee and Management in Compensation Decisions

The Compensation Committee administers the compensation program for all officers, including the named executive officers, and is comprised of four independent directors. The Compensation Committee’s overarching goal is to create executive compensation programs that align management and stockholder interests over the long-term and to compensate our executives fairly and appropriately, commensurate with their peers at our competitors. This allows us to recruit and retain a highly capable management team. In creating such programs, the Compensation Committee considers stockholder input, management input and the perspective and guidance of its outside consultant. The independent compensation consultant also provides leading practice data for the airline industry and companies of similar size and revenue to us.

Some of the elements we consider when designing our compensation programs include establishing fair and appropriate compensation consistent with market and industry norms, retention, linking compensation to performance, and aligning our programs with the interests of our stockholders. In addition to providing input on our regular compensation programs, management also will from time to time bring matters to the attention of the Compensation Committee that might require alterations to compensation policies, especially when they have identified specific circumstances that require additional executive talent or unique executive skills that we may not currently have in place. Our Chief Executive Officer and Cole Brown, our Chief People Officer, also provide input and recommendations based on their own direct knowledge of the other named executive officers’ individual performance and contributions considering the scope of their responsibilities.

Use of Compensation Consultant

For 2025, the Compensation Committee retained Korn Ferry as its independent compensation consultant. The Compensation Committee has sole authority with regard to the decision to retain and the terms of engagement of the compensation consultant. The compensation consultant reports directly to the Compensation Committee with respect to its executive compensation consulting advice. The Compensation Committee has assessed whether the services provided by Korn Ferry or any other relationships created any conflicts of interest pursuant to SEC and Nasdaq rules, and has concluded that no such conflicts of interest exist.

During 2025, Korn Ferry provided the following services for or at the request of the Compensation Committee:

∎	assisted the Compensation Committee in the design of the executive compensation program, including structure, metric selection, payout opportunities, and establishment of performance targets;

∎	benchmarked compensation levels for senior executives and non-executive directors;

∎	conducted an annual review of the compensation peer group;

∎	attended Compensation Committee meetings;

∎	reviewed management’s materials prepared for the Compensation Committee; and

∎	responded to various other requests from the Compensation Committee.

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In 2025, in addition to the executive compensation services Korn Ferry performed for or at the request of the Compensation Committee, Korn Ferry provided limited executive search services for aggregate fees of approximately $221,000.

Use of Market Data

In order to ensure a competitive design for our executive compensation program, in 2025, our Compensation Committee, with advice and analysis from its compensation consultant, reviewed our program against those of our largest competitors, Delta, United, and Southwest Airlines, as well as a broader set of airlines, with an emphasis on Delta and United, our closest peers. The Compensation Committee also reviewed a broader spectrum of compensation pay data, including survey data based primarily on revenues across the airline/transportation and general industry.

Executive Compensation with an Emphasis on Performance-Based Pay

For 2025, the Compensation Committee continued the performance-based STIP and the performance-based components of our LTIP programs for the named executive officers, as described more fully below. As a result, in 2025, our executive compensation structure included both fixed and performance-based pay. Specifically, our 2025 executive compensation structure consisted of three core components which aligned management and stockholder interests:

∎	a base salary paid in cash;

∎	an annual incentive program paid in cash based on achievement of safety education, financial, including profitability and efficiency, operational reliability and team member engagement goals; and

∎	a long-term equity incentive program in the form of RSUs that incorporate both performance- and time-vesting components, with half of the target value consisting of the performance-vesting component.

The overarching goal was to emphasize pay for performance (such that compensation is paid only if we meet pre-determined performance targets) and align executive and stockholder interests through cash and equity-based compensation tied to our operational and financial performance.

Base Salary

Base salaries provide a secure, consistent amount of fixed pay that compensates executives for their scope of responsibility, competence and performance. Our named executive officers’ 2025 base salaries are set forth below. The base salaries of Messrs. Isom and Johnson remained at the same level as in 2024. The base salaries of Messrs. Seymour and May were increased by 5%, as set forth in the table below. Mr. Richmond’s base salary was set consistent with the levels for Messrs. Seymour and May in connection with his commencement of employment.

Named Executive Officer	2025 Base Salary ($)

Robert D. Isom	1,300,000

Stephen L. Johnson	850,000

David G. Seymour	815,000

Devon E. May	815,000

Anthony J. Richmond	815,000

2026 PROXY STATEMENT | 67

Annual Cash Incentive Program

The second core component of our overall compensation program has been a short-term cash incentive program. The STIP is designed to align management with our goals to run a reliable operation, to continue our profitability and to build on our momentum on team member engagement goals, as summarized further below.

The target cash incentive opportunities for each named executive officer for 2025 are set forth below and remained unchanged from the prior year.

Named Executive Officer	Target Payout Level as a Percentage of Base Salary

Robert D. Isom	200%

Stephen L. Johnson	150%

David G. Seymour	125%

Devon E. May	125%

Anthony J. Richmond	125%

2025 STIP Design

Our 2025 STIP maintains the same pillars and weightings as the 2024 plan – profitability and efficiency, operational reliability, and culture. The profitability and efficiency section has an adjusted pre-tax income gate and the operational reliability section has a safety education completion gate, as detailed below.

The Company remains intently focused on profitability, operational efficiency and reliability, and the footprint of these areas continues to comprise 95% of the STIP. To further the Company’s commitment to increasing stockholder value, the Compensation Committee continued its focus on profitability and efficiency, keeping the financial weighting of the program at 70%. The operational component, making up 25% of the STIP, focused on controllable completion factor, mishandled baggage rate and on-time departures, the foundational operational metrics that determine reliability. Team member engagement,

68 | 2026 PROXY STATEMENT

weighted at 5%, remained as part of the STIP in order to ensure our workplace culture is a competitive advantage that provides team members access to continuous learning, awareness and knowledge.

In order to unlock the financial portion of the plan, our adjusted pre-tax income had to be above the threshold level of $1.7 billion. Adjusted pre-tax income represents pre-tax income for the year ended December 31, 2025, excluding net special items (See Appendix C for a reconciliation of pre-tax income excluding net special items, a non-GAAP measure), as further adjusted for expenses associated with profit sharing and the STIP and related payroll taxes and 401(k) company contributions (“performance pay”). The Company excludes expenses associated with profit sharing and the STIP from the calculation of adjusted pre-tax income as these items are themselves calculated based on the measure. The STIP goals are established at the beginning of the performance period and account for these adjustments. For fiscal year 2025, we did not attain the threshold adjusted pre-tax income level and as a result, the profitability and efficiency section of the STIP, which accounted for 70% of the plan, did not pay out.

In order to unlock the operational reliability section of the plan, the Company had to attain 91% safety education completion. For fiscal year 2025, the Company attained 97.53% safety education completion, above the threshold required to unlock the operational reliability section of the plan.

2026 PROXY STATEMENT | 69

Threshold, target and maximum goals for each of the profitability and efficiency, reliability and engagement goals is set forth below.

Metrics	Weighting	Threshold (50%)	Target (100%)	Maximum (200%)

Profitability & Efficiency

Adjusted Pretax Income(1) – Section Gate at $1.7B

Adjusted Pretax Income(1)	20%	$1.7B	$2.4B	$3.1B

Relative AA TRASM % vs. Peers (Delta, United)(2)	20%	98%	100%	102%

CASM, ex.(3)	10%	14.41	14.20	13.99

Mainline Workforce Efficiency	10%	2.76	2.86	2.96

Procurement Savings	10%	$190M	$215M	$240M

Operational Reliability

Safety Education – Section Gate at 91% Completion

Mainline CCF(4)	9%	99.5%	99.7%	99.9%

Regional CCF(4)	3%	99.5%	99.7%	99.9%

Mishandled Baggage Rate (MBR)	8%	9.6	9.0	8.4

Mainline D-0	3%	58.5%	61.0%	63.5%

Regional D-0	2%	70.0%	72.5%	75.0%

Culture

Team Member Engagement	5%	91.00%	94.00%	98.00%

(1)	Excludes special items, third-party business and performance pay.

(2)	Excludes special items, refinery, and third-party business.

(3)	Excludes special items, fuel and profit sharing, including associated payroll taxes and retirement contributions.

(4)	Excludes Air Traffic Control (ATC) and weather cancellations.

For fiscal year 2025, the Company attained safety education completion above the threshold required to unlock the operational reliability section of the plan. We also attained Mainline CCF and Regional CCF of 99.87% and 99.89%, respectively, Mainline D-0 of 60.11%, MBR of 7.54, and team member engagement at 99.01%. We did not attain our Regional D-0 threshold.

Based on these weightings and the actual attainment levels, which were reviewed by a third party internal audit consulting firm, each named executive officer, other than Mr. Isom, who chose to not receive an STI award for 2025, received an STI award equal to 50.97% of target under the 2025 STIP, resulting in the dollar amounts set forth in the table below.

Named Executive Officer	2025 STIP Payout ($)

Robert D. Isom	—	*

Stephen L. Johnson	649,910

David G. Seymour	519,237

Devon E. May	519,237

Anthony J. Richmond	519,237

*	Mr. Isom chose not to receive an STI award for 2025.

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Long-Term Incentive Programs

The third core component of our overall compensation program is a long-term equity incentive program that focuses our executives on our performance over time and further links their interests with stockholders. Stock-based awards, coupled with performance- and time-vesting requirements, provide an appropriate incentive to our executives to remain with the Company and meet the long-term goal of significantly increasing stockholder value. Consistent with our emphasis on pay-for-performance and our commitment to long-term value creation for our stockholders, our named executive officers’ total target direct compensation is weighted heavily toward long-term equity awards.

The Compensation Committee determines the value of long-term equity awards to be granted to an executive officer based upon the executive’s level of responsibility and job classification level and the results of compensation market analyses. Historically, our LTIP has included both performance- and time-vesting RSUs, each weighted 50% by target value.

Our 2025 LTIP for our named executive officers continued to include both performance-and time-vesting components, with the performance-vesting component weighted 50% by target value. Beginning with 2025 grants, in response to stockholder feedback, the Compensation Committee revised the time-vesting component of the 2025 LTIP such that it vests over a longer three year period: as to 33.33% of the shares on each of the first, second and third anniversaries of the grant date, subject to continued service through each applicable vesting date.

The performance-vesting component of the 2025 LTIP will be earned, if at all, following the completion of a three-year performance period and is tied to the performance measures set forth below. Relative EBITDAR margin continues our focus on our margin gap improvement relative to the other network carriers, Delta and United. Total debt was added to the 2025 LTIP consistent with our commitment to pay down an additional $4B over the next three years. EPS improvement was an added metric with an annual escalator. NPS was retained as a customer experience metric and allows the Company to measure and focus on our long-term customer strategy. With the NPS goal, our customer experience and improvement will continue to be measured as part of the 2025 LTIP. The 2025 LTIP also includes an absolute stock price modifier to further align the 2025 LTIP with our stock price performance.

The table below sets forth the 2025 target annual grant values for the named executive officers under the LTIP. Mr. Isom’s 2025 annual target grant value is significantly below the last reported values for the CEOs at Delta (2025) and United (2025), our two closest peers. The values for the other named executive officers were set to be competitive with their peers at our competitor

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airlines. Mr. Johnson’s increased annual LTI value represents his assumed responsibilities for our commercial organization in May 2024. His annual LTI value remains significantly lower than the second highest paid executives at Delta (202

) and United (2025).

Named Executive Officer	2025 Annual Target Grant Value ($) (1)

Robert D. Isom	11,250,000

Stephen L. Johnson	6,375,000

David G. Seymour	3,500,000

Devon E. May	3,350,000

Anthony J. Richmond	3,350,000

(1)
Amounts reflect the annual LTIP target values which are converted into a target number
of RSUs based on the closing price on the grant date and differ from the grant date fair values, as calculated in accordance with ASC Topic 718, set forth in the Summary Compensation Table and the Grants of Plan-Based Awards Table. The table above does not capture the make-whole new-hire
or performance-based retention RSU grants, described below.

On May 1, 2025, the Compensation Committee granted to Mr. Richmond a make-whole new-hire
grant consisting of 50% of time-vesting RSUs and 50% of performance-vesting RSUs with an aggregate value of approximately $5 million (which was converted into a target number of RSUs based on the closing price on the grant date). The make-whole grant to Mr. Richmond was designed to be economically equivalent to the compensation he left behind upon his departure from his prior employer. The time-vesting RSUs vest as to 33.33% of the shares on each of the first, second and third anniversaries of the grant date, subject to continued service through each applicable vesting date. The performance-vesting RSUs are subject to the same performance measures as set forth under the performance-vesting component of the 2025 LTIP described above and will vest no earlier than the third anniversary of the grant date, subject to attainment of the performance goals.
In August 2025, the Compensation Committee awarded 100%
performance
-based retention RSU grants for Messrs. Seymour and May with a value of approximately $2 million (which was converted into a target number of RSUs based on the closing price on the grant date) tied to performance goals over a two-year
performance period from July 1, 2025 to June 30, 2027 and subject to continued service through the second annual anniversary of the grant date. The award to Mr. Seymour is tied 75% to mainline CCF and 25% to regional CCF goals. Target payout is subject to attainment of both mainline and regional CCF of 99.70% over the two-year
performance period. The award to Mr. May is tied 100% to procurement savings with a target objective of $600 million over the two-year
performance period. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 12.5% and 200% in the case of Mr. Seymour and 50% and 200% in the case of Mr. May, in each case, depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved.
2023 LTIP Awards
The 2023 LTIP grants for those named executive officers who were serving as executive officers as of the grant dates in 2023 were comprised
of both time-vesting and performance-vesting RSUs. The performance-vesting RSUs were eligible to vest, subject to continued service through the third anniversary of the grant dates, based on the Company’s achievement of (i) total debt reduction from year-end
2022 to
year-end
2025 (50% weighting) and (ii) adjusted
pre-tax
income margin improvement relative to the adjusted
pre-tax
income margin improvement for our industry peers (average of Delta and United) based on 2023-2025 adjusted pre-tax
income margin over a 2019 baseline (50% weighting). Based on our achievement of total debt reduction from year-end
2022 to
year-end
2025 of $9.3 billion, which was higher than the maximum total debt reduction goal of $7.5 billion, and lower than threshold adjusted pre-tax
income margin improvement, the performance goals under the award were earned at 100% of target as of December 31, 2025. The awards remain subject to continued service requirements through the third anniversary of the grant dates.
Equity Grant Policy
We do not grant equity awards in anticipation of the release of material nonpublic information or time the release of material nonpublic information for the purpose of affecting the value of executive compensation. The Compensation Committee has adopted an equity grant policy to standardize the timing, practices and procedures in granting equity awards. The policy provides

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2026 PROXY
STATEMENT

that equity awards, other than
new
hire and promotion grants, will
b
e granted once per year at a regularly scheduled meeting of the Compensation Committee. In 2025, we did not grant any stock options, stock appreciation rights or similar option-like instruments to our named executive officers.
2023
Non-Recurring
Compensation Elements
Our compensation reported for 2023 in the Summary Compensation Table reflects multiple key executive leadership transitions during, and our response to, severe industry disruptions ca us
ed by the pandemic. As highlighted in the 2024 Proxy Statement, these elements were one-time
and
non-recurring.
The amounts reported in the Summary Compensation Table for 2023 reflect several non-recurring
items. They include
non-recurring
compensation elements associated with executive promotions which occurred over the prior three years during the CARES restriction period and cash incentive program payouts that were almost entirely attributed to 2022 but were paid in 2023, significantly increasing the reported compensation in the Summary Compensation Table for 2023.
Mr. Isom’s total compensation in 2022 (as reported in the Summary Compensation Table) was $4.9 million, considerably below what his CEO peers at Delta and United earned in 2022 ($9.6 million and $9.8 million, respectively), and even at a level materially below what he earned in 2019 for his service as President ($7.1 million) despite his promotion to CEO effective March 2022. In approving the one-time
and promotion awards in September 2023, the Compensation Committee considered:

∎	That Mr. Isom had been promoted to CEO in 2022 but had not been compensated as such for over 18 months.

∎
Compensating Mr. Isom fairly and appropriately for his service as CEO, including relative to his peers at Delta and United, and addressing the concern that Mr. Isom’s equity holdings were significantly below those peers.

∎
Aligning Mr. Isom’s compensation and incentives with Company performance and the interests of our stockholders, recognizing that his long-term incentive compensation had not increased since 2020, notwithstanding his subsequent promotion from President to CEO.

∎
Creating appropriate incentives for Mr. Isom to continue to lead our positive business momentum following the Company’s successful post-pandemic transformation, which has driven profitability, strong operational reliability and a strengthened financial position.

∎
Acknowledging Mr. Isom’s outstanding leadership during and as we emerged from the pandemic, his qualifications and capability for the CEO role, and his successful execution of the comprehensive management succession plan.

The approval of Mr. Isom’s
one-time
CEO promotion awards followed a year-long process in close consultation with the Compensation Committee’s independent compensation consultant. The Compensation Committee recognized the critical need to retain Mr. Isom as the Board’s long-standing choice for CEO and the most important element of the broad senior leadership succession plan. The Compensation Committee and the Board also recognized the acute retention challenges created by Mr. Isom’s performance and significantly increased profile as an executive leader of a large, complex enterprise. For a detailed description of the one-time
and promotion awards granted in 2023 and other 2023
non-recurring
compensation elements and the rationale please see the “Compensation Discussion and
Analysis—Non-Recurring
Compensation Elements Reported in 2023” section of the 2024 Proxy Statement filed with the SEC on April 25, 2024. As highlighted in the 2024 Proxy Statement, these 2023 compensation elements were one-time
and
non-recurring.
As such, they were not replicate
d in
2024 or 2025. Mr. Isom’s target annual direct compensation level for 2025, including base salary, STIP target and LTIP target, remained at approximately $15.2 million, the same level as in 2023 and 2024, and remained significantly below the last reported value for the CEO of United (2025) and the CEO of Delta (2025), our two closest peers.
Severance Benefits and Post Termination Restrictive Covenants
Change in control and severance benefits are a customary component of executive compensation, which are generally used to reinforce and encourage executives’ continued attention and dedication to their assigned duties without the distraction arising from the possibility of a change in control. Beginning in 2023, following consultation with its independent compensation

2026 PROXY STATEMENT

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consultant and in line with market practices, the Compensation Committee approved entering into severance agreements with our executive officers that are triggered on certain involuntary terminations of their employment. These agreements were only entered into with those executives who also agreed to post-termination restrictive covenants to protect the Company and its investors.

Each of our named executive officers have agreed to these post-employment restrictive covenants, including non-competition for a period of 24 months in the case of Mr. Isom and 18 months in the case of the other executives, and non-solicitation for a period of 24 months following the date the executive terminates employment with the Company. These restrictive covenants are in place irrespective of whether these executives receive severance in connection with their termination of employment.

Mr. Isom’s severance agreement provides that in the event his employment is terminated by the Company without “cause” or he resigns for “good reason” (each as defined in the severance agreements, and collectively, an “Involuntary Termination”), he will be entitled to: (i) a cash severance payment equal to 24 months of his base salary plus two times his annual target cash incentive (payable in substantially equal installments over 24 months), (ii) a payment equal to 24 months’ COBRA premiums and (iii) continued vesting of outstanding equity awards for 24 months following the termination date, except as set forth in Mr. Isom’s grant agreements described below. Our other named executive officers have entered into severance agreements that provide that in the event of an Involuntary Termination, the executive will be entitled to: (i) a cash severance payment equal to 18 months of the executive’s base salary plus 1.5 times the executive’s annual target cash incentive (payable in substantially equal installments over 18 months), (ii) a payment equal to 18 months’ COBRA premiums and (iii) continued vesting of outstanding equity awards for 18 months following the termination date, except, in the case of Mr. Johnson, which is subject to acceleration as set forth in his grant agreements described below. The agreements also provide for travel privileges for the executive and eligible family members, pursuant to the terms of the Company’s travel policy for officers during the 18-month period following the termination date. If the executive has become eligible for retiree travel, the executive will continue to be eligible to receive retiree travel privileges in accordance with the terms of our retiree travel policy. Messrs. Isom, Johnson, May and Seymour previously vested into lifetime travel benefits. Each severance agreement also provides for acceleration of equity awards in the event of an Involuntary Termination within the 24 month period following a change in control, with equity awards subject to performance-vesting conditions vesting at the greater of target or the expected attainment level based on performance as of the termination date. The severance agreements require entering into an effective release of claims.

Pursuant to the grant agreements under our equity incentive plans, our team members, including our named executive officers, are entitled to full acceleration of their RSUs in the event of (i) a termination due to death or “disability” or (ii) a “change in control” (each, as defined in the applicable plan and award agreements). In addition, subject to compliance with the post-employment restrictive covenants and delivery of an effective release of claims, because Mr. Johnson is retirement eligible (age of 55 and has ten or more years of service), under his grant agreements the vesting of each time-vesting RSU award granted to Mr. Johnson will accelerate in full in the event of his separation from service from the Company (other than a termination by the Company for “cause”), with performance-vesting RSUs remaining outstanding and eligible to vest based on actual performance through the end of the performance period. Subject to compliance with the post-employment restrictive covenants and delivery of an effective release of claims, Mr. Richmond’s grant agreement provides that in the event of his separation from service from the Company (other than a termination by the Company for “cause”) following the first anniversary of the grant date the vesting of the time-vesting RSUs will accelerate in full, with the performance-vesting RSUs remaining outstanding and eligible to vest based on actual performance through the end of the performance period; provided, that, in the case of the make-whole new-hire grant, only 50% of the time-vesting RSUs will accelerate in the event of his separation from service between the first and second anniversaries of the grant date, with 50% of the performance-vesting RSUs remaining outstanding and eligible to vest based on actual performance through the end of the performance period. Subject to compliance with the post-employment restrictive covenants and delivery of an effective release of claims, Mr. Isom’s grant agreements provide that RSUs granted to Mr. Isom will remain outstanding and will continue to vest upon termination (not including termination by the Company for “cause”), provided that equity awards granted within 12 months prior to the termination will only remain eligible to vest on a pro-rated basis and performance-vesting RSUs remain subject to the performance conditions.

74 | 2026 PROXY STATEMENT

Under the STIP, if a team member separates from service with us and our affiliates while actively employed due to death or disability prior to the payment of the award, but is otherwise eligible for the award, the team member will be treated as having been actively employed on the date of payment of the award.

Information on the estimated payments and benefits that our named executive officers would have been eligible to receive in the event of a termination or change in control as of December 31, 2025 pursuant to their equity awards, the STIP and other arrangements are set forth in “Potential Payments Upon Termination or Change in Control” on page 84.

Other Benefits and Perquisites

We maintain broad-based benefit plans for our team members in which all employees participate, including the named executive officers, such as group life and health insurance plans and a 401(k) plan. These benefits are provided as part of the basic conditions of employment that we offer to other U.S.-based team members.

Other Benefits

We continue to provide certain benefits to our named executive officers that are common in the airline industry. The incremental cost to us of providing these benefits is not material. Following standard airline industry practice, we provide certain flight privileges to our team members. Free flights on our airline are available to all employees, and “positive space” flight privileges are provided to our senior executives, including the named executive officers. We believe that providing such flight privileges is consistent with airline industry practice and that competitive flight privileges are needed for the recruitment and retention of the most senior team members. By providing positive space flight privileges to our executives, we are able to offer a unique and highly-valued benefit at a low cost. This benefit also encourages executives to travel on the airline frequently, and while doing so, meet and listen to other team members, solicit feedback from team members and customers, audit aircraft and facility appearance and quality, and monitor operational performance throughout the domestic and international route system. In addition, as in prior years, we cover the income tax liabilities of our senior executives, including the named executive officers, related to those flight privileges, which is consistent with industry practice.

The positive space flight privileges provided to our officers, including the named executive officers, include, during their employment, unlimited reserved travel in any class of service for the officer and his or her immediate family, including eligible dependent children, for personal purposes. Officers and their immediate families, including eligible dependent children, also have access to our Admirals Club® travel lounges at various airports and have AAdvantage Executive Platinum status. Officers are also eligible for 12 free round-trip passes or 24 free one-way passes each year for reserved travel for non-eligible family members and friends, and we cover the income tax liability related to these flight privileges. Officers are required to pay any international fees and taxes, if applicable. In addition, each of our named executive officers, other than Mr. Richmond, are vested into the foregoing lifetime travel benefits and are entitled to continued receipt of these benefits upon their termination of employment, other than coverage of income tax liability. Mr. Richmond is entitled to earn four years of positive space travel for every full year of service he provides as an Executive Vice President and lifetime positive space travel upon the completion of five full years of service as an Executive Vice President.

We also offer our named executive officers perquisites in the form of financial advisory services and executive physicals. We will reimburse up to $4,500 annually for their personal tax planning, estate planning and retirement planning services from a certified financial planner, certified public accountant, or attorney. We will pay the full cost of their annual physicals and additional diagnostic tests recommended by the provider.

For additional information on any benefits provided to the named executive officers on an individual basis, see the section entitled “Executive Compensation—Summary Compensation Table” beginning on page 80.

2026 PROXY STATEMENT | 75

Continuing Focus on Leading Practices

Stock Ownership Guidelines

We have implemented stock ownership guidelines for our executive officers. Executives are required to hold a number of shares of stock equal to the lesser of either (i) a fixed number of shares or (ii) a number of shares with a total value equal to a designated multiple of their base salary, as provided in the table below. Ownership is determined based on the combined value of the following executive holdings: (a) shares owned outright or by immediate family members residing in the same household or in a trust for the benefit of the executive or an immediate family member; (b) Common Stock, stock units or other stock equivalents obtained through the exercise of SARs/stock options or vesting of equity awards; (c) unvested equity awards granted under any equity and deferral plans; and (d) other stock or stock equivalent awards determined by the CGPR Committee. Executives have five years from the time of being first subject to the ownership guidelines to comply with the stock ownership guidelines. Under the guidelines, until an executive has reached the minimum ownership guideline, such executive may not sell or otherwise dispose of shares of Common Stock acquired upon the exercise, vesting or settlement of any equity awards granted by us except to the extent such sales do not cumulatively exceed 50% of such shares. Each of our executive officers currently owns shares that exceed the minimum ownership guidelines. The stock ownership guidelines are set forth below.

Stock Ownership Guidelines

Position/Levels	Multiple of Base Salary	Fixed Shares

Chief Executive Officer	6x	116,667

Vice Chair	3x	47,917

Executive Vice President	3x	47,917

Clawback Policy

Effective October 2023, our Board adopted a Policy for Recovery of Erroneously Awarded Compensation (the “Clawback Policy”) to implement final clawback rules issued by the SEC. The Clawback Policy applies to our current and former executive officers and subjects their incentive-based compensation received on or after October 2, 2023 to clawback in the event our company is required to prepare an accounting restatement to correct its material noncompliance with any financial reporting requirement under U.S. securities laws. In these circumstances, the Clawback Policy requires the Company to recover, reasonably promptly, the portion of incentive-based compensation that is deemed to have been erroneously awarded, unless the Compensation Committee (which administers the policy) determines that recovery would be impracticable and that one or more of the allowable impracticability conditions under SEC rules has been met. Recovery is required whether or not the applicable officer engaged in misconduct or otherwise caused or contributed to the requirement for the restatement. In addition to these requirements, the Clawback Policy continues to provide the Compensation Committee with broad discretion as to what actions may be taken based on circumstances leading to the restatement, including recovery of compensation paid under the Company’s STIP or LTIP and other equity incentive awards.

Prohibition on Hedging and Pledging

As described more fully under the section “Information About the Board of Directors and Corporate Governance—Prohibition on Hedging and Pledging,” we prohibit our executive officers from engaging in hedging transactions or using our stock as collateral for loans.

Section 280G/Section 4999 Policy

We do not provide any tax gross-ups to cover excise taxes under Section 4999 in connection with a change in control.

76 | 2026 PROXY STATEMENT

Report of the Compensation Committee of the Board of Directors

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2025.

Respectfully submitted,

Compensation Committee

Douglas M. Steenland (Chair)

Denise M. O’Leary

Vicente Reynal

Howard I. Ungerleider

This report of the Compensation Committee is not deemed to be “soliciting material” or to be “filed” with the SEC or subject to the SEC’s proxy rules or the liabilities of Section 18 of the Exchange Act, and the report shall not be deemed to be incorporated by reference into any prior or subsequent filing by us under the Securities Act or the Exchange Act.

2026 PROXY STATEMENT | 77

Executive Officers

The following table lists AAG’s executive officers as of April 28, 2026, including their ages and principal occupations.

Name	Age	Title

Robert D. Isom	62	Chief Executive Officer, President and Director

Stephen L. Johnson	69	Vice Chair and Chief Strategy Officer

Devon E. May	51	Executive Vice President and Chief Financial Officer

Nathaniel Pieper	56	Executive Vice President and Chief Commercial Officer

Anthony J. Richmond	66	Executive Vice President, Corporate Affairs and Chief Legal Officer

David G. Seymour	61	Executive Vice President and Chief Operating Officer

Below is certain information as of April 28, 2026, regarding our executive officers (other than Robert D. Isom). For similar information regarding Mr. Isom as of April 28, 2026, see the section entitled “Proposal 1—Election of Directors” beginning on page 6.

Stephen L. Johnson

Stephen L. Johnson is Vice Chair and Chief Strategy Officer, a position he has held since May 2023. He was previously Executive Vice President, a position he held since January 2022 and prior to that he served as Executive Vice President—Corporate Affairs, a position he held since December 2013. He also serves on the board of directors and as deputy chair of Wizz Air Holdings PLC, a European airline company that trades on the London Stock Exchange. Previously, Mr. Johnson served as Executive Vice President—Corporate and Government Affairs for US Airways, a role he began in 2009. From 2003 to 2009, Mr. Johnson was a partner at Indigo Partners LLC, a private equity firm specializing in acquisitions and strategic investments in the airline, air finance and aerospace industries. Between 1995 and 2003, Mr. Johnson held a variety of positions with America West Airlines prior to its merger with US Airways, including Executive Vice President—Corporate. Prior to joining America West Airlines, Mr. Johnson served as Senior Vice President and General Counsel at GPA Group plc. He was also an attorney at Seattle-based law firm Bogle & Gates, where he specialized in corporate and aircraft finance and taxation.

Devon E. May

Devon E. May is Executive Vice President and Chief Financial Officer, a position he has held since January 2023. He was previously Senior Vice President of Finance and Investor Relations, a position he held since 2022. Mr. May has held various roles of increasing responsibility at AAG, including as Senior Vice President, Finance and American Eagle (2020 to 2022), Senior Vice President, American Eagle & Operations Planning (2019 to 2020), Senior Vice President, Network Strategy (2017 to 2019) and Senior Vice President, Finance (2016 to 2017). Mr. May joined AAG in 2013, upon its merger with US Airways, where he held a variety of positions in financial planning and analysis. Between 2002 and 2005, Mr. May held a variety of positions with America West Airlines prior to its merger with US Airways, including as Director, Alliances and Partnerships. Prior to joining America West Airlines, Mr. May served as a Senior Analyst, International Route Planning at Continental Airlines.

78 | 2026 PROXY STATEMENT

Nathaniel Pieper

Nathaniel (“Nat”) Pieper is Executive Vice President and Chief Commercial Officer, a position he has held since November 2025. He most recently served as CEO of the oneworld alliance, where he integrated two new member airlines, launched sustainability and customer experience initiatives, and redefined the alliance’s mission and strategy to focus on premium experience, digital integration, and long-term structural success. Prior to oneworld, Nat held senior commercial and finance leadership roles at Alaska Air Group, Delta Air Lines and Northwest Airlines. At Alaska, he served as Senior Vice President of Fleet, Finance and Alliances & Treasurer (2019-2024). At Delta, he served as Senior Vice President for Europe, Middle East, Africa and India (2015-2019), with responsibility for all commercial activities, and as Vice President of Fleet Strategy and Transactions (2008-2015), overseeing multi-billion-dollar aircraft campaigns and a global fleet overhaul. Nat began his airline career at Northwest Airlines in 1997 and held a variety of positions in finance, strategy, and alliances before joining Delta’s leadership team following its merger with Northwest in 2008.

Anthony J. Richmond

Anthony J. Richmond is Executive Vice President, Corporate Affairs and Chief Legal Officer, a position he has held since May 2025. In this role, he leads American’s Legal Affairs team and the legal and labor relations strategy for the airline. Previously, he served as partner in the Corporate Department at the global law firm Latham & Watkins. Mr. Richmond began his career at Deloitte as a certified public accountant.

David G. Seymour

David G. Seymour is Executive Vice President and Chief Operating Officer, a position he has held since June 2020. He was previously Senior Vice President, Operations, a position he held since 2019. From 2016 to 2019, he served as Senior Vice President, Integrated Operations. Previously, he served as Senior Vice President, Technical Operations from 2013 to 2016. Mr. Seymour joined AAG upon its merger with US Airways, where, from 2002 to 2013, he held a variety of positions in operations and planning, including as Senior Vice President, Operations. Between 1999 and 2002, Mr. Seymour held a variety of positions with America West Airlines prior to its merger with US Airways, including as Vice President, Operations Planning and Performance. Mr. Seymour began his career serving as an airborne infantry officer in the U.S. Army.

2026 PROXY STATEMENT | 79

Executive Compensation

Summary Compensation Table

The following table provides compensation earned by our named executive officers in the years ended December 31, 2025, 2024 and 2023. See the “Compensation Discussion and Analysis – 2023 Non-Recurring Compensation Elements” section on page 73 for a discussion of the non-recurring compensation elements reported in the Summary Compensation Table for 2023.

Name and Principal Position during Fiscal 2025	Year	Salary ($)		Bonus ($)		Stock Awards ($)(a)	Non-Equity Incentive Plan Compensation ($)(b)	All Other Compensation ($)(c)	Total ($)(d)

Robert D. Isom Chief Executive Officer, President and Director	2025	1,300,000		—		12,489,000	—(e)	82,825	13,871,825
	2024	1,300,000		—		11,250,000	3,000,920	59,923	15,610,843
	2023	1,300,000		2,750,000	(f)	19,500,000	7,778,160	110,002	31,438,162

Stephen L. Johnson Vice Chair and Chief Strategy Officer	2025	850,000		—		7,077,000	649,910	75,298	8,652,208
	2024	850,000		—		3,991,000	1,471,605	67,967	6,380,572
	2023	826,346		—		6,046,000	3,270,125	64,613	10,207,084

David G. Seymour Executive Vice President and Chief Operating Officer	2025	804,231	(g)	—		5,885,000	519,237	53,001	7,261,469
	2024	775,000		—		2,965,000	1,118,170	36,728	4,894,898
	2023	766,250		32,083	(h)	3,313,000	2,898,190	35,396	7,044,919

Devon E. May Executive Vice President and Chief Financial Officer	2025	804,231	(g)	—		5,719,000	519,237	66,900	7,109,368
	2024	775,000		—		2,965,000	1,118,170	66,361	4,924,531
	2023	738,075		2,445,527	(h)	2,360,000	2,340,912	53,788	7,938,302

Anthony J. Richmond Executive Vice President, Corporate Affairs and Chief Legal Officer	2025	523,481		—		8,729,000	519,237	91,411	9,863,129

(a)

RSUs granted by the Company during each of the fiscal years ending December 31, 2025, 2024 and 2023, respectively, to the named executive officers. The grant date fair value, as calculated in accordance with ASC Topic 718, of time-based RSUs is equal to the number of shares underlying the RSUs, multiplied by the closing price of our Common Stock on the date of grant. With respect to the annual performance-based RSUs, which were granted in 2025, and Mr. Richmond’s new hire make-whole grant, the grant date fair value is determined based on the closing price of our Common Stock on the date of grant multiplied by a factor reflecting achievement of the probable outcome of the Company’s (i) EBITDAR margin gap improvement relative to the EBITDAR margin gap improvement for a pre-defined group of airlines based on 2027 EBITDAR margin over a 2024 baseline, (ii) total debt as of December 31, 2027, (iii) annual EPS improvement over the performance period and (iv) a net promoter score performance goal over the performance period (which were based on the target attainment level) and a factor based on the Monte-Carlo simulation method that accounts for the projected impact of the stock price modifier performance metric measured in the second half of 2027. The Monte-Carlo simulation method utilizes multiple input variables to estimate the probability of achieving the performance objectives established for the award, including the expected volatility of our stock price and a risk-free interest rate of 4.24% (3.62% in the case of Mr. Richmond’s grant) derived from linear interpolation of the term structure of Treasury Constant Maturities yield rates for the period. The aggregate maximum fair value of the performance-based component of the 2025 annual RSU grants assuming the highest level of achievement of the performance conditions is as follows: Mr. Isom: $16,875,000, Mr. Johnson: $9,562,000, Mr. Seymour: $5,250,000, Mr. May: $5,025,000, and Mr. Richmond: $5,025,000. The aggregate maximum fair value of the performance-based component of Mr. Richmond’s new hire make-whole grant assuming the highest level of achievement of the performance conditions is: $7,500,000. With respect to the performance-based retention grants of RSUs made to Messrs. Seymour and May, the grant date fair value is determined based on the closing price of our Common Stock on the date of grant multiplied by a factor reflecting achievement of the probable outcome (which were based on target attainment level) of the performance conditions tied to the attainment of mainline and regional CCF goals over the performance period in the case of Mr. Seymour and procurement savings over the performance period in the case of Mr. May. The aggregate maximum fair value of these performance-based retention RSU grants assuming the highest level of achievement of the performance conditions is $4,000,000.

(b)

For 2025 and 2024, represents STIP payouts for each respective fiscal year. The STIP payouts for both the 2022 and 2023 programs are reflected as compensation for 2023 as the performance period for the 2022 STIP ran from April 1, 2022 through April 1, 2023 and the performance period for the 2023 STIP ran from January 1, 2023 through December 31, 2023.

80 | 2026 PROXY STATEMENT

(c)

The following table provides the amounts of other compensation, including perquisites, paid to, or on behalf of, named executive officers during 2025 included in the “All Other Compensation” column. Perquisites and other personal benefits are valued on the basis of the aggregate incremental cost to the Company, except that flight benefits are valued based on the imputed taxable income to the executive, which valuation is greater than the incremental cost to the Company.

Flight privileges, medical examinations and financial advisory services are consolidated under “Perquisites and Other Benefits”.

Name	401(k) Company Contributions ($)(1)	Relocation Expenses ($)(2)	Gross-Up Payments ($)(3)	Perquisites and Other Benefits($)(4)

Robert D. Isom	31,500	—	15,015	36,310

Stephen L. Johnson	31,500	—	16,842	26,956

David G. Seymour	31,500	—	—	21,501

Devon E. May	31,500	—	10,564	24,836

Anthony J. Richmond	—	70,480	7,042	13,889

(1)

Represents American’s contributions to American 401(k) Retirement plan, a broad-based tax qualified defined contribution plan, based on the same fixed and matching contribution formula applicable to all participants in this plan.

(2)	Consists of relocation expenses including shipment of household goods, temporary housing and miscellaneous moving expenses, and $24,903 in related tax reimbursements.

(3)	Amount represents tax gross-up payments with respect to flight privileges.

(4)

The amounts consist of an annual physical examination (for Messrs. Isom, Seymour and May), financial advisory services, and flight benefits. For flight benefits, amounts are based on actual travel utilized, except that the amount for Mr. Seymour represents the annuitized value of his lifetime flight benefits which he previously vested into.

(d)

Total compensation in fiscal year 2023 includes one-time and non-recurring compensation for the named executive officers that was not repeated in 2024 or 2025. While paid in 2023, these one-time and non-recurring compensation items included elements associated with executive promotions between 2020 and 2022, as well as cash incentive program payouts that were almost entirely attributed to 2022.

(e)	Mr. Isom chose not to receive an STI award for 2025.

(f)	Reflects a one-time cash payment to Mr. Isom.

(g)	The 2025 base salaries of Messrs. Seymour and May were increased to $815,000 effective as of March 31, 2025.

(h)

Reflects payments under cash retention agreements that were entered into with Messrs. May and Seymour, respectively, in prior years payable subject to each employee’s continued service through April 1, 2023.

2026 PROXY STATEMENT | 81

Grants of Plan-Based Awards in 2025

The following table provides information regarding grants of plan-based awards made to our named executive officers during the year ended December 31, 2025.

		Estimated Future Payout Under Non-Equity Incentive Plan Awards(a)			Estimated Future Payout Under Equity Incentive Plan Awards				All Other Stock Awards: Number of Shares of Stock or Units (#)		Grant Date Fair Value of Stock and Option Awards ($)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)		Maximum (#)

Robert D. Isom		1,300,000	2,600,000	5,200,000

	2/18/2025				8,745	349,813	(b)	1,049,439			6,864,000	(b)

	2/18/2025								349,813	(c)	5,625,000	(c)

Stephen L. Johnson		637,500	1,275,000	2,550,000

	2/18/2025				4,956	198,227	(b)	594,681			3,889,000	(b)

	2/18/2025								198,227	(c)	3,188,000	(c)

David G. Seymour		509,375	1,018,750	2,037,500

	2/18/2025				2,721	108,830	(b)	326,490			2,135,000	(b)

	2/18/2025								108,830	(c)	1,750,000	(c)

	8/18/2025				18,983	151,860	(d)	303,720			2,000,000	(d)

Devon E. May		509,375	1,018,750	2,037,500

	2/18/2025				2,604	104,166	(b)	312,498			2,044,000	(b)

	2/18/2025								104,166	(c)	1,675,000	(c)

	8/18/2025				75,930	151,860	(d)	303,720			2,000,000	(d)

Anthony J. Richmond		509,375	1,018,750	2,037,500

	5/1/2025				4,175	166,999	(b)	500,997			1,827,000	(b)

	5/1/2025								166,999	(c)	1,675,000	(c)

	5/1/2025				6,231	249,252	(e)	747,756			2,727,000	(e)

	5/1/2025								249,252	(f)	2,500,000	(f)

(a)	Reflects potential payouts under the 2025 STIP.

(b)

Represents the performance-vesting portion of the named executive officers’ 2025 annual RSU awards that vest on the third anniversary of the grant date, subject to the executive’s continued service and based on the Company’s achievement of (i) EBITDAR margin gap improvement relative to the EBITDAR margin gap improvement for a pre-defined group of airlines based on 2027 EBITDAR margin over a 2024 baseline, (ii) total debt as of December 31, 2027, (iii) annual EPS improvement over the performance period and (iv) a net promoter score performance goal over the performance period, with the resulting attainment level multiplied by an absolute stock price modifier measured in the second half of 2027. The number of shares that will be issued with respect to the performance vesting RSUs varies between 2.5% and 300% depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved. The grant date fair value is determined based on the closing price of our Common Stock on the date of grant multiplied by a factor reflecting achievement of the probable outcome (which was 100%) of the financial and operational performance-based goals and a Monte-Carlo factor that accounts for the projected impact of the stock price modifier performance metric.

(c)

Represents the time-vesting portion of the named executive officers’ 2025 annual RSU awards that vest, subject to the executive’s continued service, with respect to 33.33% of the shares on each of the first, second and third anniversaries of the grant date. The grant date fair value is equal to the number of shares underlying the RSUs, multiplied by the closing price of our Common Stock on the date of grant.

(d)

Represents a performance-based retention grant of RSUs that vest on the second anniversary of the grant date, subject to the executive’s continued service and based on the Company’s achievement of mainline and regional CCF goals in the case of Mr. Seymour and procurement savings goals in the case of Mr. May, in each case, over a two-year performance period. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 12.5% and 200% in the case of Mr. Seymour and 50% and 200% in the case of Mr. May, in each case, depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved. The grant date fair value is determined based on the closing price of our Common Stock on the date of grant multiplied by a factor reflecting achievement of the probable outcome (which was 100%) of the financial and operational performance-based goals.

(e)

Represents the performance-vesting portion of Mr. Richmond’s new hire make-whole grant of RSU awards. The RSUs vest on the third anniversary of the grant date, subject to Mr. Richmond’s continued service and based on the Company’s achievement of (i) EBITDAR margin gap improvement relative to the EBITDAR margin gap improvement for a pre-defined group of airlines based on 2027 EBITDAR margin over a 2024 baseline, (ii) total debt as of December 31, 2027, (iii) annual EPS improvement over the performance period and (iv) a net promoter score performance goal over the performance period, with the resulting attainment level multiplied by an absolute stock price modifier measured in the second half of 2027. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 2.5% and 300% depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved. The grant date fair value is determined based on the closing price of our Common Stock on the date of grant multiplied by a factor reflecting achievement of the probable outcome (which was 100%) of the financial and operational performance-based goals and a Monte-Carlo factor that accounts for the projected impact of the stock price modifier performance metric.

82 | 2026 PROXY STATEMENT

(f)

Represents the time-vesting portion of Mr. Richmond’s new hire make-whole grant of RSU awards. The RSU awards that vest, subject to Mr. Richmond’s continued service, with respect to 33.33% of the shares on each of the first, second and third anniversaries of the grant date. The grant date fair value is equal to the number of shares underlying the RSUs, multiplied by the closing price of our Common Stock on the date of grant.

Outstanding Equity Awards at 2025 Fiscal Year-End

The following table provides information regarding all outstanding equity awards held by each of our named executive officers as of December 31, 2025.

	Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(a)	Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(a)

Robert D. Isom	2/18/2025	349,813	(b)	5,362,633	432,019	(c)	6,622,852

	2/27/2024	123,070	(d)	1,886,663	180,985	(e)	2,774,492

	9/20/2023	—		—	430,704	(f)	6,602,692

	9/20/2023	—		—	421,133	(g)	6,455,964

Stephen L. Johnson	2/18/2025	198,227	(b)	3,038,820	244,810	(c)	3,752,943

	2/20/2024	46,155	(d)	707,556	67,874	(e)	1,040,508

	9/20/2023	—		—	140,704	(f)	2,156,992

	9/20/2023	60,518	(h)	927,741	—		—

David G. Seymour	8/18/2025	—		—	151,860	(i)	2,328,014

	2/18/2025	108,830	(b)	1,668,364	134,405	(c)	2,060,429

	2/20/2024	34,289	(d)	525,650	50,425	(e)	773,015

	7/12/2023	—		—	12,200	(g)	187,026

	5/2/2023	—		—	103,848	(f)	1,591,990

Devon E. May	8/18/2025	—		—	151,860	(i)	2,328,014

	2/18/2025	104,166	(b)	1,596,865	128,645	(c)	1,972,128

	2/20/2024	34,289	(d)	525,650	50,425	(e)	773,015

	5/2/2023	—		—	85,693	(f)	1,313,674

Anthony J. Richmond	5/1/2025	166,999	(b)	2,560,095	206,244	(c)	3,161,717

	5/1/2025	249,252	(j)	3,821,033	307,826	(k)	4,718,976

(a)	The market value of RSUs was calculated by multiplying $15.33, the closing price of a share of our Common Stock on December 31, 2025, by the number of unvested RSUs outstanding under the award.

(b)

Represents the time-vesting portion of the named executive officer’s 2025 annual RSU awards that vest, subject to the executive’s continued service, with respect to 33.33% of the shares on each of the first, second and third anniversaries of the grant date.

(c)

Represents the performance-vesting portion of the named executive officers’ 2025 annual RSU awards that vest on the third anniversary of the grant date, subject to the executive’s continued service and based on the Company’s achievement of (i) EBITDAR margin gap improvement relative to the EBITDAR margin gap improvement for a pre-defined group of airlines based on 2027 EBITDAR margin over a 2024 baseline, (ii) total debt as of December 31, 2027, (iii) annual EPS improvement over the performance period and (iv) a net promoter score performance goal over the performance period, with the resulting attainment level multiplied by an absolute stock price modifier measured in the second half of 2027. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 2.5% and 300% depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved. Based on our expected attainment level as of December 31, 2025, the target number of RSUs is shown after giving effect to below-threshold attainment in respect of the 2025 EPS metric.

(d)

Represents the time-vesting portion of the named executive officer’s 2024 annual RSU awards that vest, subject to the executive’s continued service, with respect to 66.66% of the shares on the first anniversary of the grant date and with respect to 33.33% of the shares on the second anniversary of the grant date.

(e)

Represents the performance-vesting portion of the named executive officers’ 2024 annual RSU awards that vest on the third anniversary of the grant date, subject to the executive’s continued service and based on the Company’s achievement of (i) EBITDAR margin gap improvement relative to the EBITDAR margin gap improvement for a pre-defined group of airlines based on 2024-2026 EBITDAR margin over a 2023 baseline and (ii) average net promoter score performance goal for 2024-2026. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 5% and 200% depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved. Based on our expected attainment level as of December 31, 2025, the threshold number of RSUs is shown. Given that the awards were tracking significantly below the threshold attainment level, in February 2026, the named executive officers agreed to forfeit the performance-vesting portion of their 2024 annual RSU awards and the grants were forfeited.

2026 PROXY STATEMENT | 83

(f)

Represents the performance-vesting portion of the named executive officers’ 2023 annual RSU awards that vest on the third anniversary of the grant date, subject to the executive’s continued service and based on the Company’s achievement of (i) total debt reduction from year-end 2022 to year-end 2025 and (ii) pre-tax income margin improvement relative to the pre-tax income margin improvement for a pre-defined group of airlines based on 2023-2025 pre-tax income margin over a 2019 baseline. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 25% and 200% depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved. Based on our actual attainment level as of December 31, 2025, the maximum number of RSUs is shown in respect of the shares tied to the total debt reduction goal and 0% of the target number of RSUs is shown in respect of the shares tied to the pre-tax income margin improvement goal.

(g)

Represents the performance-vesting portion of the named executive officers’ 2023 one-time and promotion RSU awards that vest on the third anniversary of the grant date, subject to the executive’s continued service and based on the Company’s achievement of (i) total debt reduction from year-end 2022 to year-end 2025 and (ii) pre-tax income margin improvement relative to the pre-tax income margin improvement for a pre-defined group of airlines based on 2023-2025 pre-tax income margin over a 2019 baseline. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 25% and 200% depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved. Based on our actual attainment level as of December 31, 2025, the maximum number of RSUs is shown in respect of the shares tied to the total debt reduction goal and 0% of the target number of RSUs is shown in respect of the shares tied to the pre-tax income margin improvement goal.

(h)	Represents time-vesting RSU awards that vest over three years, with one third of the shares vesting on each of the first, second and third anniversaries of the grant date.

(i)

Represents a performance-based retention grant of RSUs that vest on the second anniversary of the grant date, subject to the executive’s continued service, and based on the Company’s achievement of mainline and regional CCF goals in the case of Mr. Seymour and procurement savings goals in the case of Mr. May, in each case, over a two-year performance period. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 12.5% and 200% in the case of Mr. Seymour and 50% and 200% in the case of Mr. May, in each case, depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved. Based on our expected attainment level as of December 31, 2025, the target number of RSUs is shown with respect to Mr. Seymour and Mr. May’s grants.

(j)

Represents the time-vesting portion of Mr. Richmond’s new hire make-whole RSU awards that vest, subject to Mr. Richmond’s continued service, with respect to 33.33% of the shares on each of the first, second and third anniversaries of the grant date.

(k)

Represents the performance-vesting portion of Mr. Richmond’s new hire make-whole RSU awards that vest on the third anniversary of the grant date, subject to Mr. Richmond’s continued service and based on the Company’s achievement of (i) EBITDAR margin gap improvement relative to the EBITDAR margin gap improvement for a pre-defined group of airlines based on 2027 EBITDAR margin over a 2024 baseline, (ii) total debt as of December 31, 2027, (iii) annual EPS improvement over the performance period and (iv) a net promoter score performance goal over the performance period, with the resulting attainment level multiplied by an absolute stock price modifier measured in the second half of 2027. The number of shares that will be issued with respect to the performance-vesting RSUs varies between 2.5% and 300% depending on the Company’s performance, and no shares will be issued if threshold performance is not achieved. Based on our expected attainment level as of December 31, 2025, the target number of RSUs is shown after giving effect to below-threshold attainment in respect of the 2025 EPS metric.

Options Exercised and Stock Vested

The following table provides information regarding the vesting of RSUs held by the named executive officers during the year ended December 31, 2025. Our named executive officers did not hold any options or SARs during 2025.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(a)

Robert D. Isom	584,762	8,022,741

Stephen L. Johnson	293,293	4,138,160

David G. Seymour	161,886	2,313,582

Devon E. May	125,040	1,801,139

Anthony J. Richmond	—	—

(a)	Represents the closing market price of a share of our Common Stock on the date of vesting, multiplied by the number of shares that vested.

Potential Payments Upon Termination or Change in Control

This section quantifies payments that would be made to our named executive officers upon a change in control or following certain qualifying terminations of employment. For a description of these benefits, please see “Compensation Discussion and Analysis – Severance Benefits and Post Termination Restrictive Covenants.”

The estimated amounts of the respective benefits for each of our named executive officers, assuming the triggering event occurred on December 31, 2025, are provided in the table below. The table below reflects the termination and/or change in

84 | 2026 PROXY STATEMENT

control benefits payable to each named executive officer under agreements and plans in which he or she participates that were in effect as of the end of the fiscal year.

Executive Benefits and Payments Upon Termination	Change in Control ($)	Involuntary Termination ($)	Involuntary Termination with Change in Control ($)	Death ($)	Disability ($)	Any Other Qualifying Termination ($)(f)

Robert D. Isom

Base Salary(a)	—	2,600,000	2,600,000	—	—	—

Annual Incentive Award(b)	—	5,200,000	5,200,000	1,325,220	1,325,220	—

COBRA(c)	—	62,555	62,555	—	—	—

Acceleration of Unvested RSUs(d)	32,828,360	23,722,013	32,828,360	32,828,360	32,828,360	22,468,285

Flight Privileges(e)	—	244,343	244,343	155,470	244,343	244,343

Stephen L. Johnson

Base Salary(a)	—	1,275,000	1,275,000	—	—	—

Annual Incentive Award(b)	—	1,912,500	1,912,500	649,910	649,910	—

COBRA(c)	—	34,184	34,184	—	—	—

Acceleration of Unvested RSUs(d)	12,862,592	11,624,560	12,862,592	12,862,592	12,862,592	11,624,560

Flight Privileges(e)	—	259,310	259,310	176,048	259,310	259,310

David G. Seymour

Base Salary(a)	—	1,222,500	1,222,500	—	—	—

Annual Incentive Award(b)	—	1,528,125	1,528,125	519,237	519,237	—

COBRA(c)	—	46,710	46,710	—	—	—

Acceleration of Unvested RSUs(d)	10,015,947	4,189,919	10,015,947	10,015,947	10,015,947	—

Flight Privileges(e)	—	140,509	140,509	92,078	140,509	140,509

Devon E. May

Base Salary(a)	—	1,222,500	1,222,500	—	—	—

Annual Incentive Award(b)	—	1,528,125	1,528,125	519,237	519,237	—

COBRA(c)	—	52,436	52,436	—	—	—

Acceleration of Unvested RSUs(d)	9,386,157	3,676,916	9,386,157	9,386,157	9,386,157	—

Flight Privileges(e)	—	257,118	257,118	186,360	257,118	257,118

Anthony J. Richmond

Base Salary(a)	—	1,222,500	1,222,500	—	—	—

Annual Incentive Award(b)	—	1,528,125	1,528,125	519,237	519,237	—

COBRA(c)	—	18,551	18,551	—	—	—

Acceleration of Unvested RSUs(d)	14,676,594	4,254,090	14,676,594	14,676,594	14,676,594	—

Flight Privileges(e)	—	18,129	18,129	—	—	—

(a)	On an involuntary termination, represents 24 months of base salary for Mr. Isom and 18 months of the executive’s base salary for Messrs. Johnson, Seymour, May and Richmond.

(b)

On an involuntary termination, represents two times Mr. Isom’s annual target cash incentive and 1.5 times the executive’s annual target cash incentive for Messrs. Johnson, Seymour, May and Richmond. On death or disability, amount represents the amount of the annual incentive award earned by each named executive officer under the 2025 STIP which was attained at 50.97% of target.

(c)	On an involuntary termination, represents a payment equal to 24 months’ COBRA premiums for Mr. Isom, and a payment equal to 18 months’ COBRA premiums for Messrs. Johnson, Seymour, May and Richmond.

(d)

Aggregate value of unvested RSUs is calculated at a price of $15.33, the closing price of a share of our Common Stock on December 31, 2025, multiplied by the number of unvested RSUs outstanding under each award. The table captures the performance-vesting portion of the named executive officers’ 2024 RSU awards, as applicable, even though they were forfeited in February 2026. The performance-vesting portion of the named executive officer’s 2023 RSU awards are valued based on our actual attainment level as of December 31, 2025 of 100% of target. The performance-vesting portion of the named executive officer’s 2024 and 2025 RSU awards, as applicable,

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are valued based on target in the case of a change in control, involuntary termination with change in control, death and disability, and in the case of the involuntary termination and, if applicable, any other qualifying termination scenarios are valued based on the probable attainment level as of December 31, 2025. For a description of these vesting acceleration benefits, please see “Compensation Discussion and Analysis – Severance Benefits and Post Termination Restrictive Covenants.”

(e)

As of December 31, 2025, each of Messrs. Isom, Johnson, Seymour and May were vested into positive space flight lifetime travel benefits and are entitled to continued receipt of these benefits upon their termination of employment, other than coverage of income tax liability. The calculation of the positive space lifetime travel benefits is based on the terms of the non-revenue travel policy for executive officers currently in effect. Under his severance agreement with the Company, in the case of an Involuntary Termination, Mr. Richmond was entitled to travel privileges pursuant to the terms of the Company’s travel policy for officers during the 18-month period following the termination date. Reflects the present value of future travel calculated using a discount rate of 5.3% and Pri-2012 Employee Table, with white collar adjustments, increased by 3.0% at all ages, and then projected generationally from 2012 with Scale MP-2021, and assumes the annual level of usage is the same as the executive’s actual usage for 2025 (excluding travel between Phoenix and Dallas/Fort Worth and between Orange County and Dallas/Fort Worth for Mr. Johnson) with a valuation based on imputed income and a 1% annual increase in the cost of travel.

(f)	Represents for Messrs. Isom and Johnson, the vesting of certain RSUs on any termination without “cause,” including retirement.

CEO Pay Ratio

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Isom, who served as CEO as of December 31, 2025.

We offer competitive compensation to our team members. As one of the world’s largest airlines, some of our unique characteristics may make comparisons to the pay ratios at other airlines or companies difficult. We employ over 139,000 team members; our route network is vast and unique; and we insource more of our flying and services than our U.S. peers. For example, American operates three wholly-owned regional airlines, and approximately 24% of our total workforce is employed by those airlines. Additionally, as of December 31, 2024, our pay ratio includes approximately 16% part-time and temporary team members. In 2025, mainline and regional salaries, wages and benefits were our largest expense and represented approximately 38% of our total operating expenses. Approximately 86% of our employees as of December 31, 2025 were represented by various labor unions responsible for negotiating the collective bargaining agreements covering their compensation and job duties, among other things. The Company’s employment footprint is quite diverse—with some positions requiring initial education and licensing requirements as well as ongoing certification work. Compensation for positions with more rigorous requirements for continued employment and that draw from smaller applicant pools generally utilize higher pay bands than those positions with fewer educational and training requirements and larger applicant pools.

For 2025, our median team member is the same person identified in 2024 because we have determined that there have been no changes in our employee population or employee compensation arrangements during 2025 that would significantly impact this pay ratio disclosure. The annual total compensation of the selected team member as the median of all our employees across the Company (other than our CEO) was $89,429, while the annual total compensation of our CEO was $13,871,825, as outlined in the “Summary Compensation Table” above. Based on this information, the ratio of the annual total compensation of our CEO to the median annual total compensation of all employees was estimated to be 155.1 to 1, calculated in accordance with SEC rules. This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

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Determining the Median Employee
The Company chose December 31, 2024 as the date for establishing the employee population used in identifying the median employee and 2025 as the measurement period.
We captured all full-time, part-time and temporary employees located
in the U.S. as of December 31, 2024 with nonzero W-2 earnings, including team members employed at our three wholly owned subsidiaries, consisting of 142,051 individuals. As permitted by SEC rules, under the 5% “de minimis” exemption, we excluded 6,258 non-U.S. employees. The jurisdictions in which we excluded employees and their employee populations were as follows: Antigua and Barbuda (32); Argentina (453); Aruba (37); Australia (8); Bahamas (151); Barbados (88); Belize (26); Bermuda (26); Brazil (474); Canada (479); Cayman Islands (1); Chile (195); China (18); Colombia (81); Costa Rica (77); Dominican Republic (383); Ecuador (12); El Salvador (35); France (140); Germany (78); Greece (2); Grenada (30); Guatemala (48); Haiti (17); Honduras (45); Hong Kong (4); India (7); Ireland (45); Israel (6); Italy (19); Jamaica (97); Japan (51); Korea, Republic of (6); Mexico (1,139); Netherlands (5); Netherlands Antilles (4); Nicaragua (24); Peru (470); Portugal (3); Saint Kitts and Nevis (35); Saint Maarten (2); Spain (122); Switzerland (3); Trinidad and Tobago (477); Turks and Caicos Islands (1); United Kingdom (795); and Uruguay (7).
We calculated the team member selected as the median employee using earnings as set forth in Box 5 of W-2 for 2025. We annualized earnings for permanent employees who worked less than the entire year. The annual total compensation of the median employee and the annual total compensation of the CEO were calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.
Pay Ratio Comparisons
The SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Versus Performance
In accordance with SEC rules, the table below sets forth additional information concerning the compensation of each individual who served as our Chief Executive Officer (“CEO”) and our other
(“non-CEO”)
named executive officers for each of the fiscal years ended December 31, 2025, 2024, 2023, 2022, and 2021, and our financial and total stockholder return (“TSR”) performance for each such fiscal year. Mr. Isom has served as our CEO beginning March 2022 and Mr. Parker served as our CEO prior to that.

2026 PROXY STATEMENT

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Pay Versus Performance Table

							Value of Initial Fixed $100 Investment Based on:
Year	Summary Compensation Table Total: Mr. Isom ($) (1)	CAP: Mr. Isom ($) (2)	Summary Compensation Table Total: Mr. Parker ($) (1)	CAP: Mr. Parker ($) (2)	Average Summary Compensation Table Total for Non-CEO Named Executive Officers ($) (1)	Average CAP: Non- CEO Named Executive Officers ($) (2)	AAG Total Stockholder Return ($) (3)	Peer Group Total Stockholder Return ($) (3)	Net Income (Loss) ($) (in millions)	Adjusted Pre-Tax Income Margin % (4)

2025	13,871,825	3,351,805	—	—	8,221,544	10,228,722	97.21	84.59	111	0.6%

2024	15,610,843	23,988,818	—	—	4,648,523	4,531,378	61.00	60.99	846	3.4%

2023	31,438,162	33,817,502	—	—	9,530,121	9,827,888	48.08	61.60	822	4.7%

2022	4,886,649	3,507,095	6,537,694	3,881,181	3,400,714	2,422,634	44.52	48.04	127	0.9%

2021	—	—	7,238,011	8,128,613	3,892,813	4,197,060	62.85	74.23	(1,993)	(23.2%)

(1)
Amounts reported in these columns represent the total compensation as reported in the Summary Compensation Table for Messrs. Isom and Parker for each year where they served as CEO and the average of the total compensation as reported in the Summary Compensation Table for our remaining named executive officers for the relevant fiscal year, which captures the individuals indicated in the table below for each fiscal year:

Year	CEO	Non-CEO Named Executive Officers

2025	Robert D. Isom	Stephen L. Johnson, David G. Seymour, Devon E. May, and Anthony J. Richmond

2024	Robert D. Isom	Stephen L. Johnson, Devon E. May, David G. Seymour, Priya Aiyar, and Vasu Raja

2023	Robert D. Isom	Stephen L. Johnson, Priya Aiyar, Devon E. May, and Vasu Raja

2022	Robert D. Isom and Doug Parker	Derek Kerr, Stephen L. Johnson, Maya Leibman, and David G. Seymour

2021	Doug Parker	Robert D. Isom, Derek Kerr, Stephen L. Johnson, and Maya Leibman

(2)
Compensation Actually Paid (“CAP”) to Mr. Isom and the remaining named executive officers for 2025 reflects the following adjustments from total compensation reported in the Summary Compensation Table:

	2025
Adjustments	Mr. Isom ($)	Average Non-CEO Named Executive Officers ($)

Deduction for amounts reported under the “Stock Awards” column of Summary Compensation Table for Fiscal Year 2025 (“FY25”)	(12,489,000)	(6,852,500)

Year-end Fair Value of Outstanding and Unvested Equity Awards Granted in FY25	16,764,258	11,077,868

Change in Fair Value of Outstanding and Unvested Equity Awards Granted in Prior Years based on change from FY24 Year-end to FY25 Year-end	(12,625,618)	(1,753,106)

Change in Fair Value of Equity Awards Granted in Prior Years that Vested in FY25 based on change from FY24 Year-end to Vesting Date in FY25	(2,169,660)	(465,084)

Deduction of FY24 Year-end Fair Value of Equity Awards Granted in Prior Years that were Forfeited during FY25	—	—

Total Adjustments	(10,520,020)	2,007,178

Fair value or change in fair value, as applicable, of equity awards in the Compensation Actually Paid columns was determined by reference to (1) for time-based RSU awards, the closing price of a share of our Common Stock on the applicable year-end
date(s) or, in the case of vesting dates, the closing price of a share of our Common Stock on the applicable vesting dates, and (2) for performance-based RSU awards, the same valuation methodology as time-based RSU awards except year-end
values are multiplied by a factor reflecting achievement of the probable outcome of the applicable performance conditions as of the measurement date (which as of December 31, 2025 was 100%, 0% and 95% of target for the 2023, 2024 and 2025 grants, respectively) as modified in the case of the 2025 grants based on the Monte-Carlo factor that accounts for the projected impact of the stock price modifier performance metric.

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2026 PROXY STATEMENT

(3)
Pursuant to the SEC rules, TSR reflects an initial investment of $100 on December 31, 2020, and that all dividends, if any, were reinvested. The Peer Group Total Stockholder Return represents the cumulative TSR of the ARCA Airline Index (the “Peer Group TSR”).

(4)	Adjusted pre-tax income margin is a non-GAAP measure and excludes net special items. See Appendix C for a reconciliation of pre-tax income margin excluding net special items, a non-GAAP measure.

Relationship Between Financial Performance Measures
The graphs below compare the compensation actually paid to our CEOs and the average of the compensation actually paid to our non-CEO
named executive officers, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income (loss), and (iv) our adjusted pre-tax
income margin, in each case, for the fiscal years ended December 31, 2025, 2024, 2023, 2022 and 2021.
Given the emphasis in our executive compensation programs on long-term incentives tied to our stock price, the compensation actually paid to our named executive officers is generally strongly aligned with our stock price performance. As discussed in the “Compensation Discussion and Analysis—2023
Non-Recurring
Compensation Elements,” the compensation actually paid for 2023 is significantly higher than prior years because it includes for Messrs. Isom, and Johnson one-time
and promotion awards and for Mr. May,
non-recurring
payments in April 2023 for services performed in prior years. Furthermore, for each named executive officer, the STIP payouts for both the 2022 and 2023 programs are reflected as compensation for 2023. These 2023 compensation elements were one-time
and
non-recurring.
As such, they were not replicated in 2024. The 2024 compensation actually paid levels are lower than 2023 but higher than the years prior to 2023 because the calculation of compensation actually paid for 2024 incorporates the increase in the value of the non-recurring
equity grants that were made in 2023 as a result of the increase in our stock price as of December 31, 2024. The compensation actually paid to Mr. Isom in 2025 is substantially lower than 2024, which reflects the fact that he chose not to receive an STI award for 2025 and that the pre-tax income margin improvement component of the 2023 one-time and annual LTIP grants did not pay out and that as of the end of 2025, the 2024 and 2025 annual LTIP grants were tracking at below target (at 0% with respect to the 2024 LTIP grant, which was subsequently cancelled).
Outside of our stock price performance, we believe that adjusted pre-tax
income margin is the most important financial metric that ties our executives’ compensation to our performance. Compensation actually paid is less sensitive to our adjusted pre-tax
income margin and net income outcomes as a result of the emphasis in our executive compensation programs on long-term incentives and its stronger correlation to our stock price, which we expect will continue to have a much larger impact than these financial outcomes on compensation actually paid, as described above.

2026 PROXY STATEMENT

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Pay Versus Performance Tabular List
We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our named executive officers for 2025:

∎	Stock price/total stockholder return;

∎	Adjusted pre-tax income and pre-tax income margin;

∎	Adjusted EBITDAR margin;

∎	Adjusted TRASM; and

∎	Total debt.
For additional details regarding our performance measures, please see the sections entitled “Annual Cash Incentive Program” and “Long-Term Incentive Programs” in our “Compensation Discussion and Analysis” beginning on pages 68 and 71, respectively.

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2026 PROXY STATEMENT

Equity Compensation Plan Information

The following table provides information about our Common Stock that may be issued under our equity compensation plans as of December 31, 2025, which consists of the 2023 Incentive Award Plan (the “2023 Plan”) and the 2013 Incentive Award Plan (the “2013 Plan”).

Plan Category	(i) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		(ii) Weighted Average Exercise Price of Outstanding Options, Warrants and Rights ($)	(iii) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (i))

Equity Compensation Plans Approved by Security Holders(a)	7,132,720	(b)	—	2,984,460

Equity Compensation Plans Not Approved by Security Holders	—		—	—

Total	7,132,720		—	2,984,460

(a)

On May 10, 2023, our stockholders approved the 2023 Plan which replaced the 2013 Plan. The 2013 Plan was approved by the Bankruptcy Court in connection with AMR Corporation’s bankruptcy plan and further approved by the Board on December 9, 2013. Under Delaware law, as part of the reorganization, the 2013 Plan was deemed to be approved by our stockholders.

(b)	Consists of 7,132,720 stock-settled RSUs.

2026 PROXY STATEMENT | 91

Other Matters

Stockholder Proposals

Rule 14a-8 of the Exchange Act provides that certain stockholder proposals must be included in the proxy statement for an annual meeting of stockholders. For a stockholder proposal to be considered for inclusion in the proxy statement for our 2027 Annual Meeting of Stockholders, our Corporate Secretary (Michelle Earley, Corporate Secretary, at American Airlines Group Inc., MD8B503, 1 Skyview Drive, Fort Worth, Texas 76155) must receive the proposal no later than December 28, 2026. The proposal must comply with the SEC regulations under Rule 14a-8 of the Exchange Act regarding the inclusion of stockholder proposals in our proxy materials.

Pursuant to our Bylaws, in order for a stockholder to present a proposal at an annual meeting of stockholders, other than proposals to be included in the proxy statement as described above, the stockholder must deliver proper notice to our Corporate Secretary at our principal executive offices (please see the address above) not more than 120 days and not less than 90 days prior to the anniversary date of the immediately preceding annual meeting or, if the date of the annual meeting is more than 30 days before or after such anniversary date, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. For the 2027 Annual Meeting of Stockholders, notice must be delivered no sooner than February 10, 2027 and no later than March 12, 2027. Stockholders are advised to review our Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals. Additional information with regard to stockholder recommendations or nominations for director candidates can be found beginning on page 20 and we encourage stockholders to review the procedures and deadlines relating thereto before taking action.

In addition, our Bylaws permit certain of our stockholders who have beneficially owned 3% or more of our outstanding Common Stock continuously for at least three years to submit nominations to be included in the Company’s proxy materials for up to 20% of the total number of directors then serving. Notice of proxy access director nominations for the 2027 annual meeting of stockholders must be delivered to our Corporate Secretary at our principal executive offices (please see the address above) no earlier than November 28, 2026 and no later than the close of business on December 28, 2026. The notice must set forth the information required by our Bylaws with respect to each proxy access director nomination that eligible stockholder or stockholders intend to present at the 2027 Annual Meeting of Stockholders and must otherwise be in compliance with our Bylaws.

Any notice of director nomination other than through proxy access must include the additional information required by Rule 14a-19(b) under the Exchange Act and otherwise comply with our Bylaws. In connection with the 2027 Annual Meeting of Stockholders, we intend to file a proxy statement and a WHITE proxy card with the SEC in connection with our solicitation of proxies for that meeting.

Annual Report and Available Information

Our Annual Report for the year ended December 31, 2025 accompanies this Proxy Statement but does not constitute a part of the proxy soliciting materials. A copy of our Annual Report on Form 10-K for the year ended December 31, 2025, including financial statements and financial statement schedules but without exhibits, is available to any person whose vote is solicited by this proxy upon written request to the Corporate Secretary, American Airlines Group Inc., MD8B503, 1 Skyview Drive, Fort Worth, Texas 76155. Copies also may be obtained without charge through the SEC’s website at www.sec.gov.

92 | 2026 PROXY STATEMENT

Cautionary Statement Regarding Forward-Looking Statements

Certain of the statements contained in this Proxy Statement should be considered forward-looking statements within the meaning of the Securities Act, the Exchange Act, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, intentions, estimates and strategies for the future, and other statements that are not historical facts. These forward-looking statements are based on the Company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025 (especially in Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations), and other risks and uncertainties listed from time to time in the Company’s other filings with the SEC. There may be other factors of which the Company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The Company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statement.

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Appendix A

Amendment to the Restated Certificate of Incorporation

ARTICLE VI

(Marked to Show Changes)

LIMITATION OF DIRECTORS’ OR OFFICERS’ LIABILITY

No Director or Officer shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a Director or Officer, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. If the DGCL is amended hereafter to authorize the further elimination or limitation of the liability of Directors or Officers, then the liability of a Director or Officer of the Corporation shall be eliminated or limited to the fullest extent authorized by the DGCL, as so amended. Any repeal or modification of this Article VI [LIMITATION OF DIRECTORS’ OR OFFICERS’ LIABILITY] shall not adversely affect any right or protection of a Director or Officer of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

2026 PROXY STATEMENT | A-1

Appendix B

AMERICAN AIRLINES GROUP INC.

2023 INCENTIVE AWARD PLAN

(Amended and Restated Effective [June 10, 2026])

ARTICLE I.

PURPOSE

The purpose of the American Airlines Group Inc. 2023 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”) is to enhance the Company’s ability to attract, retain and motivate persons who make (or are expected to make) important contributions to the Company by providing these individuals with equity ownership opportunities. The Plan amends and restates the 2023 Incentive Award Plan (the “Original 2023 Plan”) in its entirety, subject to stockholder approval of this Plan at the annual meeting of the Company’s stockholders in 2026. In the event the Company’s stockholders fail to approve the Plan as set forth herein at the annual meeting of the Company’s stockholders in 2026, then this Plan shall be deemed void ab initio and the Original 2023 Plan shall continue in effect in accordance with its terms.

ARTICLE II.

DEFINITIONS

As used in the Plan, the following words and phrases have the meanings specified below, unless the context clearly indicates otherwise:

2.1 “Administrator” means the Board or a Committee to the extent that the Board’s powers or authority under the Plan have been delegated to such Committee. With reference to the Board’s or a Committee’s powers or authority under the Plan that have been delegated to one or more officers pursuant to Section 4.2, the term “Administrator” shall refer to such officer(s) unless and until such delegation has been revoked.

2.2 “Applicable Law” means any applicable law, including without limitation: (a) provisions of the Code, the Securities Act, the Exchange Act and any rules or regulations thereunder; (b) corporate, securities, tax or other laws, statutes, rules, requirements or regulations, whether U.S. or non-U.S. federal, state or local; and (c) rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

2.3 “Automatic Exercise Date” means, with respect to an Option or a Stock Appreciation Right, the last business day of the applicable Option term or Stock Appreciation Right term that was initially established by the Administrator for such Option or Stock Appreciation Right (e.g., the last business day prior to the tenth anniversary of the date of grant of such Option or Stock Appreciation Right if the Option or Stock Appreciation Right initially had a ten-year Option term or Stock Appreciation Right term, as applicable).

2.4 “Award” means an Option award, Stock Appreciation Right award, Restricted Stock award, Restricted Stock Unit award, Performance Bonus Award, Performance Stock Unit award, Dividend Equivalents award or Other Stock or Cash Based Award granted to a Participant under the Plan.

2.5 “Award Agreement” means an agreement evidencing an Award, which may be written or electronic, that contains such terms and conditions as the Administrator determines, consistent with and subject to the terms and conditions of the Plan.

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2.6 “Board” means the Board of Directors of the Company.

2.7 “Change in Control” means the occurrence of any of the following:

(a) within any 12-month period, the individuals who constitute the Board at the beginning of such period (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or

(b) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than the Company, acquires (directly or indirectly) the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (“Voting Power”); or

(c) the Company consummates a merger, consolidation or reorganization of the Company or any other similar transaction or series of related transactions (collectively, a “Transaction”) other than (A) a Transaction in which the voting securities of the Company outstanding immediately prior thereto become (by operation of law), or are converted into or exchanged for, voting securities of the surviving corporation or its parent corporation immediately after such Transaction that are owned by the same person or entity or persons or entities as immediately prior thereto and possess at least 50% of the Voting Power held by the voting securities of the surviving corporation or its parent corporation, or (B) a Transaction effected to implement a recapitalization of the Company (or similar transaction) in which no person (excluding the Company or any person who held more than 50% of the Voting Power immediately prior to such Transaction) acquires more than 50% of the Voting Power; or

(d) the Company sells or otherwise disposes of, or consummates a transaction or series of related transactions providing for the sale or other disposition of, all or substantially all of the stock or assets of the Company, or enters into a plan for the complete liquidation of the Company.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in subsection (a), (b), (c) or (d) with respect to such Award must also constitute a “change in control event,” as defined in Treasury Regulation § 1.409A-3(i)(5) to the extent required by Section 409A.

The Administrator shall have full and final authority, which shall be exercised in its sole discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of such Change in Control and any incidental matters relating thereto; provided that any exercise of authority in conjunction with a determination of whether a Change in Control is a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5) shall be consistent with such regulation.

2.8 “Code” means the U.S. Internal Revenue Code of 1986, as amended, and all regulations, guidance, compliance programs and other interpretative authority issued thereunder.

2.9 “Committee” means one or more committees or subcommittees of the Board, which may include one or more Directors or executive officers of the Company, to the extent permitted by Applicable Law. To the extent required to comply with the provisions of Rule 16b-3, it is intended that each member of the Committee will be, at the time the Committee takes any action with respect to an Award that is subject to Rule 16b-3, a “non-employee director” within the meaning of Rule 16b-3; however, a Committee member’s failure to qualify as a “non-employee director” within the meaning of Rule 16b-3 will not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan.

B-2 | 2026 PROXY STATEMENT

2.10 “Common Stock” means the common stock of the Company.

2.11 “Company” means American Airlines Group Inc., a Delaware corporation, or any successor.

2.12 “Consultant” means any person, including any adviser, engaged by the Company or a Subsidiary to render services to such entity if the consultant or adviser: (a) renders bona fide services to the Company or a Subsidiary; (b) renders services not in connection with the offer or sale of securities in a capital-raising transaction and does not directly or indirectly promote or maintain a market for the Company’s securities; and (c) is a natural person.

2.13 “Designated Beneficiary” means, if permitted by the Company, the beneficiary or beneficiaries the Participant designates, in a manner the Company determines, to receive amounts due or exercise the Participant’s rights if the Participant dies. Without a Participant’s effective designation, “Designated Beneficiary” will mean the Participant’s estate or legal heirs.

2.14 “Director” means a Board member.

2.15 “Disability” means a permanent and total disability under Section 22(e)(3) of the Code.

2.16 “Dividend Equivalents” means a right granted to a Participant to receive the equivalent value (in cash or Shares) of dividends paid on a specified number of Shares. Such Dividend Equivalent shall be converted to cash or additional Shares, or a combination of cash and Shares, by such formula and at such time and subject to such limitations as may be determined by the Administrator.

2.17 “DRO” means a “domestic relations order” as defined by the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, or the rules thereunder.

2.18 “Effective Date” has the meaning set forth in Section 11.3.

2.19 “Employee” means any employee of the Company or any of its Subsidiaries.

2.20 “Equity Restructuring” means a nonreciprocal transaction between the Company and its stockholders, such as a stock dividend, stock split (including a reverse stock split), spin-off or recapitalization through a large, nonrecurring cash dividend, that affects the number or kind of Shares (or other Company securities) or the share price of Common Stock (or other Company securities) and causes a change in the per share value of the Common Stock underlying outstanding Awards.

2.21 “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.22 “Fair Market Value” means, as of any date, the value of a Share determined as follows: (a) if the Common Stock is listed on any established stock exchange, the value of a Share will be the closing sales price for a Share as quoted on such exchange for such date, or if no sale occurred on such date, the last day preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; (b) if the Common Stock is not listed on an established stock exchange but is quoted on a national market or other quotation system, the value of a Share will be the closing sales price for a Share on such date, or if no sales occurred on such date, then on the last date preceding such date during which a sale occurred, as reported in The Wall Street Journal or another source the Administrator deems reliable; or (iii) if the Common Stock is not listed on any established stock exchange or quoted on a national market or other quotation system, the value established by the Administrator in its sole discretion.

2.23 “Greater Than 10% Stockholder” means an individual then owning (within the meaning of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent corporation or subsidiary corporation of the Company, as determined in accordance with Section 424(e) and (f) of the Code, respectively.

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2.24 “Incentive Stock Option” means an Option that meets the requirements to qualify as an “incentive stock option” as defined in Section 422 of the Code.

2.25 “Non-Employee Director” means a Director who is not an Employee.

2.26 “Nonqualified Stock Option” means an Option that is not an Incentive Stock Option.

2.27 “Option” means a right granted under Article VI to purchase a specified number of Shares at a specified price per Share during a specified time period. An Option may be either an Incentive Stock Option or a Nonqualified Stock Option.

2.28 “Original 2023 Plan” shall have the meaning set forth in Article 1 hereof.

2.29 “Other Stock or Cash Based Awards” means cash awards, awards of Shares, and other awards valued wholly or partially by referring to, or are otherwise based on, Shares or other property.

2.30 “Overall Share Limit” means the sum of (a) 29,189,379 Shares, plus (b) any Shares that are subject to Prior Plan Awards that become available for issuance under the Plan as Shares pursuant to Article V.

2.31 “Participant” means a Service Provider who has been granted an Award.

2.32 “Performance Bonus Award” has the meaning set forth in Section 8.3.

2.33 “Performance Stock Unit” means a right granted to a Participant pursuant to Section 8.1 and subject to Section 8.2, to receive Shares or an amount of cash or other consideration determined by the Administrator to be of equal value as of the settlement date, the payment of which is contingent upon achieving certain performance goals or other performance-based targets established by the Administrator.

2.34 “Permitted Transferee” means, with respect to a Participant, any “family member” of the Participant, as defined in the General Instructions to Form S-8 Registration Statement under the Securities Act (or any successor form thereto), or any other transferee specifically approved by the Administrator after taking into account Applicable Law.

2.35 “Plan” means this 2023 Incentive Award Plan, as amended and restated from time to time.

2.36 “Prior Plan” means the Company’s 2013 Incentive Award Plan, as it may be amended from time to time.

2.37 “Prior Plan Award” means an award outstanding under the Prior Plan as of March 22, 2023 or granted under the Prior Plan following such date and prior to the effective date of the Original 2023 Plan.

2.38 “Restricted Stock” means Shares awarded to a Participant under Article VII, subject to certain vesting conditions and other restrictions.

2.39 “Restricted Stock Unit” means an unfunded, unsecured right to receive, on the applicable settlement date, one Share or an amount in cash or other consideration determined by the Administrator to be of equal value as of such settlement date, subject to certain vesting conditions and other restrictions.

2.40 “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act, including any amendments thereto.

2.41 “Section 409A” means Section 409A of the Code.

2.42 “Securities Act” means the Securities Act of 1933, as amended, and all regulations, guidance and other interpretative authority issued thereunder.

2.43 “Service Provider” means an Employee, Consultant or Director.

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2.44 “Shares” means shares of Common Stock.

2.45 “Stock Appreciation Right” or “SAR” means a right granted under Article VI to receive a payment equal to the excess of the Fair Market Value of a specified number of Shares on the date the right is exercised over the exercise price set forth in the applicable Award Agreement.

2.46 “Subsidiary” means any entity (other than the Company), whether U.S. or non-U.S., in an unbroken chain of entities beginning with the Company if each of the entities other than the last entity in the unbroken chain beneficially owns, at the time of the determination, securities or interests representing at least 50% of the total combined voting power of all classes of securities or interests in one of the other entities in such chain.

2.47 “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, in each case by a company or other entity acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

2.48 “Tax-Related Items” means any U.S. and non-U.S. federal, state and/or local taxes (including, without limitation, income tax, social insurance contributions, fringe benefit tax, employment tax, stamp tax and any employer tax liability which has been transferred to a Participant) for which a Participant is liable in connection with Awards and/or Shares.

2.49 “Termination of Service” means:

(a) As to a Consultant, the time when the engagement of a Participant as a Consultant to the Company or a Subsidiary is terminated for any reason, including, without limitation, by resignation, discharge, death or retirement, but excluding terminations where the Consultant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

(b) As to a Non-Employee Director, the time when a Participant who is a Non-Employee Director ceases to be a Director for any reason, including, without limitation, a termination by resignation, failure to be elected, death or retirement, but excluding terminations where the Participant simultaneously commences employment or service or remains in service with the Company or any Subsidiary.

(c) As to an Employee, the time when the employee-employer relationship between a Participant and the Company or any Subsidiary is terminated for any reason, including, without limitation, a termination by resignation, discharge, death, disability or retirement; but excluding terminations where the Participant simultaneously commences or remains in employment or service with the Company or any Subsidiary.

The Company, in its sole discretion, shall determine the effect of all matters and questions relating to any Termination of Service, including, without limitation, whether a Termination of Service has occurred, whether a Termination of Service resulted from a discharge for cause and all questions of whether particular leaves of absence constitute a Termination of Service. For purposes of the Plan, a Participant’s employee-employer relationship or consultancy relationship shall be deemed to be terminated in the event that the Subsidiary employing or contracting with such Participant ceases to remain a Subsidiary following any merger, sale of stock or other corporate transaction or event (including, without limitation, a spin-off), even though the Participant may subsequently continue to perform services for that entity.

ARTICLE III.

ELIGIBILITY

Service Providers are eligible to be granted Awards under the Plan, subject to the limitations described herein. No Service Provider shall have any right to be granted an Award pursuant to the Plan and neither the Company nor the Administrator is obligated to treat Service Providers, Participants or any other persons uniformly.

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ARTICLE IV.

ADMINISTRATION AND DELEGATION

4.1 Administration.

(a) The Plan is administered by the Administrator. The Administrator has authority to determine which Service Providers receive Awards, grant Awards and set Award terms and conditions, subject to the conditions and limitations in the Plan. The Administrator also has the authority to take all actions and make all determinations under the Plan, to interpret the Plan and Award Agreements and to adopt, amend and repeal Plan administrative rules, guidelines and practices as it deems advisable. The Administrator may correct defects and ambiguities, supply omissions, reconcile inconsistencies in the Plan or any Award and make all other determinations that it deems necessary or appropriate to administer the Plan and any Awards. The Administrator (and each member thereof) is entitled to, in good faith, rely or act upon any report or other information furnished to the Administrator or member thereof by any officer or other Employee, the Company’s independent certified public accountants, or any executive compensation consultant or other professional retained by the Company to assist in the administration of the Plan. The Administrator’s determinations under the Plan are in its sole discretion and will be final, binding and conclusive on all persons having or claiming any interest in the Plan or any Award.

(b) Without limiting the foregoing, the Administrator has the exclusive power, authority and sole discretion to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of Awards to be granted and the number of Shares to which an Award will relate; (iv) subject to the limitations in the Plan, determine the terms and conditions of any Award and related Award Agreement, including, but not limited to, the exercise price, grant price, purchase price, any performance criteria, any restrictions or limitations on the Award, any schedule for vesting, lapse of forfeiture restrictions or restrictions on the exercisability of an Award, and accelerations, waivers or amendments thereof; (v) determine whether, to what extent, and under what circumstances an Award may be settled in, or the exercise price of an Award may be paid in cash, Shares, or other property, or an Award may be cancelled, forfeited, or surrendered; and (vi) make all other decisions and determinations that may be required pursuant to the Plan or as the Administrator deems necessary or advisable to administer the Plan.

4.2 Delegation of Authority. To the extent permitted by Applicable Law, the Board or any Committee may delegate any or all of its powers under the Plan to one or more Committees or officers of the Company or any of its Subsidiaries; provided, however, that in no event shall an officer of the Company or any of its Subsidiaries be delegated the authority to grant Awards to, or amend Awards held by, the following individuals: (a) individuals who are subject to Section 16 of the Exchange Act, or (b) officers of the Company or any of its Subsidiaries or Directors to whom authority to grant or amend Awards has been delegated hereunder. Any delegation hereunder shall be subject to the restrictions and limits that the Board or Committee specifies at the time of such delegation or that are otherwise included in the applicable organizational documents, and the Board or Committee, as applicable, may at any time rescind the authority so delegated or appoint a new delegate. At all times, the delegate appointed under this Section 4.2 shall serve in such capacity at the pleasure of the Board or the Committee, as applicable, and the Board or the Committee may abolish any committee at any time and re-vest in itself any previously delegated authority. Further, regardless of any delegation, the Board or a Committee may, in its discretion, exercise any and all rights and duties as the Administrator under the Plan delegated thereby, except with respect to Awards that are required to be determined in the sole discretion of the Board or Committee under the rules of any securities exchange or automated quotation system on which the Shares are listed, quoted or traded.

ARTICLE V.

STOCK AVAILABLE FOR AWARDS

5.1 Number of Shares. Subject to adjustment under Article IX and the terms of this Article V, Awards may be made under the Plan covering up to the Overall Share Limit. The Company ceased granting awards under the Prior Plan; however, Prior Plan Awards that remain outstanding are subject to the terms of the Prior Plan. Shares issued or delivered under the Plan may consist of authorized but unissued Shares, Shares purchased on the open market or treasury Shares.

B-6 | 2026 PROXY STATEMENT

5.2 Share Recycling.

(a) If all or any part of an Award or a Prior Plan Award expires, lapses or is terminated, converted into an award in respect of shares of another entity in connection with a spin-off or other similar event, exchanged or settled for cash, surrendered, repurchased, cancelled without having been fully exercised or forfeited, in any case, in a manner that results in the Company acquiring Shares covered by the Award or Prior Plan Award at a price not greater than the price (as adjusted to reflect any Equity Restructuring) paid by the Participant for such Shares or not issuing any Shares covered by the Award or Prior Plan Award, the unused Shares covered by the Award or Prior Plan Award will, as applicable, become or again be available for Awards under the Plan. Shares tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to any Award, other than an Option or Stock Appreciation Right or a stock option or stock appreciation right granted under the Prior Plan, will become or again be available for Awards under the Plan. The payment of dividends or Dividend Equivalents in cash in conjunction with any outstanding Awards or Prior Plan Awards and any Awards that are settled in cash rather than by issuance of Shares shall not count against the Overall Share Limit.

(b) Notwithstanding anything in the Plan to the contrary, the following Shares shall not be available for future grants of Awards: (i) Shares tendered by a Participant or withheld by the Company in payment of the exercise price of an Option or any stock option granted under the Prior Plan; (ii) Shares tendered by a Participant or withheld by the Company to satisfy any tax withholding obligation with respect to an Option or Stock Appreciation Right or a stock option or stock appreciation right granted under the Prior Plan ; (iii) Shares subject to a Stock Appreciation Right or stock appreciation right granted under the Prior Plan that are not issued in connection with the stock settlement of the Stock Appreciation Right or stock appreciation right on exercise; and (iv) Shares purchased on the open market with the cash proceeds from the exercise of Options or stock options granted under the Prior Plan.

5.3 Incentive Stock Option Limitations. Notwithstanding anything to the contrary herein, no more than 29,189,379 Shares (as adjusted to reflect any Equity Restructuring) may be issued pursuant to the exercise of Incentive Stock Options.

5.4 Substitute Awards. In connection with an entity’s merger or consolidation with the Company or any Subsidiary or the Company’s or any Subsidiary’s acquisition of an entity’s property or stock, the Administrator may grant Substitute Awards in respect of any options or other stock or stock-based awards granted before such merger or consolidation by such entity or its affiliate. Substitute Awards may be granted on such terms and conditions as the Administrator deems appropriate, notwithstanding limitations on Awards in the Plan. Substitute Awards will not count against the Overall Share Limit (nor shall Shares subject to a Substitute Award be added to the Shares available for Awards under the Plan as provided under Section 5.2 above), except that Shares acquired by exercise of substitute Incentive Stock Options will count against the maximum number of Shares that may be issued pursuant to the exercise of Incentive Stock Options under the Plan. Additionally, in the event that a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not count against the Overall Share Limit (and Shares subject to such Awards may again become available for Awards under the Plan as provided under Section 5.2 above); provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not Service Providers prior to such acquisition or combination.

5.5 Non-Employee Director Award Limit. Notwithstanding any provision to the contrary in the Plan or in any policy of the Company regarding non-employee director compensation, the sum of the grant date fair value (determined as of the grant date in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or any successor thereto) of all equity-based Awards and the maximum amount that may become payable pursuant to all cash-based Awards that may be granted to a Service Provider as compensation for services as a Non-Employee Director during any calendar year shall not exceed $1,500,000.

2026 PROXY STATEMENT | B-7

5.6 Award Vesting Limitations. Notwithstanding any other provision of the Plan to the contrary, no Award Agreement shall provide for vesting of the Award thereunder earlier than the first anniversary of the applicable grant date or, with respect to any such Award subject to performance-based vesting, based on an applicable performance period that is shorter than one year; provided, however, that, notwithstanding the foregoing, Awards that result in the issuance of no more than 5% of the Shares reserved for issuance under the Plan pursuant to Section 5.1 above may be granted to any one or more Participants without respect to such minimum vesting requirements. For purposes of Awards granted to Non-Employee Directors, a vesting period will be deemed to be one year if it runs from the date of one annual meeting of the Company’s stockholders to the next annual meeting of the Company’s stockholder, provided that the period between such meetings is not less than 50 weeks. Notwithstanding the foregoing, an Award Agreement may provide for the accelerated vesting, exercisability and/or payment (as applicable) of any Award upon the termination of the applicable Participant’s status as Service Provider due to the Participant’s death, disability, retirement or any other specified Termination of Service and/or in connection with the consummation of a Change in Control.

ARTICLE VI.

STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

6.1 General. The Administrator may grant Options or Stock Appreciation Rights to one or more Service Providers, subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine. The Administrator will determine the number of Shares covered by each Option and Stock Appreciation Right, the exercise price of each Option and Stock Appreciation Right and the conditions and limitations applicable to the exercise of each Option and Stock Appreciation Right. A Stock Appreciation Right will entitle the Participant (or other person entitled to exercise the Stock Appreciation Right) to receive from the Company upon exercise of the exercisable portion of the Stock Appreciation Right an amount determined by multiplying (a) the excess, if any, of the Fair Market Value of one Share on the date of exercise over the exercise price per Share of the Stock Appreciation Right by (b) the number of Shares with respect to which the Stock Appreciation Right is exercised, subject to any limitations of the Plan or that the Administrator may impose, and payable in cash, Shares valued at Fair Market Value on the date of exercise or a combination of the two as the Administrator may determine or provide in the Award Agreement.

6.2 Exercise Price. The Administrator will establish each Option’s and Stock Appreciation Right’s exercise price and specify the exercise price in the Award Agreement. Subject to Section 6.7, the exercise price will not be less than 100% of the Fair Market Value on the grant date of the Option or Stock Appreciation Right. Notwithstanding the foregoing, in the case of an Option or Stock Appreciation Right that is a Substitute Award, the exercise price per share of the Shares subject to such Option or Stock Appreciation Right, as applicable, may be less than the Fair Market Value per share on the date of grant; provided that the exercise price of any Substitute Award shall be determined in accordance with the applicable requirements of Sections 424 and 409A of the Code.

6.3 Duration of Options. Subject to Section 6.7, each Option or Stock Appreciation Right will be exercisable at such times and as specified in the Award Agreement, provided that the term of an Option or Stock Appreciation Right will not exceed ten years; provided, further, that, unless otherwise determined by the Administrator or specified in the Award Agreement, (a) no portion of an Option or Stock Appreciation Right which is unexercisable at a Participant’s Termination of Service shall thereafter become exercisable and (b) the portion of an Option or Stock Appreciation Right that is unexercisable at a Participant’s Termination of Service shall automatically expire on the date of such Termination of Service. In addition, in no event shall an Option or Stock Appreciation Right granted to an Employee who is a non-exempt employee for purposes of overtime pay under the U.S. Fair Labor Standards Act of 1938 be exercisable earlier than six months after its date of grant. Notwithstanding the foregoing, if the Participant, prior to the end of the term of an Option or Stock Appreciation Right, commits an act of cause (as determined by the Administrator), or violates any non-competition, non-solicitation or confidentiality provisions of any employment contract, confidentiality and nondisclosure agreement or other agreement between the Participant and the Company or any of its Subsidiaries, the right to exercise the Option or Stock Appreciation Right, as applicable, may be terminated

B-8 | 2026 PROXY STATEMENT

by the Company and the Company may suspend the Participant’s right to exercise the Option or Stock Appreciation Right when it reasonably believes that the Participant may have participated in any such act or violation.

6.4 Exercise. Options and Stock Appreciation Rights may be exercised by delivering to the Company (or such other person or entity designated by the Administrator) a notice of exercise, in a form and manner the Company approves (which may be written, electronic or telephonic and may contain representations and warranties deemed advisable by the Administrator), signed or authenticated by the person authorized to exercise the Option or Stock Appreciation Right, together with, as applicable, (a) payment in full of the exercise price for the number of Shares for which the Option is exercised in a manner specified in Section 6.5 and (b) satisfaction in full of any withholding obligation for Tax-Related Items in a manner specified in Section 10.5. The Administrator may, in its discretion, limit exercise with respect to fractional Shares and require that any partial exercise of an Option or Stock Appreciation Right be with respect to a minimum number of Shares.

6.5 Payment Upon Exercise. The Administrator shall determine the methods by which payment of the exercise price of an Option shall be made, including, without limitation:

(a) Cash, check or wire transfer of immediately available funds; provided that the Company may limit the use of one of the foregoing methods if one or more of the methods below is permitted;

(b) If there is a public market for Shares at the time of exercise, unless the Company otherwise determines, (A) delivery (including electronically or telephonically to the extent permitted by the Company) of a notice that the Participant has placed a market sell order with a broker acceptable to the Company with respect to Shares then issuable upon exercise of the Option and that the broker has been directed to deliver promptly to the Company funds sufficient to pay the exercise price, or (B) the Participant’s delivery to the Company of a copy of irrevocable and unconditional instructions to a broker acceptable to the Company to deliver promptly to the Company an amount sufficient to pay the exercise price by cash, wire transfer of immediately available funds or check; provided that such amount is paid to the Company at such time as may be required by the Company;

(c) To the extent permitted by the Administrator, delivery (either by actual delivery or attestation) of Shares owned by the Participant valued at their Fair Market Value on the date of delivery;

(d) To the extent permitted by the Administrator, surrendering Shares then issuable upon the Option’s exercise valued at their Fair Market Value on the exercise date;

(e) To the extent permitted by the Administrator, delivery of a promissory note or any other lawful consideration; or

(f) To the extent permitted by the Administrator, any combination of the above payment forms.

6.6 Expiration of Option Term or Stock Appreciation Right Term: Automatic Exercise of In-The-Money Options and Stock Appreciation Rights. Unless otherwise provided by the Administrator in an Award Agreement or otherwise or as otherwise directed by a holder of an Option or a Stock Appreciation Right in writing to the Company, each vested and exercisable Option and Stock Appreciation Right outstanding on the Automatic Exercise Date with an exercise price per Share that is less than the sum of the Fair Market Value and any related broker’s fees (as described in Section 11.19(c)) per Share as of such date shall automatically and without further action by the holder of the Option or Stock Appreciation Right or the Company be exercised on the Automatic Exercise Date. In the sole discretion of the Administrator, payment of the exercise price of any such Option shall be made pursuant to Section 6.5(b) or 6.5(d) and the Company or any Subsidiary shall be entitled to deduct or withhold an amount sufficient to satisfy any withholding obligation for Tax-Related Items associated with such exercise in accordance with Section 10.5. Unless otherwise determined by the Administrator, this Section 6.6 shall not apply to an Option or Stock Appreciation Right if the holder of such Option or Stock Appreciation Right incurs a Termination of Service on or before the Automatic Exercise Date. For the avoidance of doubt, no Option or Stock Appreciation Right with an exercise price per Share that is equal to or greater than the Fair Market Value per Share on the Automatic Exercise Date shall be exercised pursuant to this Section 6.6.

2026 PROXY STATEMENT | B-9

6.7 Additional Terms of Incentive Stock Options. The Administrator may grant Incentive Stock Options only to employees of the Company, any of its present or future parent or subsidiary corporations, as defined in Sections 424(e) or (f) of the Code, respectively, and any other entities the employees of which are eligible to receive Incentive Stock Options under the Code. If an Incentive Stock Option is granted to a Greater Than 10% Stockholder, the exercise price will not be less than 110% of the Fair Market Value on the Option’s grant date, and the term of the Option will not exceed five years. All Incentive Stock Options (and Award Agreements related thereto) will be subject to and construed consistently with Section 422 of the Code. By accepting an Incentive Stock Option, the Participant agrees to give prompt notice to the Company of dispositions or other transfers (other than in connection with a Change in Control) of Shares acquired under the Option made within the later of (a) two years from the grant date of the Option or (b) one year after the transfer of such Shares to the Participant, specifying the date of the disposition or other transfer and the amount the Participant realized, in cash, other property, assumption of indebtedness or other consideration, in such disposition or other transfer. Neither the Company nor the Administrator will be liable to a Participant, or any other party, if an Incentive Stock Option fails or ceases to qualify as an “incentive stock option” under Section 422 of the Code. Any Incentive Stock Option or portion thereof that fails to qualify as an “incentive stock option” under Section 422 of the Code for any reason, including becoming exercisable with respect to Shares having a fair market value exceeding the $100,000 limitation under Treasury Regulation Section 1.422-4, will be a Nonqualified Stock Option.

ARTICLE VII.

RESTRICTED STOCK; RESTRICTED STOCK UNITS

7.1 General. The Administrator may grant Restricted Stock, or the right to purchase Restricted Stock, to any Service Provider, subject to forfeiture or the Company’s right to repurchase all or part of the underlying Shares at their issue price or other stated or formula price from the Participant if conditions the Administrator specifies in the Award Agreement are not satisfied before the end of the applicable restriction period or periods that the Administrator establishes for such Award. In addition, the Administrator may grant Restricted Stock Units, which may be subject to vesting and forfeiture conditions during the applicable restriction period or periods, as set forth in an Award Agreement, to Service Providers. The Administrator shall establish the purchase price, if any, and form of payment for Restricted Stock and Restricted Stock Units; provided, however, that if a purchase price is charged, such purchase price shall be no less than the par value, if any, of the Shares to be purchased, unless otherwise permitted by Applicable Law. In all cases, legal consideration shall be required for each issuance of Restricted Stock and Restricted Stock Units to the extent required by Applicable Law. The Award Agreement for each Award of Restricted Stock and Restricted Stock Units shall set forth the terms and conditions not inconsistent with the Plan as the Administrator shall determine.

7.2 Restricted Stock.

(a) Stockholder Rights. Unless otherwise determined by the Administrator, each Participant holding Shares of Restricted Stock will be entitled to all the rights of a stockholder with respect to such Shares, subject to the restrictions in the Plan and the applicable Award Agreement, including the right to receive all dividends and other distributions paid or made with respect to the Shares to the extent such dividends and other distributions have a record date that is on or after the date on which such Participant becomes the record holder of such Shares; provided, however, that with respect to a share of Restricted Stock subject to restrictions or vesting conditions, except in connection with a spin-off or other similar event as otherwise permitted under Section 9.2, dividends which are paid to Company stockholders prior to the removal of restrictions and satisfaction of vesting conditions shall only be paid to the Participant to the extent that the restrictions are subsequently removed and the vesting conditions are subsequently satisfied and the share of Restricted Stock vests.

(b) Stock Certificates. The Company may require that the Participant deposit in escrow with the Company (or its designee) any stock certificates issued in respect of Shares of Restricted Stock, together with a stock power endorsed in blank.

(c) Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to the Restricted Stock as of the date of transfer of the Restricted Stock rather than as of the date or dates upon which such

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Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall be required to deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service along with proof of the timely filing thereof.

7.3 Restricted Stock Units. The Administrator may provide that settlement of Restricted Stock Units will occur upon or as soon as reasonably practicable after the Restricted Stock Units vest or will instead be deferred, on a mandatory basis or at the Participant’s election, subject to compliance with Applicable Law. A Participant holding Restricted Stock Units will have only the rights of a general unsecured creditor of the Company (solely to the extent of any rights then applicable to Participant with respect to such Restricted Stock Units) until delivery of Shares, cash or other securities or property is made as specified in the applicable Award Agreement.

ARTICLE VIII.

OTHER TYPES OF AWARDS

8.1 General. The Administrator may grant Performance Stock Unit awards, Performance Bonus Awards, Dividend Equivalents or Other Stock or Cash Based Awards, to one or more Service Providers, in such amounts and subject to such terms and conditions not inconsistent with the Plan as the Administrator shall determine.

8.2 Performance Stock Unit Awards. Each Performance Stock Unit award shall be denominated in a number of Shares or in unit equivalents of Shares or units of value (including a dollar value of Shares) and may be linked to any one or more of performance or other specific criteria, including service to the Company or Subsidiaries, determined to be appropriate by the Administrator, in each case on a specified date or dates or over any period or periods determined by the Administrator. In making such determinations, the Administrator may consider (among such other factors as it deems relevant in light of the specific type of award) the contributions, responsibilities and other compensation of the particular Participant.

8.3 Performance Bonus Awards. Each right to receive a bonus granted under this Section 8.3 shall be denominated in the form of cash (but may be payable in cash, stock or a combination thereof) (a “Performance Bonus Award”) and shall be payable upon the attainment of performance goals that are established by the Administrator and relate to one or more of performance or other specific criteria, including service to the Company or Subsidiaries, in each case on a specified date or dates or over any period or periods determined by the Administrator.

8.4 Dividends and Dividend Equivalents. If the Administrator provides, an Award (other than an Option or Stock Appreciation Right) may provide a Participant with the right to receive dividends or Dividend Equivalents. Dividends and Dividend Equivalents may be paid currently or credited to an account for the Participant, settled in cash or Shares and subject to the same restrictions on transferability and forfeitability as the Award with respect to which the dividends or Dividend Equivalents are granted and subject to other terms and conditions as set forth in the Award Agreement. Notwithstanding anything to the contrary herein, dividends and Dividend Equivalents with respect to an Award subject to vesting shall either (a) to the extent permitted by Applicable Law, not be paid or credited or (b) be accumulated and subject to vesting to the same extent as the related Award. Any such dividends or Dividend Equivalents shall be paid at such time as the Administrator shall specify in the applicable Award Agreement or as determined by the Administrator in the event not specified in such Award Agreement. In no event shall dividends or Dividend Equivalents be paid with respect to Options or Stock Appreciation Rights.

8.5 Other Stock or Cash Based Awards. Other Stock or Cash Based Awards may be granted to Participants, including Awards entitling Participants to receive cash or Shares to be delivered in the future and annual or other periodic or long-term cash bonus awards (whether based on specified performance criteria or otherwise), in each case subject to any conditions and limitations in the Plan. Such Other Stock or Cash Based Awards will also be available as a payment form in the settlement of other Awards, as standalone payments and as payment in lieu of compensation to which a Participant is otherwise entitled, subject to compliance with Section 409A. Other Stock or Cash Based Awards may be paid in Shares, cash or other property, as

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the Administrator determines. Subject to the provisions of the Plan, the Administrator will determine the terms and conditions of each Other Stock or Cash Based Award, including any purchase price, performance goal(s), transfer restrictions, and vesting conditions, which will be set forth in the applicable Award Agreement. Except in connection with a spin-off or other similar event as otherwise permitted under Article IX, dividends that are scheduled to be paid prior to vesting of any Other Stock or Cash Based Award shall only be paid to the applicable Participant to the extent that the vesting conditions are subsequently satisfied and the Other Stock or Cash Based Award vests.

ARTICLE IX.

ADJUSTMENTS FOR CHANGES IN COMMON STOCK

AND CERTAIN OTHER EVENTS

9.1 Equity Restructuring. In connection with any Equity Restructuring, notwithstanding anything to the contrary in this Article IX, the Administrator will equitably adjust the terms of the Plan and each outstanding Award as it deems appropriate to reflect the Equity Restructuring, which may include (a) adjusting the number and type of securities subject to each outstanding Award or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V hereof on the maximum number and kind of shares that may be issued); (b) adjusting the terms and conditions of (including the grant or exercise price), and the performance goals or other criteria included in, outstanding Awards; and (c) granting new Awards or making cash payments to Participants. The adjustments provided under this Section 9.1 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Administrator will determine whether an adjustment is equitable.

9.2 Corporate Transactions. In the event of any extraordinary dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), reorganization, merger, consolidation, split-up, spin off, combination, amalgamation, repurchase, recapitalization, liquidation, dissolution, or sale, transfer, exchange or other disposition of all or substantially all of the assets of the Company, or sale or exchange of Common Stock or other securities of the Company, Change in Control, issuance of warrants or other rights to purchase Common Stock or other securities of the Company, other similar corporate transaction or event, other unusual or nonrecurring transaction or event affecting the Company or its financial statements or any change in any Applicable Law or accounting principles, the Administrator, on such terms and conditions as it deems appropriate, either by the terms of the Award or by action taken prior to the occurrence of such transaction or event (except that action to give effect to a change in Applicable Law or accounting principles may be made within a reasonable period of time after such change) and either automatically or upon the Participant’s request, is hereby authorized to take any one or more of the following actions whenever the Administrator determines that such action is appropriate in order to (i) prevent dilution or enlargement of the benefits or potential benefits intended by the Company to be made available under the Plan or with respect to any Award granted or issued under the Plan, (ii) to facilitate such transaction or event or (iii) give effect to such changes in Applicable Law or accounting principles:

(a) To provide for the cancellation of any such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable, in each case as of the date of such cancellation; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment;

(b) To provide that such Award shall vest and, to the extent applicable, be exercisable as to all Shares (or other property) covered thereby, notwithstanding anything to the contrary in the Plan or the provisions of such Award;

(c) To provide that such Award be assumed by the successor or survivor corporation or entity, or a parent or subsidiary thereof, or shall be substituted for by awards covering the stock of the successor or survivor corporation or entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and applicable exercise or purchase price, in all cases, as determined by the Administrator;

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(d) To make adjustments in the number and type of Shares (or other securities or property) subject to outstanding Awards or with respect to which Awards may be granted under the Plan (including, but not limited to, adjustments of the limitations in Article V hereof on the maximum number and kind of shares which may be issued) or in the terms and conditions of (including the grant or exercise price), and the criteria included in, outstanding Awards;

(e) To replace such Award with other rights or property selected by the Administrator; or

(f) To provide that the Award will terminate and cannot vest, be exercised or become payable after the applicable event.

9.3 Change in Control. Notwithstanding any other provision of the Plan, in the event of a Change in Control, the Administrator may take any actions with respect to outstanding Awards as it deems appropriate, consistent with applicable provisions of the Code and any applicable federal or state securities laws.

9.4 Administrative Stand Still. In the event of any pending stock dividend, stock split, combination or exchange of shares, merger, consolidation or other distribution (other than normal cash dividends) of Company assets to stockholders, or any other extraordinary transaction or change affecting the Shares or the share price of Common Stock (including any Equity Restructuring or any securities offering or other similar transaction) or for reasons of administrative convenience or to facilitate compliance with any Applicable Law, the Company may refuse to permit the exercise or settlement of one or more Awards for such period of time as the Company may determine to be reasonably appropriate under the circumstances.

9.5 General. Except as expressly provided in the Plan or the Administrator’s action under the Plan, no Participant will have any rights due to any subdivision or consolidation of Shares of any class, dividend payment, increase or decrease in the number of Shares of any class or dissolution, liquidation, merger, or consolidation of the Company or other corporation. Except as expressly provided with respect to an Equity Restructuring under Section 9.1 above or the Administrator’s action under the Plan, no issuance by the Company of Shares of any class, or securities convertible into Shares of any class, will affect, and no adjustment will be made regarding, the number of Shares subject to an Award or the Award’s grant price or exercise price. The existence of the Plan, any Award Agreements and the Awards granted hereunder will not affect or restrict in any way the Company’s right or power to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (b) any merger, consolidation, spinoff, dissolution or liquidation of the Company or sale of Company assets or (c) any sale or issuance of securities, including securities with rights superior to those of the Shares or securities convertible into or exchangeable for Shares.

ARTICLE X.

PROVISIONS APPLICABLE TO AWARDS

10.1 Transferability.

(a) No Award may be sold, assigned, transferred, pledged or otherwise encumbered, either voluntarily or by operation of law, except by will or the laws of descent and distribution, or, subject to the Administrator’s consent, pursuant to a DRO, unless and until such Award has been exercised or the Shares underlying such Award have been issued, and all restrictions applicable to such Shares have lapsed. During the life of a Participant, Awards will be exercisable only by the Participant, unless it has been disposed of pursuant to a DRO. After the death of a Participant, any exercisable portion of an Award may, prior to the time when such portion becomes unexercisable under the Plan or the applicable Award Agreement, be exercised by the Participant’s personal representative or by any person empowered to do so under the deceased Participant’s will or under the then-Applicable Law of descent and distribution. References to a Participant, to the extent relevant in the context, will include references to a transferee approved by the Administrator.

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(b) Notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant or a Permitted Transferee of such Participant to transfer an Award other than an Incentive Stock Option (unless such Incentive Stock Option is intended to become a Nonqualified Stock Option) to any one or more Permitted Transferees of such Participant, subject to the following terms and conditions: (i) an Award transferred to a Permitted Transferee shall not be assignable or transferable by the Permitted Transferee other than (A) to another Permitted Transferee of the applicable Participant or (B) by will or the laws of descent and distribution or, subject to the consent of the Administrator, pursuant to a DRO; (ii) an Award transferred to a Permitted Transferee shall continue to be subject to all the terms and conditions of the Award as applicable to the original Participant (other than the ability to further transfer the Award to any person other than another Permitted Transferee of the applicable Participant); (iii) the Participant (or transferring Permitted Transferee) and the receiving Permitted Transferee shall execute any and all documents requested by the Administrator, including, without limitation, documents to (A) confirm the status of the transferee as a Permitted Transferee, (B) satisfy any requirements for an exemption for the transfer under Applicable Law and (C) evidence the transfer; and (iv) any transfer of an Award to a Permitted Transferee shall be without consideration, except as required by Applicable Law. In addition, and further notwithstanding Section 10.1(a), the Administrator, in its sole discretion, may determine to permit a Participant to transfer Incentive Stock Options to a trust that constitutes a Permitted Transferee if, under Section 671 of the Code and other Applicable Law, the Participant is considered the sole beneficial owner of the Incentive Stock Option while it is held in the trust.

(c) Notwithstanding Section 10.1(a), if permitted by the Administrator, a Participant may, in the manner determined by the Administrator, designate a Designated Beneficiary. A Designated Beneficiary, legal guardian, legal representative, or other person claiming any rights pursuant to the Plan is subject to all terms and conditions of the Plan and any Award Agreement applicable to the Participant and any additional restrictions deemed necessary or appropriate by the Administrator. If the Participant is married or a domestic partner in a domestic partnership qualified under Applicable Law and resides in a community property state, a designation of a person other than the Participant’s spouse or domestic partner, as applicable, as the Participant’s Designated Beneficiary with respect to more than 50% of the Participant’s interest in the Award shall not be effective without the prior written or electronic consent of the Participant’s spouse or domestic partner. Subject to the foregoing, a beneficiary designation may be changed or revoked by a Participant at any time; provided that the change or revocation is delivered in writing to the Administrator prior to the Participant’s death. For clarity, no Award may be transferred to a third party for monetary consideration.

10.2 Documentation. Each Award will be evidenced in an Award Agreement in such form as the Administrator determines in its discretion. Each Award may contain such terms and conditions as are determined by the Administrator in its sole discretion, to the extent not inconsistent with those set forth in the Plan.

10.3 Discretion. Except as the Plan otherwise provides, each Award may be made alone or in addition or in relation to any other Award. The terms of each Award to a Participant need not be identical, and the Administrator need not treat Participants or Awards (or portions thereof) uniformly.

10.4 Changes in Participant’s Status. The Administrator will determine how the disability, death, retirement, authorized leave of absence or any other change or purported change in a Participant’s Service Provider status affects an Award and the extent to which, and the period during which, the Participant, the Participant’s legal representative, conservator, guardian or Designated Beneficiary may exercise rights under the Award, if applicable. Except to the extent otherwise required by Applicable Law or expressly authorized by the Company or by the Company’s written policy on leaves of absence, no service credit shall be given for vesting purposes for any period the Participant is on a leave of absence.

10.5 Withholding. Each Participant must pay the Company or a Subsidiary, as applicable, or make provision satisfactory to the Administrator for payment of, any Tax-Related Items to be withheld in connection with such Participant’s Awards and/or Shares. At the Company’s discretion and subject to any Company insider trading policy (including black-out periods), any withholding obligation for Tax-Related Items may be satisfied by (a) deducting an amount sufficient to satisfy such withholding obligation from any payment of any kind otherwise due to a Participant; (b) accepting a payment from the Participant in cash, by

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wire transfer of immediately available funds, or by check made payable to the order of the Company or a Subsidiary, as applicable; (c) accepting the delivery of Shares, including Shares delivered by attestation; (d) retaining Shares from an Award; (e) if there is a public market for Shares at the time the withholding obligation for Tax-Related Items is to be satisfied, selling Shares issued pursuant to an Award, either voluntarily by the Participant or mandatorily by the Company; (f) accepting delivery of a promissory note or any other lawful consideration; (g) any other method of withholding determined by the Company and, to the extent required by Applicable Law or the Plan, approved by the Administrator; or (h) any combination of the foregoing payment forms. The amount withheld pursuant to any of the foregoing payment forms shall be determined by the Company and may be up to, but no greater than, the aggregate amount of such obligations based on the maximum statutory withholding rates in the applicable Participant’s jurisdiction for all Tax-Related Items.

10.6 Amendment of Award. The Administrator may amend, modify or terminate any outstanding Award, including by substituting another Award of the same or a different type, changing the exercise or settlement date, and converting an Incentive Stock Option to a Nonqualified Stock Option. The Participant’s consent to such action will be required unless (a) the action, taking into account any related action, does not materially and adversely affect the Participant’s rights under the Award, or (b) the change is permitted under Article IX or pursuant to Section 11.6.

10.7 Prohibition on Repricing. Except pursuant to Article IX, the Administrator shall not, without the approval of the Company’s stockholders, (a) amend any outstanding Option or Stock Appreciation Right to reduce its exercise price per Share or (b) cancel any Option or Stock Appreciation Right in exchange for cash or another Award when the exercise price of such Option or Stock Appreciation Right exceeds the Fair Market Value of the underlying Shares.

10.8 Conditions on Delivery of Stock. The Company will not be obligated to deliver any Shares under the Plan or remove restrictions from Shares previously delivered under the Plan until (a) all Award conditions have been met or removed to the Company’s satisfaction, (b) as determined by the Company, all other legal matters regarding the issuance and delivery of such Shares have been satisfied, including, without limitation, any applicable securities laws and stock exchange or stock market rules and regulations, (c) any approvals from governmental agencies that the Company determines are necessary or advisable have been obtained, and (d) the Participant has executed and delivered to the Company such representations or agreements as the Administrator deems necessary or appropriate to satisfy Applicable Law. The inability or impracticability of the Company to obtain or maintain authority to issue or sell any securities from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained, and shall constitute circumstances in which the Administrator may determine to amend or cancel Awards pertaining to such Shares, with or without consideration to the Participant.

10.9 Acceleration. The Administrator may at any time provide that any Award will become immediately vested and fully or partially exercisable, free of some or all restrictions or conditions, or otherwise fully or partially realizable.

ARTICLE XI.

MISCELLANEOUS

11.1 No Right to Employment or Other Status. No person will have any claim or right to be granted an Award, and the grant of an Award will not be construed as giving a Participant the right to commence or continue employment or any other relationship with the Company or a Subsidiary. The Company and its Subsidiaries expressly reserve the right at any time to dismiss or otherwise terminate its relationship with a Participant free from any liability or claim under the Plan or any Award, except as expressly provided in an Award Agreement or other written agreement between the Participant and the Company or any Subsidiary.

2026 PROXY STATEMENT | B-15

11.2 No Rights as Stockholder; Certificates. Subject to the Award Agreement, no Participant or Designated Beneficiary will have any rights as a stockholder with respect to any Shares to be distributed under an Award until becoming the record holder of such Shares. Notwithstanding any other provision of the Plan, unless the Administrator otherwise determines or Applicable Law requires, the Company will not be required to deliver to any Participant certificates evidencing Shares issued in connection with any Award and instead such Shares may be recorded in the books of the Company (or, as applicable, its transfer agent or stock plan administrator). The Company may place legends on any share certificate or book entry to reference restrictions applicable to the Shares (including, without limitation, restrictions applicable to Restricted Stock).

11.3 Effective Date. The Board approved the Original 2023 Plan on March 22, 2023, and the Company’s stockholders approved the Plan on May 10, 2023. The Board approved the Plan, as amended and restated herein, on March 24, 2026, subject to the approval of the Company’s stockholders. The Plan, as amended and restated herein, will become effective on the date it is approved by the Company’s stockholders (the “Effective Date”). No Incentive Stock Option may be granted pursuant to the Plan after the tenth anniversary of the date the Plan, as amended and restated herein, was approved by the Board.

11.4 Amendment of Plan. The Administrator may amend, suspend or terminate the Plan at any time and from time to time; provided that (a) no amendment requiring stockholder approval to comply with Applicable Law shall be effective unless approved by the stockholders, and (b) no amendment, other than an increase to the Overall Share Limit or pursuant to Article IX or Section 11.6, may materially and adversely affect any Award outstanding at the time of such amendment without the affected Participant’s consent. No Awards may be granted under the Plan during any suspension period or after Plan termination. Awards outstanding at the time of any Plan suspension or termination will continue to be governed by the Plan and the Award Agreement, as each in effect before such suspension or termination. The Administrator will obtain stockholder approval of any Plan amendment to the extent necessary to comply with Applicable Law.

11.5 Provisions for Non-U.S. Participants. The Administrator may modify Awards granted to Participants who are nationals of a country other than the United States or employed or residing outside the United States, establish subplans or procedures under the Plan or take any other necessary or appropriate action to address Applicable Law, including (a) differences in laws, rules, regulations or customs of such jurisdictions with respect to tax, securities, currency, employee benefit or other matters, (b) listing and other requirements of any non-U.S. securities exchange, and (c) any necessary local governmental or regulatory exemptions or approvals.

11.6 Section 409A.

(a) General. The Company intends that all Awards be structured to comply with, or be exempt from, Section 409A, such that no adverse tax consequences, interest, or penalties under Section 409A apply. Notwithstanding anything in the Plan or any Award Agreement to the contrary, the Administrator may, without a Participant’s consent, amend this Plan or Awards, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and retroactive actions) as are necessary or appropriate to preserve the intended tax treatment of Awards, including any such actions intended to (i) exempt this Plan or any Award from Section 409A, or (ii) comply with Section 409A, including regulations, guidance, compliance programs and other interpretative authority that may be issued after an Award’s grant date. The Company makes no representations or warranties as to an Award’s tax treatment under Section 409A or otherwise. The Company will have no obligation under this Section 11.6 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to any Award and will have no liability to any Participant or any other person if any Award, compensation or other benefits under the Plan are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

(b) Separation from Service. If an Award constitutes “nonqualified deferred compensation” under Section 409A, any payment or settlement of such Award upon a Participant’s Termination of Service will, to the extent necessary to avoid taxes under Section 409A, be made only upon the Participant’s “separation from service” (within the meaning of Section 409A), whether such “separation from service” occurs upon or after the Participant’s Termination of Service. For purposes of this Plan or

B-16 | 2026 PROXY STATEMENT

any Award Agreement relating to any such payments or benefits, references to a “termination,” “termination of employment” or like terms means a “separation from service.”

(c) Payments to Specified Employees. Notwithstanding any contrary provision in the Plan or any Award Agreement, any payment(s) of “nonqualified deferred compensation” required to be made under an Award to a “specified employee” (as defined under Section 409A and as the Administrator determines) due to such employee’s “separation from service” will, to the extent necessary to avoid taxes under Section 409A(a)(2)(B)(i) of the Code, be delayed for the six-month period immediately following such “separation from service” (or, if earlier, until the specified employee’s death) and will instead be paid (as set forth in the Award Agreement) on the day immediately following such six-month period or as soon as administratively practicable thereafter (without interest). Any payments of “nonqualified deferred compensation” under such Award payable more than six months following the Participant’s “separation from service” will be paid at the time or times the payments are otherwise scheduled to be made.

(d) Separate Payments. If an Award includes a “series of installment payments” within the meaning of Section 1.409A-2(b)(2)(iii) of Section 409A, the Participant’s right to the series of installment payments will be treated as a right to a series of separate payments and not as a right to a single payment and, if an Award includes “dividend equivalents” within the meaning of Section 1.409A-3(e) of Section 409A, the Participant’s right to receive the dividend equivalents will be treated separately from the right to other amounts under the Award.

11.7 Limitations on Liability. Notwithstanding any other provisions of the Plan and to the fullest extent permitted by Applicable Law and the Company’s certificate of incorporation, bylaws and other governing documents, (a) no individual acting as an Administrator, Director, officer or other Employee will be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan or any Award, and such individual will not be personally liable with respect to the Plan because of any contract or other instrument executed in such person’s capacity as an Administrator, Director, officer or other Employee, and (b) the Company will indemnify and hold harmless each Director, officer or other Employee that has been or will be granted or delegated any duty or power relating to the Plan’s administration or interpretation, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Administrator’s approval) arising from any act or omission concerning this Plan unless arising from such person’s own fraud or bad faith; provided that such person gives the Company an opportunity, at its own expense, to handle and defend the same before undertaking to handle and defend it on such person’s own behalf.

11.8 Data Privacy. As a condition for receiving any Award, each Participant explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of personal data as described in this Section 11.8 by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Participant’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about a Participant, including the Participant’s name, address and telephone number; birthdate; social security, insurance number or other identification number; salary; nationality; job title(s); any Shares held in the Company or its Subsidiaries and affiliates; and Award details, to implement, manage and administer the Plan and Awards (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage a Participant’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Participant’s country, or elsewhere, and the Participant’s country may have different data privacy laws and protections than a recipient’s country. By accepting an Award, each Participant authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Participant’s participation in the Plan, including any required Data transfer to a broker or other third party with whom the Company or the Participant may elect to deposit any Shares. The Data related to a Participant will be held only as long as necessary to implement, administer, and manage the Participant’s participation in the Plan. A Participant may, at any time, view the Data that the Company holds regarding such Participant, request additional information about the storage and processing of the Data regarding such Participant, recommend any necessary corrections to the Data regarding the Participant or refuse or withdraw the consents in this

2026 PROXY STATEMENT | B-17

Section 11.8 in writing, without cost, by contacting the local human resources representative. The Company may cancel Participant’s ability to participate in the Plan and, in the Administrator’s sole discretion, the Participant may forfeit any outstanding Awards if the Participant refuses or withdraws the consents in this Section 11.8. For more information on the consequences of refusing or withdrawing consent, Participants may contact their local human resources representative.

11.9 Severability. If any portion of the Plan or any action taken under it is held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and enforced as if the illegal or invalid provisions had been excluded, and the illegal or invalid action will be null and void.

11.10 Governing Documents. If any contradiction occurs between the Plan and any Award Agreement or other written agreement between a Participant and the Company (or any Subsidiary), the Plan will govern, unless such Award Agreement or other written agreement was approved by the Administrator and expressly provides that a specific provision of the Plan will not apply.

11.11 Governing Law. The Plan and all Awards will be governed by and interpreted in accordance with the laws of the State of Delaware, without regard to the conflict of law rules thereof or of any other jurisdiction. By accepting an Award, each Participant irrevocably and unconditionally consents to submit, at the Company’s discretion, to the exclusive jurisdiction of the courts of the State of Delaware and of the United States of America, in each case located in the State of Delaware, for any action arising out of or relating to the Plan (and agrees not to commence any litigation relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to the address contained in the records of the Company shall be effective service of process for any litigation brought against it in any such court. By accepting an Award, each Participant irrevocably and unconditionally waives any objection to the laying of venue of any litigation arising out of the Plan or Award hereunder in the courts of the State of Delaware or the United States of America, in each case located in the State of Delaware, and further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such litigation brought in any such court has been brought in an inconvenient forum. By accepting an Award, each Participant irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any and all rights to trial by jury in connection with any litigation arising out of or relating to the Plan or any Award hereunder.

11.12 Clawback Provisions. All Awards (including the gross amount of any proceeds, gains or other economic benefit the Participant actually or constructively receives upon receipt or exercise of any Award or the receipt or resale of any Shares underlying the Award) will be subject to recoupment by the Company to the extent required to comply with Applicable Law or any policy of the Company providing for the reimbursement of incentive compensation, whether or not such policy was in place at the time of grant of an Award.

11.13 Titles and Headings. The titles and headings in the Plan are for convenience of reference only and, if any conflict, the Plan’s text, rather than such titles or headings, will control.

11.14 Conformity to Applicable Law. Participant acknowledges that the Plan is intended to conform to the extent necessary with Applicable Law. Notwithstanding anything herein to the contrary, the Plan and all Awards will be administered only in a manner intended to conform with Applicable Law. To the extent Applicable Law permits, the Plan and all Award Agreements will be deemed amended as necessary to conform to Applicable Law. For the avoidance of doubt and notwithstanding anything herein to the contrary, any provisions relating to exculpation or indemnification of directors, officers, employees or others under the Plan and all Awards will be administered and construed in accordance with Applicable Law and the Company’s certificate of incorporation, bylaws and other governing documents.

11.15 Relationship to Other Benefits. No payment under the Plan will be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or other benefit plan of the Company or any Subsidiary, except as expressly provided in writing in such other plan or an agreement thereunder.

B-18 | 2026 PROXY STATEMENT

11.16 Unfunded Status of Awards. The Plan is intended to be an “unfunded” plan for incentive compensation. With respect to any payments not yet made to a Participant pursuant to an Award, nothing contained in the Plan or Award Agreement shall give the Participant any rights that are greater than those of a general creditor of the Company or any Subsidiary.

11.17 Limitations Applicable to Section 16 Persons. Notwithstanding any other provision of the Plan, the Plan and any Award granted or awarded to any individual who is then subject to Section 16 of the Exchange Act shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3) that are requirements for the application of such exemptive rule. To the extent permitted by Applicable Law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

11.18 Prohibition on Executive Officer and Director Loans. Notwithstanding any other provision of the Plan to the contrary, no Participant who is a Director or an “executive officer” of the Company within the meaning of Section 13(k) of the Exchange Act shall be permitted to make payment with respect to any Awards granted under the Plan, or continue any extension of credit with respect to such payment, with a loan from the Company or a loan arranged by the Company in violation of Section 13(k) of the Exchange Act.

11.19 Broker-Assisted Sales. In the event of a broker-assisted sale of Shares in connection with the payment of amounts owed by a Participant under or with respect to the Plan or Awards, including amounts to be paid under the final sentence of Section 10.5: (a) any Shares to be sold through the broker-assisted sale will be sold on the day the payment first becomes due, or as soon thereafter as practicable; (b) such Shares may be sold as part of a block trade with other Participants in the Plan in which all Participants receive an average price; (c) the applicable Participant will be responsible for all broker’s fees and other costs of sale, and by accepting an Award, each Participant agrees to indemnify and hold the Company and its Directors, officers and other Employees harmless from any losses, costs, damages, or expenses relating to any such sale; (d) to the extent the Company or its designee receives proceeds of such sale that exceed the amount owed, the Company will pay such excess in cash to the applicable Participant as soon as reasonably practicable; (e) the Company and its designees are under no obligation to arrange for such sale at any particular price; and (f) in the event the proceeds of such sale are insufficient to satisfy the Participant’s applicable obligation, the Participant may be required to pay immediately upon demand to the Company or its designee an amount in cash sufficient to satisfy any remaining portion of the Participant’s obligation.

*  *  *  *  *

2026 PROXY STATEMENT | B-19

Appendix C

Reconciliation of Certain GAAP to Non-GAAP Financial Information

We sometimes use financial measures that are derived from the condensed consolidated financial statements but that are not presented in accordance with generally accepted accounting principles in the U.S. (“GAAP”) to understand and evaluate our current operating performance and to allow for period-to-period comparisons. We believe these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. We are providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. Management uses these non-GAAP financial measures to evaluate the Company’s current operating performance and to allow for period-to-period comparison. As net special items may vary from period-to-period in nature and amount, the adjustment to exclude net special items allows management an additional tool to understand our core operating performance.

The tables below present the reconciliations of the following GAAP measures to their non-GAAP measures:

∎	Pre-Tax Income (GAAP measure) to Pre-Tax Income Excluding Net Special Items (non-GAAP measure);

∎	Pre-Tax Income Margin (GAAP measure) to Pre-Tax Income Margin Excluding Net Special Items (non-GAAP measure);

∎	Net Income (GAAP measure) to Net Income Excluding Net Special Items (non-GAAP measure); and

∎	Basic and Diluted Earnings Per Share (GAAP measure) to Basic and Diluted Earnings Per Share Excluding Net Special Items (Non-GAAP measure).

	12 Months Ended December 31,
Reconciliation of Pre-Tax Income (Loss) Excluding Net Special Items	2025	2024	2023
	(in millions, other than percentages)

Pre-tax income as reported	$190	$1,154	$1,121

Pre-tax net special items:

Mainline operating special items, net(1)	159	610	971

Regional operating special items, net(2)	3	33	8

Nonoperating special items, net(3)	—	24	362

Total pre-tax net special items	162	667	1,341

Pre-tax income excluding net special items	$352	$1,821	$2,462

Calculation of Pre-Tax Margin

Pre-tax income as reported	$190	$1,154	$1,121

Total operating revenues as reported	$54,633	$54,211	$52,788

Pre-tax margin	0.3%	2.1%	2.1%

Calculation of Pre-Tax Margin Excluding Net Special Items

Pre-tax income excluding net special items	$352	$1,821	$2,462

Total operating revenues as reported	$54,633	$54,211	$52,788

Pre-tax margin excluding net special items	0.6%	3.4%	4.7%

2026 PROXY STATEMENT | C-1

12 Months Ended December 31, 2025
Reconciliation of Net Income Excluding Net Special Items	(in millions, except share and per share amounts)

Net Income as Reported	$111

Net special items:

Total pre-tax net special items(1),(2)	162

Net tax effect of net special items	(36)

Net income excluding net special items	$237

Reconciliation of Basic and Diluted Earnings Per Share Excluding Net Special Items

Net income excluding net special items	$237

Shares used for computation (in thousands):

Basic	659,964

Diluted	661,052

Earnings per share excluding net special items:

Basic	$0.36

Diluted	$0.36

Note: Amounts may not recalculate due to rounding.

FOOTNOTES:

(1)

The 2025 twelve month period mainline operating special items, net principally included adjustments to litigation reserves, severance-related expenses and a one-time charge for adjustments to vacation accruals resulting from pay rate increases effective January 1, 2025, related to the ratification of the contract extension in the fourth quarter of 2024 with the Company’s mainline maintenance and fleet service team members.

The 2024 twelve month period mainline operating special items, net included $605 million of one-time charges resulting from the ratifications of new collective bargaining agreements with our mainline flight attendants and passenger service team members.

The 2023 twelve month period mainline operating special items, net principally included $989 million of one-time charges resulting from the ratification of a new collective bargaining agreement with our mainline pilots, including a one-time payment of $754 million as well as adjustments to other benefit-related items of $235 million.

(2)

The 2024 twelve month period regional operating special items, net included a $33 million non-cash write down of regional aircraft resulting from the decision to permanently park 43 Embraer 145 aircraft.

(3)	Principally included charges associated with debt refinancings and extinguishments as well as mark-to-market net unrealized gains and losses associated with certain equity investments.

Free Cash Flow

Our free cash flow summary is presented in the table below, which is a non-GAAP measure that management believes is useful information to investors and others in evaluating our ability to generate cash from our core operating performance that is available for use to reinvest in the business or to reduce debt. We define free cash flows as net cash provided by operating activities less net cash used in investing activities, adjusted for (1) net purchases or sales of short-term investments and (2) change in restricted cash. We believe that calculating free cash flow as adjusted for these items is more useful for investors because short-term investment activity and restricted cash are not representative of activity core to our operations.

This non-GAAP measure may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared

C-2 | 2026 PROXY STATEMENT

in accordance with GAAP. Our calculation of free cash flow is not intended, and should not be used, to measure the residual cash flow available for discretionary expenditures because, among other things, it excludes mandatory debt service requirements and certain other non-discretionary expenditures.

Year Ended December 31, 2025
(in millions)

Net cash provided by operating activities	$3,099

Adjusted net cash used in investing activities(1)	(3,182)

Free cash flow	$(83)

(1) The following table provides a reconciliation of adjusted net cash used in investing activities for the year ended December 31, 2025 (in millions):

Net cash used in investing activities	$(1,894)

Adjustments:

Net sales of short-term investments	(1,284)

Increase in restricted cash	(4)

Adjusted net cash used in investing activities	$(3,182)

2026 PROXY STATEMENT | C-3

P.O. BOX 8016, CARY, NC 27512-9903

American Airlines Group Inc. For Stockholders of record as of April 13, 2026	Internet: www.proxypush.com/AAL • Cast your vote online • Have your Proxy Card ready • Follow the simple instructions to record your vote
Wednesday, June 10, 2026 9:00 AM, Central Time Annual Meeting to be held via the internet - please visit www.proxydocs.com/AAL for more details.	Phone: 1-866-570-3320 • Use any touch-tone telephone • Have your Proxy Card ready • Follow the simple recorded instructions
Mail: • Mark, sign and date your Proxy Card • Fold and return your Proxy Card in the postage-paid envelope provided
YOUR VOTE IS IMPORTANT! PLEASE VOTE BY: 9:00 AM, Central Time, June 10, 2026.	Virtual: You must register to attend the meeting online and/or participate at www.proxydocs.com/AAL

This proxy is being solicited on behalf of the Board of Directors

The undersigned hereby appoints Robert D. Isom and Stephen L. Johnson (the “Named Proxies”), and each or either of them, as the true and lawful attorneys of the undersigned, with full power of substitution and revocation, and authorizes them, and each of them, to vote all the shares of capital stock of American Airlines Group Inc. which the undersigned is entitled to vote at said meeting and any adjournment thereof upon the matters specified and upon such other matters as may be properly brought before the meeting or any adjournment thereof, conferring authority upon such true and lawful attorneys to vote in their discretion on such other matters as may properly come before the meeting and any proxy heretofore given.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, SHARES WILL BE VOTED IDENTICAL TO THE BOARD OF DIRECTORS’ RECOMMENDATION. This proxy, when properly executed, will be voted in the manner directed herein. In their discretion, the Named Proxies are authorized to vote upon such other matters that may properly come before the meeting or any adjournment or postponement thereof.

You are encouraged to specify your choice by marking the appropriate box (SEE REVERSE SIDE) but you need not mark any box, if you wish to vote in accordance with the Board of Directors’ recommendation. The Named Proxies cannot vote your shares unless you sign (on the reverse side) and return this card.

PLEASE BE SURE TO SIGN AND DATE THIS PROXY CARD AND MARK ON THE REVERSE SIDE

Copyright © 2026 BetaNXT, Inc. or its affiliates. All Rights Reserved

American Airlines Group Inc. Annual Meeting of Stockholders

Please make your marks like this:

Overview of Proposals:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE:

FOR PROPOSALS 1, 2, 3, 4 AND 5

AGAINST PROPOSALS 6 AND 7

	PROPOSAL	YOUR VOTE			BOARD OF DIRECTORS RECOMMENDS
1.	A proposal to elect 12 directors to serve until the 2027 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified
		FOR	AGAINST	ABSTAIN
	1.01 Adriane M. Brown	☐	☐	☐	FOR

	1.02 John T. Cahill	☐	☐	☐	FOR

	1.03 Mary N. Dillon	☐	☐	☐	FOR

	1.04 Kathryn M. Farmer	☐	☐	☐	FOR

	1.05 Matthew J. Hart	☐	☐	☐	FOR

	1.06 Robert D. Isom	☐	☐	☐	FOR

	1.07 Susan D. Kronick	☐	☐	☐	FOR

	1.08 Martin H. Nesbitt	☐	☐	☐	FOR

	1.09 Vicente Reynal	☐	☐	☐	FOR

	1.10 Gregory D. Smith	☐	☐	☐	FOR

	1.11 Douglas M. Steenland	☐	☐	☐	FOR

	1.12 Howard I. Ungerleider	☐	☐	☐	FOR

		FOR	AGAINST	ABSTAIN
2.	A proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026	☐	☐	☐	FOR

3.	A proposal to approve, on a non-binding, advisory basis, executive compensation as disclosed in the Proxy Statement for the 2026 Annual Meeting of Stockholders	☐	☐	☐	FOR

4.	A proposal to amend our Restated Certificate of Incorporation to limit the liability of our officers as permitted by Delaware law	☐	☐	☐	FOR

5.	A proposal to approve the Amended and Restated 2023 Incentive Award Plan	☐	☐	☐	FOR

6.	Advisory vote on stockholder proposal for stockholder right to act by written consent, if properly presented	☐	☐	☐	AGAINST

7.	Advisory vote on stockholder proposal regarding cumulative voting for Board elections, if properly presented	☐	☐	☐	AGAINST

8.	Such other business as may properly come before the 2026 Annual Meeting of Stockholders or any adjournments or postponements of the Annual Meeting

You must register to attend the meeting online and/or participate at www.proxydocs.com/AAL

Authorized Signatures must be completed for your instructions to be executed.

Please sign exactly as your name(s) appears on your account. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy/Vote Form.

Signature (and Title if applicable)	Date	Signature (if held jointly)	Date